Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NATIONWIDE MUTUAL INSURANCE COMPANY,

HARLEYSVILLE MUTUAL INSURANCE COMPANY,

NATIONALS SUB, INC.,

and

HARLEYSVILLE GROUP INC.

Dated as of September 28, 2011

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		Page

Section 11.14	Venue	97
Section 11.15	Joint Preparation	98
Section 11.16	Interpretation	98

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 28, 2011, by and among NATIONWIDE MUTUAL INSURANCE COMPANY, an Ohio mutual insurance company (“Nationwide Mutual”), HARLEYSVILLE MUTUAL INSURANCE COMPANY, a Pennsylvania mutual insurance company (“Harleysville Mutual”), NATIONALS SUB, INC., a Delaware corporation (“Merger Sub”), and HARLEYSVILLE GROUP INC., a Delaware corporation (“HGI”).  Nationwide Mutual, Harleysville Mutual, Merger Sub, and HGI are herein sometimes referred to collectively as the “Parties” and each individually as a “Party”.

RECITALS

A.            Merger Sub is a wholly-owned subsidiary of Nationwide Mutual, and Harleysville Mutual owns approximately 54% of the issued and outstanding shares of the common stock of HGI.

B.            The Board of Directors of Nationwide Mutual deems it advisable and in the best interests of its policyholders to effect the merger of Harleysville Mutual with and into Nationwide Mutual upon the terms and subject to the conditions set forth herein (the “Parent Merger”).

C.            The Board of Directors of Harleysville Mutual deems it advisable and in the best interests of Harleysville Mutual to effect the Parent Merger, after consideration of the impact of the merger on Harleysville Mutual’s constituents, including agents, creditors, employees, policyholders and the communities in which Harleysville Mutual facilities are located.

D.            The respective Boards of Directors of Merger Sub and HGI deem it advisable and in the best interests of the stockholders of their respective companies to effect the merger of Merger Sub with and into HGI upon the terms and subject to the conditions set forth herein (the “Subsidiary Merger”, and together with the Parent Merger, the “Mergers”).

E.             The respective Boards of Directors of each of the Parties have approved this Agreement and the Transactions.

F.             Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Nationwide Mutual and Merger Sub’s willingness to enter into this Agreement, Nationwide Mutual is entering into a voting agreement with Harleysville Mutual (the “Voting Agreement”), pursuant to which Harleysville Mutual has agreed, among other things, to vote in favor of the Subsidiary Merger in accordance with the terms and conditions thereof.

G.            The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers.

H.            The Parties intend that the Parent Merger qualify, for federal income tax purposes, as a reorganization under Section 368(a) of the Code (as defined in Article I hereof).

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements set forth herein, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following words or phrases have the following meanings:

“Adverse Recommendation Change” shall have the meaning set forth in Section 7.2(d).

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director, or controlling Person of such Person.  The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, membership interests, by contract, the power to appoint directors or trustees or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Agreement and Plan of Merger, including all Exhibits and Schedules.

“Alternative Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, affiliation, reorganization, demutualization, conversion recapitalization, liquidation, dissolution or other similar transaction involving Harleysville Mutual, HGI or any of their respective Subsidiaries; (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of Harleysville Mutual, HGI or any Subsidiary of HGI, of Assets that constitute 20% or more of the fair market value of the Assets of Harleysville Mutual and HGI and their Subsidiaries, taken as a whole; (c) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of 20% or more of any class of equity securities of HGI; or (d) any other transaction having a similar effect to those described in clauses (a) through (c), above, in each case, other than the Mergers and the Transactions.

“Alternative Transaction Proposal” means any offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by Nationwide Mutual or an Affiliate of Nationwide Mutual), relating to an Alternative Transaction.

“Annual Statements” means, with respect to any Person, the annual statements of such Person filed with or submitted to the insurance Governmental Entity in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such Governmental Entity.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“ASPP” shall have the meaning set forth in Section 3.2(d).

“ASPP Current Offering Period” shall have the meaning set forth in Section 3.2(d).

“ASPP Termination Time” shall have the meaning set forth in Section 3.2(d).

“Assets” means, as to a Person, all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, and choses in action thereunto belonging, including Environmental Permits, Investment Assets, Intellectual Property, Contracts, Licenses, privileges and all other assets whatsoever, tangible or intangible, of such Person.

“Benefit Plans” shall have the meaning set forth in Section 5.18(a).

“Business” means, as to a Person, the business, operations, activities and affairs of such Person.

“Business Day” means any day other than Saturday, Sunday or any other day in which commercial banks in New York, New York, are required to or permitted to be closed.

“Cashed Shares” shall have the meaning set forth in Section 3.3(c).

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System.

“Certificates” shall have the meaning set forth in Section 3.3(b).

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Agreement” means a written and legally binding agreement with a taxing authority relating to Taxes.

“Closing Date” shall have the meaning set forth in Section 2.4.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law, and the rules and regulations issued by the Internal Revenue Service pursuant to the Code or any successor Law.

“Company Stock Award” shall have the meaning set forth in Section 3.2(b).

“Computer Software” means any and all computer software or programs consisting of sets of statements or instructions to be used, directly or indirectly, in a computer, including the following: (a) all source code, object code and natural language code therefor and all component modules thereof, (b) all versions thereof, (c) all screen displays and designs thereof, (d) all databases and compilations, including any and all data and compilations of data, and (e) all user, technical, training, and other documentation relating to any of the foregoing.

“Computer Systems” means any and all computer hardware, networks, and platforms.

“Confidential Information” means all information about a Party furnished by a Party or its Representatives to any of the other Parties or their respective Representatives, whether furnished before or after the date of this Agreement, regardless of the manner in which it is furnished, together with all analyses, compilations, studies or other documents prepared by any of the other Parties or their Representatives that reflect or are generated from such information. Confidential Information does not include, however, information about a Party which: (a) is or becomes generally available to the public other than as a result of a disclosure by any of the other Parties or their Representatives; (b) became or becomes available to any of the other Parties or their Representatives from a source (other than the Party or its Representatives) that is not bound by a confidentiality agreement or otherwise prohibited from delivering or submitting the information to the other Parties as a result of a contractual, legal, or fiduciary obligation; (c) was within the other Party’s possession prior to its being furnished to the other Party by the Party or its Representatives, provided that the source of such information was not known by the other Party to be bound by a confidentiality agreement or otherwise prohibited from delivering or submitting the information to the other Party as a result of a contractual, legal, or fiduciary obligation; or (d) was independently developed without the use of any Confidential Information of such other Party by Representatives of the Party who have had no access to such information.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2(b)(i).

“Consent or Filing” shall have the meaning set forth in Section 4.4(b).

“Continuing Employee” shall have the meaning set forth in Section 7.10.

“Contract” means any contract, agreement, commitment, indenture, note, bond, mortgage, license, lease, or assignment, in each case whether oral or written and whether express or implied.

“Core Governmental Approvals” means (a) the approval of the Parent Merger by the Pennsylvania Commissioner and the Ohio Superintendent under the Pennsylvania Insurance Law and the Ohio Insurance Law, respectively, and such other applications, registrations, declarations, filings, authorizations, Orders, consents and approvals as may be required under the Laws of other jurisdictions, including the jurisdictions set forth in Section 1.1(a) of the Nationwide Mutual Disclosure Schedule and Section 1.1(a) of the HGI Disclosure Schedule; (b) the approval of the Meeting Notices, as contemplated by Section 8.1(b); (c) the filings required under the HSR Act and the expiration or earlier termination of any waiting period applicable to the Mergers under the HSR Act; and (d) the filing of appropriate documents with and such consents as may be required under the Investment Company Act and the Investment Advisers Act.

“Delaware Certificate of Merger” means a certificate of merger in such form as required by, and executed and acknowledged in accordance with, the DGCL.

“Derivative Transaction” means any transaction that is a Contract, agreement, swap, warrant, note, or option, that is based, in whole or in part, on the value of, any interest in, or any quantitative measure or the occurrence of any event relating to, one or more commodities, securities, currencies, interest, or other rates, indices, or other assets.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Dissenting Shares” shall have the meaning set forth in Section 3.4(a).

“DTC” shall have the meaning set forth in Section 3.3(b).

“DTC Payment” shall have the meaning set forth in Section 3.3(b).

“Effective Time” shall have the meaning set forth in Section 2.5(c).

“Effective Time of the Parent Merger” shall have the meaning set forth in Section 2.5(a).

“Effective Time of the Subsidiary Merger” shall have the meaning set forth in Section 2.5(b).

“Environmental Claim” means any Proceeding or Order arising:  (a) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Substances or actual or alleged activity associated with any Hazardous Substances; (c) from any abatement, removal, remedial, corrective or other response action in connection with any Hazardous Substances, Environmental Law or other Order of any Governmental Entity; or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.  Environmental Claim shall not include claims for coverage made in the Ordinary Course of Business by or against an insured pursuant to any Insurance Contract.

“Environmental Law” means any applicable Law pertaining to:  (a) the regulation and protection of human health and safety and the outdoor environment; (b) the protection or use of the environment and natural resources, including surface water and ground water; (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Substances; or (d) pollution (including any release of Hazardous Substances into air, land, surface water, and ground water); and includes the following federal statutes (and their implementing regulations and the analogous state statutes and regulations):  (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984; and (iii) the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977.

“Environmental Permit” means any permit, license, variance, certificate, consent, letter, clearance, closure, exemption, authorization, decision, action, or approval required to be obtained from any Governmental Entity with jurisdiction over and pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor Act and the rules and regulations thereunder or under any successor Law.

“ERISA Controlled Group” means the group of companies that are required to be considered as one employer for ERISA purposes pursuant to the rules contained in Sections 414(b), 414(c), 414(m) of the Code and the first sentence of Section 414(o) of the Code.

“ESPP” shall have the meaning set forth in Section 3.2(c).

“ESPP Current Offering Period” shall have the meaning set forth in Section 3.2(c).

“ESPP Termination Time” shall have the meaning set forth in Section 3.2(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Law, and the rules and regulations of the SEC promulgated thereunder or under any successor Law.

“Exchange Agent” shall have the meaning set forth in Section 3.3(a).

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Expenses” shall have the meaning set forth in Section 10.3(b).

“Financial Statements” means balance sheets, statements of income, and statements of cash flows, including all notes, schedules, exhibits, and other attachments thereto, whether consolidated, combined or separate, or audited or unaudited, or prepared in accordance with SAP or GAAP, as the case may be.

“FTC” means the United States Federal Trade Commission or any successor agency.

“GAAP” means United States generally accepted accounting principles as in effect from time to time applied consistently throughout the periods involved.

“Governing Documents” means the Articles of Incorporation, as amended, and the Amended and Restated Bylaws of Harleysville Mutual.

“Governmental Approvals” means the Core Governmental Approvals and the Consents or Filings identified or described in Section 4.4(b) of the Harleysville Mutual Disclosure Schedule and Section 5.4(b) of the HGI Disclosure Schedule.

“Governmental Entity” means any government or political subdivision or regulatory authority (including of the United States of America), whether federal, state, or local, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, or local court or arbitrator.

“Harleysville Actuarial Analysis” means each and every actuarial report, and all attachments, supplements, addenda and modifications thereto prepared for or on behalf of Harleysville Mutual, any Harleysville Mutual Subsidiary, HGI, or any Subsidiary of HGI, by any

Harleysville Actuary, or delivered by the Harleysville Actuaries to Harleysville Mutual, any Harleysville Mutual Subsidiary, HGI, or any Subsidiary of HGI, since December 31, 2008, in which a Harleysville Actuary has (a) either expressed an opinion on the adequacy of the reserves of Harleysville Mutual, any Harleysville Mutual Subsidiary, HGI, or any Subsidiary of HGI, or (b) expressed an opinion as to the adequacy of such premiums or made a recommendation as to the premiums that should be charged by Harleysville Mutual, any Harleysville Mutual Subsidiary, HGI, or any Subsidiary of HGI.

“Harleysville Actuary” or “Harleysville Actuaries” means each actuary, independent or otherwise, that has reviewed, on behalf of Harleysville Mutual, any Harleysville Mutual Subsidiary, HGI, or any Subsidiary of HGI, the reserves for Losses and loss adjustment expenses of Harleysville Mutual, any Harleysville Mutual Subsidiary, HGI, or any Subsidiary of HGI, and/or its respective premium rates for Insurance Contracts in each of the years commencing after December 31, 2008.

“Harleysville Decrease In Statutory Net Unrealized Losses” means the negative amount in the account titled “change in net unrealized capital gains (losses) less capital gains tax” calculated for the period August 31, 2011 through the last day of the month ending immediately prior to the Closing Date, consistent with Line 24, on page 4, titled “STATEMENT OF INCOME”, of the Harleysville Mutual Insurance Company and Subsidiaries Combined Annual Statement for the year ended December 31, 2010, prepared as of the last day of the month ending immediately prior to the Closing Date and reflected in a certificate signed by the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of Harleysville Mutual dated as of the Closing Date.  For the avoidance of doubt, Harleysville Decrease In Statutory Net Unrealized Gains (Losses) may represent only a number less than or equal to zero.

“Harleysville Consolidated Surplus” means the statutory surplus of Harleysville Mutual and its property and casualty subsidiaries, the calculation of which shall conform to and be consistent with Line 37, “Surplus as regards policyholders”, from the schedule on page 3, titled “LIABILITIES, SURPLUS AND OTHER FUNDS”, of the Harleysville Mutual Insurance Company and Subsidiaries Combined Annual Statement for the year ended December 31, 2010, prepared as of the last day of the month ending immediately prior to the Closing Date and reflected in a certificate signed by the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of Harleysville Mutual dated as of the Closing Date.

“Harleysville East” means the following:  Connecticut, Delaware, District of Columbia, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Vermont and Virginia.

“Harleysville Material Adverse Change” means a financial strength ratings downgrade by A.M. Best Company of the Harleysville property/casualty pooling members to B+ or lower.

“Harleysville Mutual” shall have the meaning set forth in the introduction to this Agreement.

“Harleysville Mutual Disclosure Schedule” means the disclosure schedule delivered by Harleysville Mutual to Nationwide Mutual, dated the date of this Agreement.

“Harleysville Mutual Policyholder Information Statement” shall have the meaning set forth in Section 8.1(c).

“Harleysville Mutual Real Property” means any real property in which Harleysville Mutual or any of its Affiliates holds a Lien, owns an interest, or actively manages.

“Harleysville Mutual Reinsurance Treaties” means all reinsurance, coinsurance or similar treaties or agreements that could reasonably be expected to create a receivable or payable in excess of $1,000,000 per year, including retrocessional agreements, to which Harleysville Mutual or any Harleysville Mutual Subsidiary is a party.

“Harleysville Mutual Subsidiary” or “Harleysville Mutual Subsidiaries” means the Subsidiaries of Harleysville Mutual and shall include any Affiliate or Subsidiary of Harleysville Mutual as to which Harleysville Mutual or a Harleysville Mutual Subsidiary has guaranteed any obligations or owns any interest; provided that HGI (nor any of its Subsidiaries) shall not be included within the definition of Harleysville Mutual Subsidiary.

“Harleysville Parties” or “Harleysville Party” means Harleysville Mutual and HGI.

“Harleysville Parties’ Specific Representations” shall have the meaning set forth in Section 9.3(a).

“Harleysville SAP Statements” shall have the meaning set forth in Section 4.5(a)(iv).

“Hazardous Substances” means chemicals, products, compounds, by-products, pollutants, contaminants, hazardous or solid wastes, or toxic or hazardous substances regulated under any Environmental Law, including asbestos or asbestos-containing materials, polychlorinated biphenyls, pesticides and oils, petroleum and petroleum products.

“HGI” shall have the meaning set forth in the introduction to this Agreement.

“HGI Disclosure Schedule” means the disclosure schedule delivered by HGI to Nationwide Mutual, dated the date of this Agreement.

“HGI Financial Statements” shall have the meaning set forth in Section 5.5(a).

“HGI Interim Financial Statements” shall have the meaning set forth in Section 5.5(a).

“HGI Real Property” means any real property in which HGI or any of its Subsidiaries or Affiliates holds a Lien, owns an interest, or actively manages.

“HGI Reinsurance Treaties” means all reinsurance, coinsurance or similar treaties or agreements that could reasonably be expected to create a receivable or payable in excess of $1,000,000 per year, including retrocessional agreements, to which HGI or any HGI Subsidiary is a party.

“HGI’s SEC Documents” means all reports, schedules, proxy statements, forms, and other documents required to be filed by HGI with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, or any successor statute, and the rules and regulations promulgated thereunder, including pursuant to Section 13(a) or 15(d) thereof, from January 1, 2009 to the date of this Agreement (including the exhibits thereto and documents incorporated by reference therein).

“HGI Stock Plans” shall have the meaning set forth in Section 3.2(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor Law, and the rules and regulations promulgated thereunder or under any successor Law.

“Indemnitees” shall have the meaning set forth in Section 7.7(a).

“Information Statements” shall have the meaning set forth in Section 8.1(d).

“Insurance Contract” means any Contract of insurance, including property and casualty insurance contracts, reinsurance contracts, variable annuity and fixed annuity Contracts or products, life insurance Contracts, funding agreements and any other Contract, agreement or product regulated by the insurance Laws of any jurisdiction.

“Insurance License” means any License granted by a Governmental Entity to transact an insurance or reinsurance business, issue fixed or variable annuity Contracts or products, or issue life Insurance Contracts or property and casualty Insurance Contracts.

“Intellectual Property” means (a) trademarks, service marks, brand names, trade dress, assumed names, trade names, and other indications of origin, together with the goodwill associated with the foregoing, along with all applications, registrations, renewals and extensions thereof; (b) inventions, discoveries, and ideas, whether patentable or not in any jurisdiction; (c) patents, applications for patents (including divisions, continuations, continuations in part, and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (d) nonpublic information, trade secrets, and Confidential Information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (e) copyrights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, and any renewals or extensions thereof; and (f) Computer Software.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, or any successor Law, and the rules and regulations of the SEC promulgated thereunder or under any successor Law.

“Investment Assets” means bonds, notes, debentures, mortgage loans, collateral loans, and all other instruments of indebtedness, stocks, partnership, or joint venture interests, and all other equity interests (including equity interests in Subsidiaries or other Affiliates), real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property, and interests therein, and all other assets acquired for investment purposes.

“Investment Company Act” means the Investment Company Act of 1940, as amended, or any successor Law, and the rules and regulations of the SEC promulgated thereunder, or under any successor Law.

“IRCA” means the Immigration Reform and Control Act of 1986, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means all matters with respect to which any such Person or its Affiliates have received written notice, or (a) as to the Harleysville Parties and their Subsidiaries, the actual knowledge of the officers of the Harleysville Parties and their Subsidiaries listed in Section 1.1(b) of the Harleysville Mutual Disclosure Schedule and Section 1.1(b) of the HGI Disclosure Schedule, and, with respect to each, the knowledge such Person would have following reasonable inquiry regarding such fact or other matter; and (b) as to the Nationwide Parties and their Subsidiaries, the actual knowledge of the officers of the Nationwide Parties and their Subsidiaries listed in Section 1.1(b) of the Nationwide Mutual Disclosure Schedule, and, with respect to each, the knowledge such Person would have following reasonable inquiry regarding such fact or other matter.

“Law” means any applicable Order, constitution, Code, law, ordinance, principle of common law, rule, regulation, statute, treaty, judgment, or any binding judicial or administrative interpretation thereof, enacted, promulgated, issued, enforced, or entered by any Governmental Entity.

“Liability” means a liability, obligation, claim, or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent, or other, and whether known or unknown), including any liability, obligation, claim, or cause of action arising pursuant to or as a result of an Insurance Contract or pursuant to any Environmental Claim.

“License” means a license, certificate of authority, franchise, permit, or other authorization to transact an activity or business, whether granted by a Governmental Entity or by any other Person.

“Lien” means a lien, mortgage, hypothecation, deed of trust, deed to secure debt, option, pledge, security interest, charge, claim, levy, or other encumbrance of any kind.

“Losses” means all losses, claims, damages, costs, expenses, Liabilities and judgments, including court costs and attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, fact, condition, change, circumstance, development, or effect of any character that (a) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, Assets, Liabilities, results of operations or condition (financial or otherwise) of such Person or (b) would prevent or materially impair or delay the ability of such Person to consummate the Transactions or otherwise prevent the Person from performing its obligations under the Transaction Documents, except to the extent that such event, occurrence, fact, condition, change, circumstance, development, or effect results from: (1) general economic or political conditions or changes therein; (2) changes in, or events affecting, the industries in which such Person operates; (3) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of war, or the occurrence of acts of terrorism, except in the event, and only to the extent, of any damage or destruction to or loss of such Person’s, or its Subsidiaries’, physical properties; (4) any change in GAAP, or in the interpretation thereof, as imposed upon such Person, its Subsidiaries, or its respective Businesses or any change in Law, or in the interpretation thereof; (5) any event, occurrence, fact, condition, change, development, or effect resulting from compliance by such Person, or its Subsidiaries with the terms of this Agreement and the Transaction Documents; or (6) earthquakes, hurricanes or other natural disasters; provided, that in the cases of clauses (1) through (3) and (6), any such event, occurrence, fact, condition, change, circumstance, development, or effect which disproportionately adversely affects (i) such Person or its Subsidiaries relative to other participants in the industries in which such Person or its Subsidiaries operate shall not be excluded from the determination of whether there has been a Material Adverse Effect or (ii) the ability of such Person or its Subsidiaries to timely consummate the Transactions, and provided, further, that the exceptions in clauses (1) through (5) shall apply only to the extent such event, occurrence, fact condition, change, circumstance, development, or effect does not relate only to (or have the effect of relating only to) the Harleysville Parties or their respective Subsidiaries.  The Person claiming the exceptions in clauses (1) through (6) shall bear the burden of proof that any such event, occurrence, fact, condition, change, circumstance, development, or effect was caused by any of clauses (1) through (6).  Notwithstanding the foregoing, any Proceeding(s) by a third party other than a Governmental Entity related to the Transactions shall not constitute a Material Adverse Effect.

“Maximum Premium” shall have the meaning set forth in Section 7.7(b).

“Meeting Notices” shall have the meaning set forth in Section 8.1(b).

“Member” means, as to Nationwide Mutual, each policyholder of Nationwide Mutual entitled to vote upon this Agreement as provided in Section 3941.07 of the Ohio Insurance Law, and, as to Harleysville Mutual, each policyholder of Harleysville Mutual who, as a member of Harleysville Mutual under its Governing Documents, is entitled to vote upon the Parent Merger as provided under Pennsylvania Insurance Law and the Pennsylvania BCL.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Sub” shall have the meaning set forth in the introduction of this Agreement.

“Mergers” shall have the meaning set forth in the Recitals to this Agreement.

“NAIC” means the National Association of Insurance Commissioners.

“Nationwide Benefit Plan” shall have the meaning set forth in Section 6.1(n)(i).

“Nationwide Mutual” shall have the meaning set forth in the introduction to this Agreement.

“Nationwide Mutual Policyholder Information Statement” shall have the meaning set forth in Section 8.1(d).

“Nationwide Mutual SAP Statements” shall have the meaning set forth in Section 6.1(d)(iv).

“Nationwide Mutual Subsidiaries” means the Subsidiaries of Nationwide Mutual.

“Nationwide Parties” or “Nationwide Party” means Nationwide Mutual and Merger Sub.

“Nationwide Parties’ Specific Representations” shall have the meaning set forth in Section 9.2(a).

“Nationwide Surplus” means the statutory surplus of Nationwide Mutual and its property and casualty affiliates, the calculation of which shall conform to and be consistent with Line 37, “Surplus as regards policyholders”, from the schedule on page 3, titled “LIABILITIES, SURPLUS AND OTHER FUNDS”, of the Nationwide Mutual Combined Annual Statement for the year ended December 31, 2010, prepared as of the last day of the month ending immediately prior to the Closing Date and reflected in a certificate signed by the Chief Executive Officer and Chief Financial Officer of Nationwide Mutual dated as of the Closing Date.

“Notices” shall have the meaning set forth in Section 11.1.

“NPL” means the National Priority List.

“Ohio Insurance Law” means Title 39 of the Ohio Revised Code, as amended, and the rules and regulations promulgated thereunder.

“Ohio Superintendent” means the Superintendent of Insurance of the State of Ohio.

“Option” shall have the meaning set forth in Section 3.2(a).

“Option Cancellation Consideration” shall have the meaning set forth in Section 3.2(a).

“Order” means an order, including an order to show cause, writ, ruling, decision, award, verdict, judgment, directive, injunction, or decree of any Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business of each of the Parties and their Subsidiaries through the Effective Time consistent with past custom and practice (including with respect to quantity and frequency).

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Parent Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Parties” or “Party” shall have the meanings set forth in the introduction to this Agreement.

“Pennsylvania Articles of Merger” means the articles of merger in such form as required by, and executed and acknowledged in accordance with the relevant provisions of the Pennsylvania BCL.

“Pennsylvania Attorney General” means the Attorney General of the Commonwealth of Pennsylvania.

“Pennsylvania BCL” means the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa.C.S.A sec. 501 et seq.

“Pennsylvania Commissioner” means the Commissioner of Insurance of the Commonwealth of Pennsylvania.

“Pennsylvania Insurance Law” means all Laws and notices of the Commonwealth of Pennsylvania or any Governmental Entity thereof that are applicable to the business of insurance or the regulation of insurance holding companies, including Title 40 of Pennsylvania Consolidated Statutes, the Pennsylvania BCL, and the GAA Amendments.

“Pennsylvania Secretary of the Commonwealth” means the Secretary of State of the Commonwealth of Pennsylvania.

“Permitted Liens” means, as to a Party hereto: (a) those Liens set forth in the Nationwide Mutual Disclosure Schedule, the Harleysville Mutual Disclosure Schedule or the HGI Disclosure Schedule, as applicable, or otherwise approved in writing by the other Parties, (b) any Lien that is set forth in the public records or in title reports or title insurance binders that have been made available to the other Parties relating to any interest in the real property set forth in the Nationwide Mutual Disclosure Schedule, the Harleysville Mutual Disclosure Schedule, or the HGI Disclosure Schedule, as applicable, (c) Liens for water and sewer charges and current Taxes not yet due and payable or being contested in good faith, (d) Liens arising from securities lending activities undertaken in the Ordinary Course of Business of a Person, (e) mortgages or security interests shown in any of the Parties’ SAP Statements or the HGI Financial Statements or HGI Interim Financial Statements, as the case may be, as securing specified Liabilities, (f) mortgages or security interests incurred in connection with the purchase of Assets in the Ordinary Course of Business after the date of any of the Parties’ SAP Statements or the HGI Financial Statements or HGI Interim Financial Statements, as the case may be (such mortgages and security interests being limited to the Assets so acquired), (g) minor imperfections of title, if any, none of which is substantial in amount or materially detracts from the value or impairs the use of the real property subject thereto, (h) zoning Laws and other land use restrictions that do not materially impair the present or anticipated use of the real property subject thereto, and (i) other Liens (including mechanic’s, courier’s, worker’s, repairer’s, materialman’s, warehouseman’s, and other similar Liens) arising or incurred in the Ordinary Course of Business as would not, individually or in the aggregate, materially adversely affect the value of, or materially adversely interfere with the use of, the real property subject thereto.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, trust, joint venture, labor union, estate, unincorporated organization, or other entity.

“Pooling Agreement” means that certain Proportional Reinsurance Agreement, effective as of January 1, 1986, as amended, by and among HGI’s property and casualty Subsidiaries, Harleysville Mutual, and the other parties thereto.

“Proceeding” or “Proceedings” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by either private arbitration, mediation or litigation, or by or before, or otherwise involving, any Governmental Entity, other than any of the foregoing which relate to claims made in the Ordinary Course of Business pursuant to any Insurance Contract.

“Producer” means any insurance agent, third-party administrator, marketer, underwriter, wholesaler, broker, producer, reinsurance intermediary or distributor of insurance or any insurance product.

“Proxy Statement” shall have the meaning set forth in Section 8.2(a)(ii).

“Quarterly Statements” means, with respect to any Person, the quarterly statements of such Person filed with or submitted to the insurance Governmental Entity in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such Governmental Entity.

“Rating Agencies” shall have the meaning set forth in Section 4.21.

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, agents, and representatives (including any investment banker, financial advisor, accountant, legal counsel, agent, representative, or expert retained by or acting on behalf of such Person or its Subsidiaries).

“Risk-Based Capital” means the minimum amount of capital required to support insurance business operations and to underwrite coverage.

“Risk-Based Capital Reports” shall have the meaning set forth in Section 4.25.

“SAP” means statutory accounting practices prescribed by the NAIC and prescribed or permitted by the applicable insurance Governmental Entity applied on a consistent basis.

“SAP Statements” means Annual Statements and Quarterly Statements.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.24(a).

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” shall have the meaning set forth in Section 5.24(a).

“Spread” shall have the meaning set forth in Section 3.2(a).

“Stock-Based Consideration” shall have the meaning set forth in Section 3.2(b).

“Structured Products” means (a) notes or other instruments secured by collateral consisting primarily of debt securities and/or other types of debt obligations, including loans and credit default swaps, (b) securities whose benefits are derived from a discreet pool of assets, either fixed or revolving, that are acquired with the intention to convert into cash within a finite period of time under a recognized securitization program sponsored by any of the Harleysville Parties or their Affiliates, or (c) any other similar market-linked investment.

“Subsidiary” means, with respect to any Person, an Affiliate of such Person, more than 50% of any class of voting stock (or of any other form of voting equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

“Subsidiary Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Superior Proposal” means a bona fide, unsolicited written Alternative Transaction Proposal made by a third party (other than an Affiliate of the Harleysville Parties) and received by the Board of Directors of HGI and that such Board of Directors determines in good faith, after consultation with its outside legal counsel and independent financial adviser, and taking into account all legal, financial, regulatory, timing, and other aspects of the proposal and the Person making the proposal, that: (a) is reasonably likely to be consummated on the terms proposed, (b) if the per-share consideration is to be paid in cash, to the extent financing is required, such financing is then fully committed, (c) the per-share consideration offered is either payable solely in cash denominated in U.S. Dollars and/or marketable securities traded on a national securities exchange or NASDAQ and is greater than the Merger Consideration, and (d) is otherwise on terms that in the reasonable opinion of the Board of Directors of HGI will result in a more favorable transaction to the public stockholders of HGI than the Transactions; provided, however, that for purposes of this definition of “Superior Proposal”, the term Alternative Transaction Proposal shall have the meaning assigned to such term herein, except that all references to 20% in the definition of “Alternative Transaction” when it is used in the definition of Alternative Transaction Proposal shall be deemed to be a reference to 100%.

“Surviving Company” shall have the meaning set forth in Section 2.1(a).

“Surviving Subsidiary” shall have the meaning set forth in Section 2.1(b).

“Tax” means any federal, state, county, local, or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, premiums, sales and use, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, stamp, custom duties, severance or withholding taxes, other taxes, or similar charges of any kind whatsoever imposed by any Governmental Entity and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

“Tax Return” means a report, return, statement or other information required under any applicable Law to be filed or provided to any taxing authority with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes, Nationwide Mutual or any Nationwide Mutual Subsidiary on the one hand, or Harleysville Mutual or any Harleysville Mutual Subsidiary on the other hand, and any unitary or similar return, information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Ruling” means a written ruling of a taxing authority relating to Taxes.

“Termination Fee” shall have the meaning set forth in Section 10.3(a).

“Transactions” means the transactions contemplated by this Agreement, including the Mergers as set forth in the Recitals to this Agreement.

“Transaction Documents” means this Agreement and the Voting Agreement.

“Treasury Regulation” means the regulations promulgated by the United States Department of the Treasury pursuant to the Code.

“Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

ARTICLE II

THE MERGERS

Section 2.1             The Mergers. Upon the terms of this Agreement and subject to the satisfaction of the conditions set forth herein:

(a)           At the Effective Time of the Parent Merger, Harleysville Mutual shall be merged with and into Nationwide Mutual, in accordance with the applicable provisions of the Laws of the State of Ohio and the Commonwealth of Pennsylvania, and the separate corporate existence of Harleysville Mutual shall thereupon cease.  Nationwide Mutual, which will be the surviving company (hereinafter sometimes referred to as the “Surviving Company”), shall continue its corporate existence under the Laws of the State of Ohio under the name “Nationwide Mutual Insurance Company.”  Throughout this Agreement, the term “Nationwide Mutual” refers to Nationwide Mutual prior to the Parent Merger or to Nationwide Mutual as the surviving corporation in the Parent Merger, as the context requires.

(b)           At the Effective Time of the Subsidiary Merger, Merger Sub shall be merged with and into HGI, in accordance with the applicable provisions of the Laws of the State of Delaware, and the separate corporate existence of Merger Sub shall thereupon cease.  HGI, which shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Subsidiary”), shall continue its corporate existence under the Laws of the State of Delaware under the name “Harleysville Group Inc.”  Throughout this Agreement, the term “HGI” refers to HGI prior to the Subsidiary Merger or to HGI as the surviving corporation in the Subsidiary Merger, as the context requires.

Section 2.2             Effect of the Parent Merger.

(a)           Governing Documents.  At the Effective Time of the Parent Merger, (i) the Articles of Incorporation of Nationwide Mutual, as in effect immediately prior to the Parent Merger will be the Articles of Incorporation of the Surviving Company in the Parent Merger, until thereafter amended as provided by Law and such Articles of Incorporation, and (ii) the Code of Regulations of Nationwide Mutual, as in effect immediately prior to the Parent Merger, will be the Code of Regulations of the Surviving Company in the Parent Merger, until thereafter amended as provided by Law, the Articles of Incorporation, and the Code of Regulations.

(b)           Board of Directors and Officers.

(i)            The directors of Nationwide Mutual immediately prior to the Effective Time of the Parent Merger shall be the directors of the Surviving Company at and immediately following the Effective Time of the Parent Merger, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and Code of Regulations of the Surviving Company, until his or her successor is duly elected and qualified, or his or her earlier death, resignation, or removal in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Company.

(ii)           The officers of Nationwide Mutual immediately prior to the Effective Time of the Parent Merger shall be the officers of the Surviving Company at and immediately following the Effective Time, each of such officers to hold their respective offices, subject to the applicable provisions of the Articles of Incorporation and Code of Regulations of the Surviving Company, until his or her successor is duly elected and qualified, or his or her earlier death, resignation, or removal in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Company.

(c)           Members.  At the Effective Time of the Parent Merger, the policyholders of Harleysville Mutual will become policyholders of Nationwide Mutual and, as such, will become members of Nationwide Mutual and will have the same voting, liquidation and distribution rights with respect to Nationwide Mutual as the other policyholders of Nationwide Mutual.

(d)           Law.  Subject to the foregoing, the Parent Merger shall have the effects provided for in Section 3941.42 of the Ohio Insurance Law and Section 1929 of the Pennsylvania BCL.

Section 2.3             Effect of the Subsidiary Merger.

(a)           Governing Documents.  At the Effective Time of the Subsidiary Merger, (i) the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Subsidiary Merger, will be the Certificate of Incorporation of the Surviving Subsidiary until thereafter amended as provided by Law and such Certificate of Incorporation, and (ii) the Bylaws of Merger Sub, as in effect immediately prior to the Subsidiary Merger, shall be the Bylaws of the Surviving Subsidiary until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Subsidiary, and such Bylaws.

(b)           Board of Directors and Officers.

(i)            The directors of Merger Sub immediately prior to the Effective Time of the Subsidiary Merger shall be the directors of the Surviving Subsidiary immediately following the Effective Time of the Subsidiary Merger, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Subsidiary, until his or her successor is duly elected and qualified, or his or her earlier death, resignation, or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Subsidiary.

(ii)           The officers of HGI immediately prior to the Effective Time of the Subsidiary Merger shall be the officers of the Surviving Subsidiary at and immediately following the Effective Time of the Subsidiary Merger, each of such officers to hold the respective office set forth opposite his name, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Subsidiary, until his or her successor is duly elected and qualified, or his or her earlier death, resignation, or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Subsidiary.

(c)           Law.  Subject to the foregoing, the Subsidiary Merger shall have the effect provided for in Section 259 of the DGCL.

Section 2.4             Closing.  Unless this Agreement shall have been terminated and the Transactions shall have been abandoned pursuant to Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Article IX, the “Closing Date” shall be the first (1st) day of the month following the month in which the last of such conditions set forth in Article IX shall have been fulfilled or waived in accordance with this Agreement.  Notwithstanding Section 11.13, the closing of the Mergers (the “Closing”) will take place at 10:00 a.m., New York City time, on the Business Day immediately preceding the Closing Date, at the offices of Jones Day, 325 John H. McConnell Boulevard, Columbus, Ohio 43215, unless another date, time or place is agreed to in writing by the Parties hereto.

Section 2.5             Effective Times.  As soon as is practicable following the execution of this Agreement, the Parties shall cause this Agreement to be filed with the Ohio Superintendent in accordance with Section 3941.38(A) of the Ohio Insurance Law and the regulations promulgated thereunder and with the Pennsylvania Commissioner in accordance with Section 40 P.S. 991.1402 with respect to the Pennsylvania Insurance Law and the regulations promulgated thereunder.

(a)           Parent Merger.  Subject to the conditions set forth in Article IX of this Agreement, immediately following the Closing, Nationwide Mutual and Harleysville Mutual shall cause written notice designating the effective time of the Parent Merger as 12:01 a.m. on the Closing Date (the “Effective Time of the Parent Merger”) to be delivered to the Ohio Superintendent pursuant to Section 3941.41 of the Ohio Revised Code and the Pennsylvania Articles of Merger to be filed with the Pennsylvania Secretary of the Commonwealth, and the Parent Merger shall become effective at the Effective Time; provided, however, the Effective Time of the Parent Merger shall not be more than one (1) year from the date of approval of the Parent Merger by the Ohio Superintendent.  Upon the terms and subject to the conditions of this Agreement, Nationwide Mutual and Harleysville Mutual will use all reasonable efforts to assure that the filings contemplated hereby are made, and the Effective Time of the Parent Merger occurs on the Closing Date, as soon as is practicable in accordance with the terms of this Agreement.

(b)           Subsidiary Merger.  Subject to the conditions set forth in Article IX of this Agreement, immediately following the Closing, Merger Sub and HGI shall cause the Delaware Certificate of Merger to be filed with the Delaware Secretary of State, designating the effective time of the Subsidiary Merger as 12:02 a.m. on the Closing Date (the “Effective Time of the

Subsidiary Merger”), and the Subsidiary Merger shall occur immediately after the Parent Merger.

(c)           Construction.  The term “Effective Time” when used without qualification with respect to the Parent Merger and the Subsidiary Merger (or in relation to any of the respective Parties thereto) shall mean the Effective Time of the Parent Merger and the Effective Time of Subsidiary Merger, respectively.

ARTICLE III

TREATMENT OF SHARES

Section 3.1             Effect on Capital Stock.  At the Effective Time of the Subsidiary Merger, by virtue of the Subsidiary Merger and without any action on the part of any stockholder of Merger Sub or stockholders of HGI:

(a)           Stock Owned by the Surviving Company.  Each share of common stock of HGI owned by the Surviving Company issued and outstanding immediately prior to the Effective Time of the Subsidiary Merger shall remain outstanding and owned by the Surviving Company.

(b)           Stock Not Owned by the Surviving Company.  Each issued and outstanding share of common stock of HGI, excluding any restricted stock held by any officer, director or employee of HGI pursuant to a HGI Stock Plan, which restricted stock will be handled in accordance with Section 3.2(b) hereof, that is not owned by the Surviving Company immediately prior to the Effective Time of the Subsidiary Merger shall be converted into the right to receive $60.00 in cash (the “Merger Consideration”).  All such shares of HGI, when converted shall no longer be considered outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive the Merger Consideration.  The holders of Certificates previously evidencing shares of HGI outstanding immediately prior to the Effective Time of the Subsidiary Merger shall cease to have any rights with respect to HGI except as otherwise provided herein and, upon the surrender of such Certificates, shall have only the right to receive for their shares of HGI the Merger Consideration, without any interest thereon.  Each share of common stock of HGI held in the treasury of HGI immediately prior to the Effective Time of the Subsidiary Merger shall automatically be cancelled and retired and shall cease to exist and no consideration shall be paid in exchange for such shares.

(c)           Stock of Merger Sub.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Subsidiary Merger shall automatically be cancelled and retired and shall cease to exist.

Section 3.2             HGI Stock Options and Related Matters.

(a)           As of and subject to the occurrence of the Effective Time of the Subsidiary Merger, each outstanding option, warrant, or similar right (including any related stock appreciation right) (an “Option”) issued, awarded, or granted pursuant to any plan, agreement, or arrangement of HGI or any Subsidiary of HGI and entitling the holder thereof to purchase one or more shares of HGI or to acquire or purchase any restricted stock, restricted stock unit, performance stock unit, deferred stock unit or other right, contingent or accrued, to acquire or receive shares or benefits measured by the value of such shares under any stock incentive plans or stock award plan of HGI, including those identified on Section 3.2(a) of the HGI Disclosure Schedule (the “HGI Stock Plans”) shall, as of the Effective Time of the Subsidiary Merger, become fully vested regardless of the vesting schedule contained in any Option agreement or any of the HGI Stock Plans. At the Effective Time of the Subsidiary Merger, after giving effect to any such vesting, each Option shall be cancelled, and each holder of a cancelled Option shall be entitled to receive, in consideration for the cancellation of such Option, an amount in cash equal to the result obtained when the number of shares of HGI with respect to which such cancelled Option has not been exercised as of the cancellation of such Option is multiplied by the excess of the Merger Consideration over the exercise price per share of such cancelled Option (such result obtained, the “Spread”).  The total consideration to be paid for the cancellation of all Options is hereinafter referred to as the “Option Cancellation Consideration”.  The amount of Option Cancellation Consideration to be delivered to the holder of any such Options shall be subject to reduction to satisfy applicable withholding Tax obligations.  With respect to each such Option, HGI shall, in cooperation with Nationwide Mutual and its Representatives, take, or cause to be taken, prior to the Effective Time of the Subsidiary Merger, all such action so that each such Option shall be automatically cancelled as of the Effective Time of the Subsidiary Merger and the holders of each such Option shall be entitled to receive from the Surviving Subsidiary, at the Effective Time of the Subsidiary Merger or as soon as practicable thereafter, only an amount in cash equal to the Spread, if any, in exchange for the cancellation of such Option, subject in each case to applicable withholding Tax obligations.

(b)           (i) Each restricted stock, restricted stock unit award, each performance stock unit award, each deferred stock unit award, and each other right, contingent or accrued, to acquire or receive shares or benefits measured by the value of such shares, and each award of any kind consisting of shares that may be held, awarded, outstanding, payable or reserved for issuance under any HGI Stock Plan, other than Options (each, a “Company Stock Award”), that is outstanding immediately prior to the Effective Time of the Subsidiary Merger (for the avoidance of doubt, excluding any rights under the ESPP) shall, to the extent then unvested, immediately vest and become nonforfeitable, and (ii) each Company Stock Award that is outstanding immediately prior to the Effective Time of the Subsidiary Merger shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of shares in respect of such Company Stock Award multiplied by (B) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.3(i) (the “Stock-Based Consideration”).  The Stock-Based Consideration will be paid as promptly as reasonably practicable after the Effective Time of the Subsidiary Merger (and no later than fifteen (15) Business Days after the Effective Time of the Subsidiary Merger), except, in each case, as otherwise required under the applicable HGI Stock Plans or any payment election made by an individual award holder in respect of the applicable Company Stock Award.  The Parties intend that all payments of Stock-Based Consideration will comply with or be exempt from the provisions of Section 409A of the Code.

(c)           Following the date of this Agreement, no new offering period will be commenced under the HGI Amended and Restated Employee Stock Purchase Plan (the “ESPP”).  The offering period under the ESPP that is in effect as of the date of this Agreement (the “ESPP Current Offering Period”) will terminate as set forth in the ESPP or, if earlier, immediately prior to the Effective Time of the Subsidiary Merger (such earlier time, the “ESPP Termination Time”).  Any funds accumulated under the ESPP during the ESPP Current Offering Period will be used, as of the ESPP Termination Time, to acquire shares of common stock of HGI in accordance with the terms of the ESPP.  As of the Effective Time, the ESPP will be terminated.

(d)           Following the date of this Agreement, no new offering period will be commenced under the HGI Agency Stock Purchase Plan (the “ASPP”).  The offering period under the ASPP that is in effect as of the date of this Agreement (the “ASPP Current Offering Period”) will terminate as set forth in the ASPP or, if earlier, immediately prior to the Effective Time (such earlier time, the “ASPP Termination Time”).  Any funds accumulated under the ASPP during the ASPP Current Offering Period will be used, as of the ASPP Termination Time, to acquire shares of common stock of HGI in accordance with the terms of the ASPP.  As of the Effective Time, the ASPP will be terminated.

Section 3.3             Payment for Shares of HGI.

(a)           Prior to the Effective Time of the Subsidiary Merger, Merger Sub shall appoint a firm of national reputation to act as exchange agent (the “Exchange Agent”).  At or prior to the Effective Time of the Subsidiary Merger, Nationwide Mutual shall deposit, or Nationwide Mutual shall otherwise take all steps necessary to cause to be deposited, with the Exchange Agent in an account (the “Exchange Fund”) the aggregate consideration to which stockholders of HGI other than the Surviving Company, holders of Options, and holders of Company Stock Awards shall be entitled at the Effective Time of the Subsidiary Merger pursuant to Section 3.1(b).

(b)           Promptly after the Effective Time of the Subsidiary Merger, Merger Sub shall cause the Exchange Agent to mail to each record holder (other than the Surviving Company) of certificates (the “Certificates”) that immediately prior to the Effective Time of the Subsidiary Merger represented shares of HGI, a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent.  Prior to the Effective Time, Merger Sub and HGI shall cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Exchange Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of shares of HGI held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Exchange Agent will transmit to DTC or its nominees on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(c)           In effecting the payment of the Merger Consideration with respect to shares of HGI represented by Certificates entitled to payment of the Merger Consideration pursuant to Section 3.1(b) (the “Cashed Shares”), upon the surrender of each such Certificate, the Exchange Agent shall pay the record holder of such Certificate the Merger Consideration multiplied by the number of Cashed Shares, in consideration therefor.  Upon such payment such Certificate shall forthwith be cancelled.

(d)           From and after the Effective Time of the Subsidiary Merger until surrendered in accordance with Section 3.3(c), each Certificate representing shares of HGI (other than shares owned by the Surviving Company) shall represent solely the right to receive the Merger Consideration relating thereto.  No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Certificate formerly representing shares of HGI surrendered therefor is registered, it shall be a condition to the right to receive such Merger Consideration that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person surrendering such shares of HGI shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the record holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(e)           Promptly following the date that is one hundred eighty (180) days after the Effective Time of the Subsidiary Merger, the Exchange Agent shall deliver to the Surviving Subsidiary all cash, Certificates and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate.  Thereafter, each holder of a Certificate formerly representing shares of HGI may surrender such Certificate to the Surviving Subsidiary and (subject to applicable abandoned property, escheat, and similar Laws) receive in consideration therefor the Merger Consideration relating thereto without any interest or dividends thereon.

(f)            After the Effective Time of the Subsidiary Merger, there shall be no transfers on the stock transfer books of the Surviving Subsidiary of any shares of HGI that were outstanding immediately prior to the Effective Time of the Subsidiary Merger other than shares owned by the Surviving Company immediately prior to the Effective Time of the Subsidiary Merger.  If, after the Effective Time of the Subsidiary Merger, Certificates formerly representing shares of HGI are presented to the Surviving Subsidiary or the Exchange Agent, they shall be surrendered and cancelled in return for the payment of the Merger Consideration relating thereto, as provided in this Article III.

(g)           None of HGI, Merger Sub, or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in good faith pursuant to any applicable abandoned property, escheat, or similar Law.

(h)           If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Surviving Subsidiary, the provision of reasonable and customary indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration payable to such Person pursuant to this Agreement.

(i)            The Surviving Subsidiary shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Options, Company Stock Awards or shares of HGI such amounts as the Surviving Subsidiary is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Subsidiary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of HGI with respect to which such deduction and withholding was made by the Surviving Subsidiary.

Section 3.4             Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, shares of common stock of HGI that are outstanding immediately prior to the Effective Time of the Subsidiary Merger and that are held by stockholders of HGI who shall have neither voted in favor of the Subsidiary Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such common stock of HGI in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration.  Such stockholders of HGI shall be entitled to receive payment of the appraised value of such shares of common stock of HGI held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by stockholders of HGI who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of common stock of HGI under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time of the Subsidiary Merger, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.3, of the Certificate or Certificates (or Book-Entry Shares, as applicable) that formerly evidenced such shares of common stock of HGI.

(b)           HGI shall give Merger Sub (i) prompt notice of any demands for appraisal received by HGI, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by HGI and (ii) the opportunity to direct all negotiations and Proceedings with respect to demands for appraisal under the DGCL.  HGI shall not, except with the prior written consent of Merger Sub, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HARLEYSVILLE MUTUAL

As an inducement to the Nationwide Parties to enter into this Agreement, Harleysville Mutual hereby represents and warrants to the Nationwide Parties that, except as set forth in the items set forth in the Harleysville Mutual Disclosure Schedule (it being acknowledged and agreed by the Nationwide Parties that any matter set forth in any section or subsection of the Harleysville Mutual Disclosure Schedule will be deemed to be disclosed for all purposes of this Agreement and all other sections and subsections of the Harleysville Mutual Disclosure Schedule to which it is readily apparent that the matters so disclosed are applicable, but will expressly not be deemed to constitute an admission by Harleysville Mutual or any Harleysville Mutual Subsidiary, or otherwise to imply, that any such matter rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the Harleysville Mutual Disclosure Schedule):

Section 4.1             Organization and Qualification.

(a)           Harleysville Mutual is a mutual insurance company duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority to conduct its Business as it is currently being conducted.  Each of the Harleysville Mutual Subsidiaries is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation, and has all requisite power and authority to conduct its Business as it is currently being conducted, except as would not have individually or in the aggregate, a Material Adverse Effect.  Each of Harleysville Mutual and the Harleysville Mutual Subsidiaries is duly qualified to do Business, and is in good standing, in the respective jurisdictions where the character of its Assets, owned, operated or leased, or the nature of its Business, makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.  Each of the Harleysville Mutual Subsidiaries is listed in Section 4.1(a) of the Harleysville Mutual Disclosure Schedule.

(b)           Harleysville Mutual and each Harleysville Mutual Subsidiary (i) possesses an Insurance License in each jurisdiction in which it is required to possess an Insurance License, and (ii) is duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being specified in the Harleysville SAP Statements.  All such Insurance Licenses, including authorizations to transact reinsurance, are in full force and effect without amendment, limitation, or restriction, other than as described in Section 4.1(b) of the Harleysville Mutual Disclosure Schedule, and Harleysville Mutual has no Knowledge of any event, inquiry or Proceeding which is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension, or restriction of any such Insurance License.

(c)           Copies of the Articles of Incorporation and Bylaws of Harleysville Mutual have been made available to Nationwide Mutual, and copies of the Articles of Incorporation and Bylaws (and other comparable organizational documents, if any) of each of the Harleysville Mutual Subsidiaries have been made available to Nationwide Mutual, and such copies are true and complete as of the date of this Agreement.

(d)           Harleysville Mutual and each of the Harleysville Mutual Subsidiaries does not directly or indirectly beneficially own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to Harleysville Mutual or each of the Harleysville Mutual Subsidiaries, other than (i) the Harleysville Mutual Subsidiaries, HGI, and the Subsidiaries of HGI, (ii) as disclosed in Section 4.1(d) of the Harleysville Mutual Disclosure Schedule, and (iii) investments in publicly-traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity.

(e)           The minute books of Harleysville Mutual and of each of the Harleysville Mutual Subsidiaries have been made available to Nationwide Mutual.  Such minute books contain a complete summary of all meetings of directors and meetings of members and reflect all of the material actions taken by each of their respective boards of directors (including each committee thereof) and shareholders (in the case of each Harleysville Mutual Subsidiary) or members since January 1, 2007.

(f)            Neither Harleysville Mutual nor any of the Harleysville Mutual Subsidiaries are “commercially domiciled” in any jurisdiction, or otherwise treated as domiciled in a jurisdiction, other than their respective states of domicile.

Section 4.2             Capitalization of Harleysville Mutual Subsidiaries.  All of the outstanding shares of capital stock (or of any other form of equity interest in the case of a Harleysville Mutual Subsidiary that is not a corporation) of each of the Harleysville Mutual Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights and, except as set forth in Section 4.2 of the Harleysville Mutual Disclosure Schedule, are owned by either Harleysville Mutual or another of the Harleysville Mutual Subsidiaries, free and clear of all Liens.  Except as set forth in Section 4.2 of the Harleysville Mutual Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities, obligations to make capital contributions or advances, or voting trust arrangements, shareholders’ agreements, or other agreements, commitments or undertakings of any character to which Harleysville Mutual or any Harleysville Mutual Subsidiary is a party or by which any of them is bound relating to the issued or unissued capital stock (or of any other form of equity interest in the case of a Harleysville Mutual Subsidiary that is not a corporation) of any of the Harleysville Mutual Subsidiaries or securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock (or of any other form of equity interest in the case of a Harleysville Mutual Subsidiary that is not a corporation), which obligates Harleysville Mutual or any such Harleysville Mutual Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any such capital stock (or any such other form of equity interest in the case of a Harleysville Mutual Subsidiary that is not a corporation) or other securities or obligating Harleysville Mutual or any of the Harleysville Mutual Subsidiaries to issue, grant, extend, or enter into any such subscription, option, warrant, call, right, security, contribution, advance, arrangement, agreement, commitment, or undertaking.  The name and percentage (if less than 100%) of outstanding capital stock (or of any other form of equity interest in the case of a Harleysville Mutual Subsidiary that is not a corporation) owned, directly or indirectly, by Harleysville Mutual are set forth in Section 4.2 of the Harleysville Mutual Disclosure Schedule with respect to each Harleysville Mutual Subsidiary.

Section 4.3             Authority Relative to this Agreement.

(a)           Harleysville Mutual has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the Members of Harleysville Mutual, to consummate the Transactions and carry out its obligations under the Transaction Documents to which it is or will be a party.  The execution and delivery of this Agreement by Harleysville Mutual and the consummation by Harleysville Mutual of the Transactions have been duly approved and authorized by the Board of Directors of Harleysville Mutual.  Except for the approval and adoption of this Agreement by the Members of Harleysville Mutual, no other corporate proceedings on the part of Harleysville Mutual are necessary to authorize this Agreement and the Transactions.  The requisite affirmative vote of the Members of Harleysville Mutual at the meeting called pursuant to Section 8.1(a) is the only vote of the

Members of Harleysville Mutual necessary to approve and adopt this Agreement and the Transactions.

(b)           This Agreement has been duly and validly executed and delivered by Harleysville Mutual and (assuming this Agreement is a valid and binding obligation of Nationwide Mutual) constitutes a valid and binding agreement of Harleysville Mutual enforceable against Harleysville Mutual in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(c)           The Board of Directors of Harleysville Mutual has received the written opinion of Harleysville Mutual’s financial advisor, Griffin Financial Group LLC, to the effect that the Parent Merger is fair to Harleysville Mutual from a financial point of view, after consideration of the impact of the merger on Harleysville Mutual’s constituents, including agents, creditors, employees, policyholders and the communities in which Harleysville Mutual facilities are located.

(d)           The Board of Directors of Harleysville Mutual has also received the advice of Credit Suisse Securities (USA) LLC.

Section 4.4             No Violation; Governmental Filings.

(a)           The execution, delivery, and performance of this Agreement by Harleysville Mutual and the consummation by Harleysville Mutual of the Transactions will not (i) constitute a breach or violation of or default under the Articles of Incorporation or the Bylaws (or similar organizational documents) of Harleysville Mutual or of any of the Harleysville Mutual Subsidiaries; (ii) except as set forth in Section 4.4(a)(ii) of the Harleysville Mutual Disclosure Schedule, violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Assets of Harleysville Mutual or any of the Harleysville Mutual Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Harleysville Mutual or any Harleysville Mutual Subsidiary is a party or to which it or any of its Assets may be subject; or (iii) except as set forth in Section 4.4(a)(iii) of the Harleysville Mutual Disclosure Schedule, constitute a breach or violation of or default under any Environmental Permit, Law, Order or License to which Harleysville Mutual or any of the Harleysville Mutual Subsidiaries is subject, except, in the case of clauses (ii) and (iii) of this Section 4.4(a), to the extent such violation, conflict, breach, default, violation, Lien or requirement would not, individually or in the aggregate, have a Material Adverse Effect on Harleysville Mutual or any of the Harleysville Mutual Subsidiaries, taken as a whole, or prevent or render impracticable the consummation by Harleysville Mutual of the Transactions.

(b)           No consent, approval, License, notice, Order or authorization of, or registration, application, declaration or filing with (each a “Consent or Filing”) any Person is required with respect to Harleysville Mutual or any Harleysville Mutual Subsidiary in connection with the execution and delivery of this Agreement by Harleysville Mutual and the consummation by Harleysville Mutual of the Transactions except for:  (i) the Core Governmental Approvals; (ii) the Governmental Approvals set forth in Section 4.4(b) of the Harleysville Mutual Disclosure Schedule; (iii) such other applications, registrations, declarations, filings, authorizations; Orders, consents, and approvals as may be required under the Laws of other jurisdictions; (iv) the approval of this Agreement by the Members of Harleysville Mutual, as contemplated by Section 8.1(a); (v) the filings pursuant to Section 2.5(a); (vi) any Consent or Filing that is disclosed in Section 4.4(b) of the Harleysville Mutual Disclosure Schedule or that would not otherwise be required to be disclosed pursuant to Section 4.4(a); and (vii) such other Consents or Filings, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to prevent or be a material impediment to the consummation of the Transactions or be reasonably likely to have a Material Adverse Effect on Harleysville Mutual or any of the Harleysville Mutual Subsidiaries taken as a whole or prevent or render impracticable the consummation by Harleysville Mutual of the Transactions.

Section 4.5             SAP Statements.

(a)                                  Harleysville Mutual has previously made available to Nationwide Mutual true and complete copies of the following:

(i)            the Annual Statements (including any combined annual statements) for Harleysville Mutual, the Harleysville Mutual Subsidiaries and the insurance company Subsidiaries of HGI as of and for the years ended December 31, 2008, 2009, and 2010;

(ii)           the Quarterly Statements for Harleysville Mutual, the Harleysville Mutual Subsidiaries and the insurance company Subsidiaries of HGI as of and for the calendar quarters ended March 31, 2011, and June 30, 2011;

(iii)          any supplemental or separate SAP Statements for Harleysville Mutual, the Harleysville Mutual Subsidiaries and the insurance company Subsidiaries of HGI for any of the periods ended December 31, 2008, 2009, and 2010 or March 30, 2011, or June 30, 2011 that are filed with any insurance Governmental Entity and that differ from the Annual Statements or the Quarterly Statements described in Section 4.5(a)(i) or (ii) hereto; and

(iv)          the audited SAP balance sheets of Harleysville Mutual, the Harleysville Mutual Subsidiaries and the insurance company Subsidiaries of HGI as of December 31, 2008, 2009, and 2010 and the related audited summary of operations and statements of change in capital and surplus and cash flows of Harleysville Mutual for each such years, together with the notes related thereto and the reports thereon of KPMG LLP (collectively, with the items described in Sections 4.5(a)(i), (ii), and (iii), the “Harleysville SAP Statements”).

(b)                                 Since December 31, 2007, Harleysville Mutual and the Harleysville Mutual Subsidiaries have filed all SAP Statements required to be filed with or submitted to Governmental Entities.

(c)           Each Harleysville Mutual SAP Statement complied (and, as to SAP Statements filed after the date of this Agreement, will comply) in all material respects with all applicable Laws when so filed, and all material deficiencies with respect to any such Harleysville Mutual SAP Statement, of which Harleysville Mutual has Knowledge, have been cured or corrected.  Each Harleysville Mutual SAP Statement (and the notes related thereto) referred to in Sections 4.5(a), (b), and (d) was prepared (and, as to SAP Statements filed after the date of this Agreement, will be prepared) in accordance with all applicable Laws and SAP and presents (and, as to SAP Statements filed after the date of this Agreement, will present) fairly, in all material respects, the statutory financial position of Harleysville Mutual and each Harleysville Mutual Subsidiary as of the respective dates thereof and the related summaries of operations, changes in capital and surplus and cash flows of Harleysville Mutual and each Harleysville Mutual Subsidiary for the respective periods covered thereby.  To the Knowledge of Harleysville Mutual, each Harleysville Mutual SAP Statement (including the notes related thereto) referred to in Section 4.5(c) was prepared (or, in the case of similar SAP Statements filed after the date of this Agreement, will be prepared) in accordance with the statutory accounting practices required by the insurance Governmental Entity in the jurisdiction in which such statement was (or will be) filed.

Section 4.6             Reserves.  The aggregate actuarial reserves and other actuarial amounts held in respect of Liabilities with respect to Insurance Contracts of Harleysville Mutual and each Harleysville Mutual Subsidiary as established or reflected in their December 31, 2010 Annual Statements, March 31, 2011 Quarterly Statements, or June 30, 2011 Quarterly Statements:  (a) (i) were determined in accordance with generally accepted actuarial standards consistently applied, (ii) were fairly stated, in all material respects, in accordance with sound actuarial principles, and (iii) were based on actuarial assumptions that are in accordance with or are more conservative than those specified in the related Insurance Contracts; and (b) complied with, in all material respects, the requirements of the Pennsylvania Insurance Law and all other applicable Laws.  Harleysville Mutual and each Harleysville Mutual Subsidiary own Assets that qualify as admitted assets under applicable insurance Laws in an amount at least equal to the sum of their statutory reserves and other similar amounts.  Harleysville Mutual has made available to Nationwide Mutual a true and complete copy of each Harleysville Actuarial Analysis.

Section 4.7             Absence of Certain Changes or Events.  Except as set forth in Section 4.7 of the Harleysville Mutual Disclosure Schedule or as disclosed in the Harleysville SAP Statements, since December 31, 2010, each of Harleysville Mutual and the Harleysville Mutual Subsidiaries has conducted its Business only in the Ordinary Course of Business consistent with past practice and there has not occurred: (a) a Material Adverse Effect, or any event or events which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Harleysville Mutual or any Harleysville Mutual Subsidiary, taken as a whole; (b) except as required by SAP or applicable Law, any material change by Harleysville Mutual or any Harleysville Mutual Subsidiary in its accounting principles, practices or methods; (c) any material addition or, to the Knowledge of Harleysville Mutual, any development involving a prospective material addition to the consolidated reserves of Harleysville Mutual or any Harleysville Mutual Subsidiary for future policy benefits or other policy claims and benefits other than as a result of activities and events in the Ordinary Course of Business; or (d) except as required by SAP or applicable Law, any change in the accounting, actuarial, investment, reserving, underwriting, or claims administration policies, practices, procedures, methods, assumptions, or principles of Harleysville Mutual or any Harleysville Mutual Subsidiary, as applicable, that has or would reasonably be expected to have an effect or impact, in any material respect, on the Business, Assets, Liabilities, results of operations or condition (financial or otherwise) of Harleysville Mutual or any Harleysville Mutual Subsidiary, taken as a whole.

Section 4.8             No Undisclosed Liabilities.  Except as disclosed in the Harleysville SAP Statements or as set forth in Section 4.8 of the Harleysville Mutual Disclosure Schedule, neither Harleysville Mutual nor any of the Harleysville Mutual Subsidiaries has any Liabilities required by SAP to be set forth on a balance sheet of Harleysville Mutual or any Harleysville Mutual Subsidiaries, other than (i) Liabilities arising since the date of the applicable Financial Statement in the Ordinary Course of Business consistent with past practice, (ii) arising under or incurred in connection with this Agreement or the Transactions, or (iii) that, individually or in the aggregate, are not material.

Section 4.9             Litigation.  Except (a) as set forth in Section 4.9 of the Harleysville Mutual Disclosure Schedule or as disclosed in the Harleysville SAP Statements, and (b) for any Proceeding which is not reasonably likely to give rise to a Liability in excess of $250,000, there are no Proceedings pending or, to the Knowledge of Harleysville Mutual or any of the Harleysville Mutual Subsidiaries, threatened against Harleysville Mutual or any Harleysville Mutual Subsidiary before any Governmental Entity or arbitrator, and no such Proceedings described in clauses (a) or (b) above would give any Person the right to enjoin or rescind the Transactions or otherwise prevent Harleysville Mutual or any of the Harleysville Mutual Subsidiaries from complying with the terms of this Agreement.

Section 4.10           Compliance with Law.

(a)           Except as set forth in Section 4.10(a) of the Harleysville Mutual Disclosure Schedule, since January 1, 2007, neither Harleysville Mutual nor any Harleysville Mutual Subsidiary has been in violation (or, with notice or lapse of time or both, would be in violation) of any term or provision of any Law (including any applicable data security or privacy Laws) applicable to it or any of its Assets, which violation, individually or in the aggregate, could result in any material Liability to Harleysville Mutual or any Harleysville Mutual Subsidiary.  Harleysville Mutual has made available to Nationwide Mutual all reports (including draft reports) of examinations of the affairs of Harleysville Mutual and any Harleysville Mutual Subsidiary (including market conduct examinations) issued by insurance Governmental Entities for any period ending on a date on or after January 1, 2007.  Except as set forth in Section 4.10(a) of the Harleysville Mutual Disclosure Schedule, all material deficiencies or violations in such reports for any prior period have been resolved.  Except as set forth in Section 4.10(a) of the Harleysville Mutual Disclosure Schedule, Harleysville Mutual has not received any written notice in the past five (5) years from any Governmental Entity regarding any actual or alleged material violation of, or failure to comply with, or material Liability under any applicable Law (including any applicable data security or privacy Laws).  Except as set forth in Section 4.10(a) of the Harleysville Mutual Disclosure Schedule, all outstanding Insurance Contracts issued or assumed by Harleysville Mutual and each Harleysville Mutual Subsidiary are, to the extent required by applicable Law, on forms and at rates approved by the insurance Governmental Entities of the jurisdictions where issued or have been filed with and not objected to by such Governmental Entities within the periods provided for objection, except where the failure to file would not, individually or in the aggregate, reasonably be expected to result in any material Liability to Harleysville Mutual or any Harleysville Mutual Subsidiary.

(b)           Except as set forth in Section 4.10(b) of the Harleysville Mutual Disclosure Schedule, neither Harleysville Mutual nor any Harleysville Mutual Subsidiary is a party to any Contract with or other undertaking of, or is subject to any Order by, or is a recipient of any supervisory letter or other written communication of any kind from, any Governmental Entity which: (i) is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Harleysville Mutual or any of the Harleysville Mutual Subsidiaries, taken as a whole, or (ii) has been received since January 1, 2007 and relates to its reserve adequacy or its marketing, sales, trade, or underwriting practices or policies and which is reasonably likely to be materially adverse to Harleysville Mutual or any Harleysville Mutual Subsidiary, nor has Harleysville Mutual or any of the Harleysville Mutual Subsidiaries been notified in writing by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, Contract, undertaking, letter, or other written communication.

(c)           Harleysville Mutual and the Harleysville Mutual Subsidiaries have implemented procedures and programs which are designed to provide reasonable assurance that Harleysville Mutual, the Harleysville Mutual Subsidiaries, and their employees and Producers are in compliance in all material respects with all applicable Laws, including advertising, licensing, data security, privacy and sales Laws.

Section 4.11           Assets.  Except as set forth in Section 4.11 of the Harleysville Mutual Disclosure Schedule and except for Assets disposed of since December 31, 2010 in the Ordinary Course of Business consistent with past practice: (a) Harleysville Mutual and each of the Harleysville Mutual Subsidiaries own all Assets that are disclosed or otherwise reflected in their December 31, 2010 Annual Statements and all Assets acquired thereafter, and all such Assets are owned by such Persons, free and clear of all Liens other than Permitted Liens; and (b) (i) Harleysville Mutual and each Harleysville Mutual Subsidiary own good and indefeasible, marketable fee simple title to, or have a valid leasehold interest in, all real property used in the conduct of their Business or of a type which would be required to be specifically disclosed by Harleysville Mutual or any Harleysville Mutual Subsidiary in Schedule A of its Annual Statement, free and clear of all Liens other than Permitted Liens; and (ii) in the aggregate, all real property, other than unimproved land, is, in all material respects, suitable for its current uses; (iii) Harleysville Mutual and each Harleysville Mutual Subsidiary own, or have a valid leasehold interest in or a valid right under Contract to use, all personal property that is presently used in and is material to the conduct of their Business, free and clear of all Liens other than Permitted Liens; and (iv) Harleysville Mutual and each Harleysville Mutual Subsidiary own, free and clear of all Liens other than Permitted Liens, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property that is material to the conduct of their Business; and neither Harleysville Mutual nor any Harleysville Mutual Subsidiary is in conflict with or violation or infringement of, nor has Harleysville Mutual or any Harleysville Mutual Subsidiary received any written notice of any such conflict with or violation or infringement of, any asserted rights of any other Person with respect to any Intellectual Property.

Section 4.12           Environmental Matters.

(a)           Except as set forth in Section 4.12(a) of the Harleysville Mutual Disclosure Schedule, each of Harleysville Mutual and the Harleysville Mutual Subsidiaries and all Harleysville Mutual Real Property (including all owners or operators thereof) are in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession of all material Environmental Permits required under Environmental Laws and compliance with the terms and conditions thereof.  Except as set forth in Section 4.12(a) of the Harleysville Mutual Disclosure Schedule, neither Harleysville Mutual nor any Harleysville Mutual Subsidiary has received any written communication, whether from a Governmental Entity, citizens’ group, employee, or otherwise, that remains pending and alleges that Harleysville Mutual or any Harleysville Mutual Subsidiary or any Harleysville Mutual Real Property (including any owner or operator thereof) is not in such compliance.  Neither Harleysville Mutual nor any Harleysville Mutual Subsidiary has been notified in a writing that remains pending by any Governmental Entity that any such Environmental Permit will be modified, suspended or revoked or cannot be renewed or transferred in the Ordinary Course of Business consistent with past practice or in connection with the Parent Merger.

(b)           Except as set forth in Section 4.12(b) of the Harleysville Mutual Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of Harleysville Mutual or the Harleysville Mutual Subsidiaries, threatened against Harleysville Mutual, any Harleysville Mutual Subsidiary, any Harleysville Mutual Real Property (including any owner or operator thereof), or any Person whose Liability for any Environmental Claims Harleysville Mutual or any Harleysville Mutual Subsidiary has retained or assumed either contractually or by operation of Law.

(c)           There have been no releases, spills, leaks or discharges of Hazardous Substances at, from, or to any Harleysville Mutual Real Property or, to the Knowledge of Harleysville Mutual or any of the Harleysville Mutual Subsidiaries, at any other property, in each case, which is reasonably likely to require Harleysville Mutual or any Harleysville Mutual Subsidiary to undertake investigation, abatement, removal, remedial, corrective, or other response action pursuant to applicable Environmental Laws.  None of the Harleysville Mutual Real Property (i) is listed or proposed for listing on any list maintained by any Governmental Entity of sites that may require investigation, abatement, removal, remedial, corrective, or other response action pursuant to applicable Environmental Laws, including the CERCLIS or the NPL, or (ii) is the subject of any abatement, removal, remedial, corrective, or other response action pursuant to applicable Environmental Laws or, to the Knowledge of Harleysville Mutual or any Harleysville Mutual Subsidiary, is subject to any investigation with respect thereto.

(d)           Except as set forth in Section 4.12(d) of the Harleysville Mutual Disclosure Schedule, to the Knowledge of Harleysville Mutual or any Harleysville Mutual Subsidiary, no Hazardous Substances were manufactured, generated, stored, treated, transported from, or otherwise managed at any Harleysville Mutual Real Property, except in all material respects in compliance with all applicable Environmental Laws and except as has not created any material Liability with respect to any Harleysville Mutual Real Property, nor were Hazardous Substances from any Harleysville Mutual Real Property disposed of by Harleysville Mutual or any Harleysville Mutual Subsidiary at any other property in a manner that, to the Knowledge of

Harleysville Mutual or any Harleysville Mutual Subsidiary, could result in a material Liability under applicable Environmental Law.

Section 4.13           Contracts.  Harleysville Mutual has made available to Nationwide Mutual true and complete copies of the following Contracts, which are currently in force, to which Harleysville Mutual or any Harleysville Mutual Subsidiary is a party or by which any Assets of Harleysville Mutual or any Harleysville Mutual Subsidiary are or may be bound, as such Contracts may have been amended to the date of this Agreement:

(a)           all Contracts with any Person, including any Governmental Entity, containing any provision or covenant: (i) limiting the ability of Harleysville Mutual or any Harleysville Mutual Subsidiary to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person, or (ii) limiting the ability of any Person to compete with or obtain products or services from Harleysville Mutual or any Harleysville Mutual Subsidiary;

(b)           all Contracts relating to the borrowing of money in excess of $1,000,000 by Harleysville Mutual or any Harleysville Mutual Subsidiary or the direct or indirect guarantee by Harleysville Mutual or any Harleysville Mutual Subsidiary of any obligation of any Person for borrowed money or other financial obligation of any Person in excess of $1,000,000, or any other Liability of Harleysville Mutual or any Harleysville Mutual Subsidiary in respect of indebtedness for borrowed money or other financial obligation of any Person in excess of $1,000,000, including any Contract relating to or containing provisions with respect to: (i) the maintenance of compensating balances that are not terminable by Harleysville Mutual or any Harleysville Mutual Subsidiary without penalty upon not more than ninety (90) days’ notice, (ii) any lines of credit or similar facilities, (iii) the payment for property, products, or services of any other Person even if such property, products or services are not conveyed, delivered or rendered, or (iv) any obligation to satisfy any financial obligation or covenants, including take-or-pay, keep-well, make-whole or maintenance of working capital, capital, or earnings levels or financial ratios or to satisfy similar requirements;

(c)           all Contracts (other than Insurance Contracts and other Contracts entered into in the Ordinary Course of Business) with any Person containing any provision or covenant relating to the indemnification or holding harmless by Harleysville Mutual or any Harleysville Mutual Subsidiary of any Person which could under any circumstance result in a Liability to Harleysville Mutual or any of the Harleysville Mutual Subsidiaries of $250,000 or more;

(d)           all leases or subleases of real property used in the conduct of the Business of Harleysville Mutual or any Harleysville Mutual Subsidiary and all other leases, subleases or rental or use Contracts providing for annual rental payments to be paid by or on behalf of Harleysville Mutual or any Harleysville Mutual Subsidiary, involving, in the case of each of the foregoing, annual payments in excess of $100,000;

(e)           all Contracts relating to the future disposition (including restrictions on transfer or rights of first refusal) or future acquisition of any interest in any business enterprise, and all Contracts relating to the future disposition of a material portion of the Assets of Harleysville Mutual or any Harleysville Mutual Subsidiary other than in each case any Investment Asset or interest in any business enterprise or Assets to be acquired or disposed of in the Ordinary Course of Business or involving consideration of less than $250,000;

(f)            all Insurance Contracts (including (i) any Contract pursuant to which Harleysville Mutual or any of the Harleysville Mutual Subsidiaries receives or has received surplus relief, and (ii) with respect to each such Contract, the ceding and assuming Person, the business reinsured, and the amount of the Liability reinsured), other than insurance policies with policyholders of Harleysville Mutual or any Harleysville Mutual Subsidiary issued in the Ordinary Course of Business;

(g)           all other Contracts (other than (i) Insurance Contracts, (ii) Contracts relating to Investment Assets entered into in the Ordinary Course of Business, (iii) Contracts solely between Harleysville Mutual or any Harleysville Mutual Subsidiary, on the one hand, and any Harleysville Mutual Subsidiary, on the other hand, and (v) other Contracts which are expressly excluded under any other subsection of this Section 4.13) that involve or are reasonably likely to involve the payment pursuant to the terms of such Contracts by or to Harleysville Mutual or any Harleysville Mutual Subsidiary of $250,000 or more other than Contracts with Producers;

(h)           all Contracts or arrangements (including those relating to allocations of expenses, personnel, services or facilities) between or among Harleysville Mutual and any Subsidiary or Affiliate of Harleysville Mutual or HGI;

(i)            all outstanding proxies (other than routine proxies in connection with annual meetings), powers of attorney or similar delegations of authority of Harleysville Mutual or any Harleysville Mutual Subsidiary to an unrelated Person, other than those entered into in the Ordinary Course of Business consistent with past practice in connection with Investment Assets; and

(j)            all Contracts the terms of which provide or contemplate that the Parent Merger will give rise to any form of severance, compensation, or other Liability for Harleysville Mutual, any Harleysville Mutual Subsidiary, or the Surviving Company.

Each of the Contracts made available pursuant to this Section 4.13 is in full force and effect, constitutes a legal, valid and binding obligation of each of Harleysville Mutual and the Harleysville Mutual Subsidiaries to the extent that it is a party thereto, and is enforceable in accordance with its terms.  Except as set forth in Section 4.13 of the Harleysville Mutual Disclosure Schedule, neither Harleysville Mutual nor any Harleysville Mutual Subsidiary is in violation, breach, or default, or has failed to perform any obligation, under any such Contract or, with or without notice or lapse of time or both, would be in violation, breach or default, or would fail to perform any obligation, under any such Contract, except for violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to result in any obligation or Liability of Harleysville Mutual or any Harleysville Mutual Subsidiary in excess of $250,000.

Section 4.14           Insurance Issued by Harleysville Mutual and Harleysville Mutual Subsidiaries.  Except as set forth in Section 4.14 of the Harleysville Mutual Disclosure Schedule:

(a)           All material Contracts to which Harleysville Mutual or any Harleysville Mutual Subsidiary is a party with respect to reinsurance applicable to insurance in force on the date of this Agreement, and all material Contracts under which Harleysville Mutual or any Harleysville Mutual Subsidiary has any obligation to cede insurance, are valid, binding and in full force and effect in accordance with their terms.  Harleysville Mutual and each of the Harleysville Mutual Subsidiary are not in material default of any such material Contract;

(b)           Each Insurance Contract or certificate form, as well as any related application form, written advertising material, and rates or rules currently marketed by Harleysville Mutual, or any Harleysville Mutual Subsidiary the use or issuance of which requires filing or approval, has been appropriately filed, and if required by applicable Law, approved or not objected to by the insurance Governmental Entities of any state in which such Insurance Contracts, and forms, applications, advertising materials, rates or rules, are required to be filed.  All such Insurance Contracts and certificates, forms, applications, advertising materials, and rates or rules are in material compliance with all applicable Laws;

(c)           Since January 1, 2007, all claims and benefits claimed by any Person under any Insurance Contract of Harleysville Mutual or any Harleysville Mutual Subsidiary have been paid (or provision for payment thereof has been made) in accordance with the terms of the Insurance Contracts under which they arose, and such payments were not delinquent and were paid without fines or penalties, except for any such claims or claim for benefits of less than $2,000,000 for which Harleysville Mutual or such Harleysville Mutual Subsidiary reasonably believes there is a reasonable basis to contest payment and is taking (or is preparing to take) such action or as set forth in Section 4.9 of the Harleysville Mutual Disclosure Schedule;

(d)           Except as set forth in the SAP Statements referred to in Section 4.5 and except as provided by applicable Law, no provision in any Insurance Contract in force gives policyholders the right to receive dividends or distributions on their Insurance Contracts (other than accruals of interest on cash values or as claim benefits) or otherwise share in the benefits, revenue or profits of Harleysville Mutual or any Harleysville Mutual Subsidiary, nor have Harleysville Mutual or any Harleysville Mutual Subsidiary marketed any of their respective products in such a manner as could reasonably be expected to create an expectation on the part of a policyholder to receive any such dividends or distributions.  Except as incurred in the Ordinary Course of Business consistent with past practice, neither Harleysville Mutual nor any Harleysville Mutual Subsidiary is liable to pay commissions upon the renewal of any Insurance Contract nor is it a party to any agreement providing for the collection of insurance premiums payable to Harleysville Mutual or any Harleysville Mutual Subsidiary by any other Person;

(e)           Harleysville Mutual has made available to Nationwide Mutual a copy of all written investment policies and procedures for Harleysville Mutual and any Harleysville Mutual Subsidiary.  Harleysville Mutual and each Harleysville Mutual Subsidiary have at all times complied with such investment policies and procedures in all material respects;

(f)            No Harleysville Mutual Subsidiary is engaged in any activity that would require registration by Harleysville Mutual or any Harleysville Mutual Subsidiary as an investment company, broker-dealer, investment advisor or fund administrator under any applicable state or federal Law, including the Exchange Act, the Investment Company Act, and the Investment

Advisers Act.  Neither Harleysville Mutual nor any Harleysville Mutual Subsidiary maintains or manages any open-end management investment company or portfolio;

(g)           Neither Harleysville Mutual nor any Harleysville Mutual Subsidiary is engaged in the business of serving as a custodian or transfer agent;

(h)           Since January 1, 2008, Harleysville Mutual and each Harleysville Mutual Subsidiary has duly and validly filed or caused to be filed all reports, statements, documents, registrations, filings, or submissions that were required by applicable insurance Laws to be filed; all such filings complied with all applicable Laws when filed, and no material deficiencies have been asserted with respect to any such filings which have not been satisfied in all material respects, except to the extent that the failure to make any such filing or submission would not, individually or in the aggregate, result in any Liability to Harleysville Mutual or any Harleysville Mutual Subsidiary in excess of $250,000;

(i)            Harleysville Mutual has made available to Nationwide Mutual correct and complete copies of all of the Harleysville Mutual Reinsurance Treaties and all such Harleysville Mutual Reinsurance Treaties are in full force and effect, and the consummation of the Transactions will not result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or result in the loss of any benefit) under, any of the terms, conditions or provisions of any of the Harleysville Mutual Reinsurance Treaties.  Harleysville Mutual has reasonably concluded that all reinsurance, coinsurance or similar recoverable amounts reflected in the Harleysville SAP Statements are collectible, and Harleysville Mutual has no Knowledge of any material adverse change in the financial condition of its reinsurers that might raise concern regarding their ability to honor their reinsurance, coinsurance or similar commitments.  No party to any of the Harleysville Mutual Reinsurance Treaties has given notice to Harleysville Mutual or any Harleysville Mutual Subsidiary that such party intends to terminate, cancel or alter the pricing of any of the Harleysville Mutual Reinsurance Treaties as a result of or following consummation of the Transactions.  With respect to each Harleysville Mutual Reinsurance Treaty, there is no material default or claim of any material default thereunder by Harleysville Mutual or any Harleysville Mutual Subsidiary that is a party thereto or, to the Knowledge of Harleysville Mutual, by any other party thereto, and no event has occurred that, with the passage of time or the giving of notice or both would constitute a material default thereunder by Harleysville Mutual or any Harleysville Mutual Subsidiary that is a party thereto or, to the Knowledge of Harleysville Mutual, by any other party thereto, or would permit material modification, acceleration or termination thereof.  No Harleysville Mutual Reinsurance Treaty contains any provision providing that the other party thereto may terminate or alter the pricing of the same by reason of the Transactions, or contains any other provision which would be altered or otherwise become applicable by reason of the Transactions.  Since December 31, 2010, no Harleysville Mutual Reinsurance Treaty has been cancelled.  Since December 31, 2010, there have been no disputes under any Harleysville Mutual Reinsurance Treaty other than disputes in the Ordinary Course of Business for which adequate loss reserves have been established.  Any adjustment to any Tax that results in a Tax Liability to Harleysville Mutual caused by an agreed or otherwise determined adjustment to the allocations made in reinsurance treaties or agreements involving Harleysville Mutual or any Subsidiary of Harleysville Mutual shall not constitute a breach of any representation or warranty made in this Agreement with respect to Tax matters;

(j)            (i) To Harleysville Mutual’s Knowledge, each Producer, at the time such Producer wrote, sold or produced business for Harleysville Mutual or such Harleysville Mutual Subsidiary, was duly licensed under applicable Law for the type of business written, sold or produced by such Producer in the particular jurisdiction in which such Producer wrote, sold or produced such business for Harleysville Mutual or such Harleysville Mutual Subsidiary, and was duly appointed, if applicable, by Harleysville Mutual or such Harleysville Mutual Subsidiary as its Producer; (ii) to Harleysville Mutual’s Knowledge, no such Producer violated (or with notice or lapse of time or both would have violated) any term or provision of any Law or Order applicable to any aspect (including the marketing, writing, sale or production) of the Business of Harleysville Mutual or such Harleysville Mutual Subsidiary; and (iii) there are no material disputes between Harleysville Mutual or a Harleysville Mutual Subsidiary on the one hand and any such Producer on the other; and

(k)           Except as set forth in Section 4.14(k) of the Harleysville Mutual Disclosure Schedule, there are no claims or assessments against Harleysville Mutual or any Harleysville Mutual Subsidiary by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.  To the Knowledge of Harleysville Mutual, no such claim or assessment is pending.

Section 4.15           Cancellations.  Except as set forth in Section 4.15 of the Harleysville Mutual Disclosure Schedule, between December 31, 2010 and the date of this Agreement, no Person or group of Persons acting in concert writing, selling or producing insurance business, which in the aggregate accounted for 2% or more of the gross premium income of Harleysville Mutual or any Harleysville Mutual Subsidiary, taken as a whole, for the year ended December 31, 2010, has terminated or substantially reduced, or, to the Knowledge of Harleysville Mutual, threatened in writing to terminate or substantially reduce, its relationship with Harleysville Mutual or any Harleysville Mutual Subsidiary.

Section 4.16           Operations Insurance.  Harleysville Mutual has made available to Nationwide Mutual copies of all liability, property, workers compensation, directors and officers liability, and other similar Insurance Contracts that insure the Business or properties of Harleysville Mutual or any Harleysville Mutual Subsidiary or affect or relate to the ownership, use, or operations of any Assets of Harleysville Mutual or any Harleysville Mutual Subsidiary and that have been issued to Harleysville Mutual or any Harleysville Mutual Subsidiary.  All such Insurance Contracts are in full force and effect and are with financially sound and reputable insurers, and all premiums due and payable thereon have been paid in full on a timely basis.  All notices of reportable incidents with respect to such insurance occurring during the last five (5) years have been given in writing to appropriate carriers on a basis sufficiently timely to preserve the right of recovery of such insurance, and a copy of all such notices has been made available to Nationwide Mutual.  Except as set forth in Section 4.16 of the Harleysville Mutual Disclosure Schedule, no party to any Insurance Contract has stated an intent or, to the Knowledge of Harleysville Mutual or any Harleysville Mutual Subsidiary, threatened to terminate or materially increase the premium in respect of any such Insurance Contract.

Section 4.17           Taxes and Tax Returns.  Except as set forth in Section 4.17 of the Harleysville Mutual Disclosure Schedule with respect to Harleysville Mutual and any Person that is a Harleysville Mutual Subsidiary on or after the date hereof:

(a)           All income Tax Returns and all other material Tax Returns required under applicable Law to be filed with or provided to any Person by Harleysville Mutual or any Harleysville Mutual Subsidiary have been (and, as to Tax Returns not filed as of the date of this Agreement, will be) timely filed (within any applicable extension periods) and such Tax Returns were true, complete and correct in all material respects;

(b)           Harleysville Mutual and each Harleysville Mutual Subsidiary have within the time and in the manner prescribed by Law paid all Taxes due and payable except for those Taxes that are being contested in good faith and for which adequate reserves have been taken.  To the Knowledge of Harleysville Mutual, no claim has ever been made by an authority in a jurisdiction where Harleysville Mutual or any Harleysville Mutual Subsidiary does not file Tax Returns that Harleysville Mutual or any Harleysville Mutual Subsidiary may be subject to taxation by that jurisdiction;

(c)           Harleysville Mutual and each Harleysville Mutual Subsidiary have established (and until the Effective Time will maintain) on their books and records: (i) reserves adequate to pay all Taxes not yet due and payable and all deficiencies asserted, proposed or, to the Knowledge of Harleysville Mutual or any Harleysville Mutual Subsidiary, threatened against Harleysville Mutual or any Harleysville Mutual Subsidiary, and (ii) reserves for deferred Taxes, in each case, in accordance with SAP or GAAP, as the case may be;

(d)           Neither Harleysville Mutual nor any Harleysville Mutual Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

(e)           Neither Harleysville Mutual nor any Harleysville Mutual Subsidiary has executed any waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns, which waivers, extensions, or comparable consents remain in effect;

(f)            To the Knowledge of Harleysville Mutual, no outstanding deficiencies, assessments, or written proposals for the assessment of any Taxes, that are separately or collectively material in amount, have been proposed, asserted or assessed in writing against Harleysville Mutual or any of the Harleysville Mutual Subsidiaries by any taxing authority;

(g)           No Proceedings are presently pending with regard to any Taxes or Tax Returns of Harleysville Mutual or any Harleysville Mutual Subsidiary, and Harleysville Mutual has no Knowledge of any threatened Proceeding with respect to any such Taxes or Tax Returns.

(h)           No power of attorney currently in force has been granted by Harleysville Mutual or any Harleysville Mutual Subsidiary with respect to any matter relating to Taxes;

(i)            Neither Harleysville Mutual nor any Harleysville Mutual Subsidiary has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Effective Time of the Parent Merger;

(j)            Harleysville Mutual and the Harleysville Mutual Subsidiaries have made available to Nationwide Mutual complete and accurate copies of: (i) all federal and state income

Tax Returns, and any amendments thereto, filed by or on behalf of Harleysville Mutual and each Harleysville Mutual Subsidiary for all taxable years since 2007, and (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Harleysville Mutual or any Harleysville Mutual Subsidiary;

(k)           Neither Harleysville Mutual nor any Harleysville Mutual Subsidiary is a party to any Tax allocation or sharing agreement with any Person.  Neither Harleysville Mutual or any Harleysville Mutual Subsidiary has any Liability for Taxes of any Person other than Harleysville Mutual or a Harleysville Mutual Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise;

(l)            Neither Harleysville Mutual nor any Harleysville Mutual Subsidiary has taken any action or has any Knowledge of any fact or circumstance relating to Harleysville Mutual or any Harleysville Mutual Subsidiary that is reasonably likely to adversely affect the status of the Parent Merger as a reorganization under Section 368 of the Code; and

(m)          Neither Harleysville Mutual nor any Harleysville Mutual Subsidiary has entered into a records retention agreement with any taxing authority.

Section 4.18           Benefit Plans.  Except with respect to any indirect Liability arising from Harleysville Mutual being in the same ERISA Controlled Group as HGI, neither Harleysville Mutual nor any of the Harleysville Mutual Subsidiaries, directly or indirectly, sponsors, maintains, contributes or is required to contribute to, or has any obligation or Liability with respect to, any Benefit Plan.

Section 4.19           Labor and Employment Matters.  Neither Harleysville Mutual nor any of the Harleysville Mutual Subsidiaries (a) has any employees or has entered into or otherwise has any Liability under any employment, consulting, or similar Contract with any individual, (b) has paid or is obligated to pay compensation to any Person since January 1, 2007, or (c) is a party to or bound by any union Contract, collective bargaining agreement, employment Contract, independent contractor agreement, consulting agreement or other similar type of Contract.  There is no Proceeding before any Governmental Entity alleging unfair labor practices, civil rights violations, employment discrimination, or any similar claim or charge against Harleysville Mutual or any of the Harleysville Mutual Subsidiaries, and there are no existing facts which would lead to any such claim or charge.

Section 4.20           Intellectual Property.

(a)           Section 4.20(a) of the Harleysville Mutual Disclosure Schedule sets forth a list of all Intellectual Property owned by Harleysville Mutual and any Harleysville Mutual Subsidiary other than unregistered copyrights and trade secrets.  Such Intellectual Property is subsisting and is valid and enforceable.  Except as set forth in Section 4.20(a) of the Harleysville Mutual Disclosure Schedule, (i) Harleysville Mutual and any Harleysville Mutual Subsidiary owns, free and clear of all Liens, (except for Permitted Liens), or has a license or other right to use all Intellectual Property to the extent necessary for the conduct of its Business as currently conducted; (ii) there is no claim or Proceeding pending against Harleysville Mutual nor any

Harleysville Mutual Subsidiary, to the Knowledge of Harleysville Mutual or any Harleysville Mutual Subsidiary, threatened against Harleysville Mutual or any Harleysville Mutual Subsidiary that has been made in the past three (3) years alleging that Harleysville Mutual or any Harleysville Mutual Subsidiary is infringing any Intellectual Property rights of any third party; and (iii) neither Harleysville Mutual nor any Harleysville Mutual Subsidiary has made any claim against any third party that remains pending alleging the infringement of any Intellectual Property right of Harleysville Mutual or such Harleysville Mutual Subsidiary.  Each of Harleysville Mutual and the Harleysville Mutual Subsidiaries has taken commercially reasonable efforts to maintain the secrecy of the material trade secrets owned by Harleysville Mutual and any Harleysville Mutual Subsidiary.  The Computer Systems and Computer Software owned or used by Harleysville Mutual or any Harleysville Mutual Subsidiary in the conduct of its Business are sufficient in all material respects for the immediate needs of the Business of Harleysville Mutual and each Harleysville Mutual Subsidiary, other than upgrades in the Ordinary Course of Business.  In the last twelve (12) months, there has been no crash, failure, breakdown, or continued substandard performance affecting any such Computer Systems or Computer Software that has adversely affected the Business, results of operation or condition (financial or otherwise) of Harleysville Mutual or any Harleysville Mutual Subsidiary.

(b)           Except as set forth in Section 4.20(b) of the Harleysville Mutual Disclosure Schedule, in the past three (3) years, Computer Software owned by Harleysville Mutual or any Harleysville Mutual Subsidiary has not been disclosed, delivered, or made available to any Person that is not an employee or consultant of Harleysville Mutual or any Harleysville Mutual Subsidiary, and neither Harleysville Mutual nor any Harleysville Mutual Subsidiary has agreed to provide such Computer Software to any such Person (including as part of the escrow arrangement).  Except as set forth in Section 4.20(b) of the Harleysville Mutual Disclosure Schedule, the Computer Software owned by Harleysville Mutual or any Harleysville Mutual Subsidiary operates in all material respects in accordance with its documentation and specifications and has no material problems or defects.

Section 4.21           Rating Agencies.  Except as disclosed in Section 4.21 of the Harleysville Mutual Disclosure Schedule, since December 31, 2010, none of A.M. Best Company, Standard & Poor’s or Moody’s Investors Services, Inc. (collectively, the “Rating Agencies”) has, other than as a result of the announcement of the Parent Merger or the Transactions (a) imposed conditions (financial or otherwise) on retaining any currently held rating assigned to Harleysville Mutual or any Harleysville Mutual Subsidiary, or (b) indicated to Harleysville Mutual or any Harleysville Mutual Subsidiary that it is considering the downgrade of any rating assigned to Harleysville Mutual or such Harleysville Mutual Subsidiary.

Section 4.22           Investment Company.  None of the Harleysville Mutual Subsidiaries maintains any separate accounts.  Neither Harleysville Mutual nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable Law to control an “investment adviser” as such term is defined in Section 2(a)(20) of the Investment Company Act, whether or not registered under the Investment Advisers Act.  Neither Harleysville Mutual nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act, and neither Harleysville Mutual nor any of its Subsidiaries sponsors any Person that is such an investment company.

Section 4.23           Brokers or Finders.  No broker, investment banker, financial advisor or other Person other than Harleysville Mutual’s financial advisors, (i) Credit Suisse Securities (USA) LLC (whose fees and expenses shall be paid 50% by Harleysville Mutual and 50% by HGI in accordance with the Harleysville Parties’ agreement with such firm) and (ii) Griffin Financial Group LLC (whose fees and expenses shall be paid by Harleysville Mutual in accordance with Harleysville Mutual’s agreement with such firm), is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Harleysville Mutual, any of the Harleysville Mutual Subsidiaries, or HGI, as applicable.  Harleysville Mutual has furnished to Nationwide Mutual complete and correct copies of all existing agreements between (i) Harleysville Mutual and Credit Suisse Securities (USA) LLC, and (ii) Harleysville Mutual and Griffin Financial Group LLC, pursuant to which either of the foregoing firms would be entitled to any payment relating to the Transactions.

Section 4.24           Absence of Indemnifiable Claims.  As of the date of this Agreement, there are no pending claims that would entitle any director or officer of Harleysville Mutual or the Harleysville Mutual Subsidiaries to indemnification by Harleysville Mutual or the Harleysville Mutual Subsidiaries under applicable Law, the Harleysville Mutual Articles of Incorporation or Bylaws, the certificate of incorporation or bylaws or other organizational or governance documents of any of the Harleysville Mutual Subsidiaries, any insurance policy maintained by Harleysville Mutual or the Harleysville Mutual Subsidiaries, or any indemnity agreements of Harleysville Mutual or similar agreements to which Harleysville Mutual or any of the Harleysville Mutual Subsidiaries is a party or by which any of their Assets is or may be bound.

Section 4.25           Risk-Based Capital.  Harleysville Mutual has made available to Nationwide Mutual the written results submitted by Harleysville Mutual or any of its Subsidiaries to any insurance Governmental Entities since January 1, 2008 relating to Risk-Based Capital calculations (the “Risk-Based Capital Reports”).  The Risk-Based Capital Reports are true, accurate and complete in all material respects.  None of Harleysville Mutual or any of its Subsidiaries has suffered a decrease in its Risk-Based Capital to “Company Action Level.”

Section 4.26           Derivatives; Structured Products.  Neither Harleysville Mutual nor any Harleysville Mutual Subsidiaries, nor any of their respective Affiliates, (i) is engaged in any Derivative Transactions; (ii) has any Liability, contingent or otherwise, in connection with any Derivative Transaction; (iii) has issued, sponsored, organized, or otherwise originated any Structured Products; or (iv) has any Liability, whether accrued, absolute, contingent, or otherwise, in connection with any Structured Products.

Section 4.27           No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, none of Harleysville Mutual, the Harleysville Mutual Subsidiaries or any other Person on behalf of Harleysville Mutual or the Harleysville Mutual Subsidiaries makes any other express or implied representation or warranty with respect to Harleysville Mutual, any of the Harleysville Mutual Subsidiaries or any information provided to Nationwide Mutual with respect to Harleysville Mutual or any of the Harleysville Mutual Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HGI

As an inducement to the Nationwide Parties to enter into this Agreement, HGI hereby represents and warrants to the Nationwide Parties that, except as set forth in the HGI Disclosure Schedule (it being acknowledged and agreed by the Nationwide Parties that any matter set forth in any section or subsection of the HGI Disclosure Schedule will be deemed to be disclosed for all purposes of this Agreement and all other sections and subsections of the HGI Disclosure Schedule to which it is readily apparent that the matters so disclosed are applicable, but will expressly not be deemed to constitute an admission by HGI or any Subsidiary of HGI, or otherwise to imply, that any such matter rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the HGI Disclosure Schedule):

Section 5.1             Organization and Qualification.

(a)           HGI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to conduct its Business as it is currently being conducted.  Each of the Subsidiaries of HGI is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all requisite power and authority to conduct its Business as it is currently being conducted, except as would not have, individually or in the aggregate, a Material Adverse Effect.  Each of HGI and its Subsidiaries is duly qualified to do Business, and is in good standing, in the respective jurisdictions where the character of its Assets owned, operated or leased, or the nature of its Business, makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.  Each Subsidiary of HGI is listed in Section 5.1(a) of the HGI Disclosure Schedule.

(b)           Each Subsidiary of HGI (i) possesses an Insurance License in each jurisdiction in which it is required to possess an Insurance License, and (ii) is duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being specified in the HGI Financial Statements or HGI Interim Financial Statements.  All such Insurance Licenses, including authorizations to transact reinsurance, are in full force and effect without amendment, limitation, or restriction, other than as described in Section 5.1(b) of the HGI Disclosure Schedule, and HGI has no Knowledge of any event, inquiry or Proceeding which is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension, or restriction of any such Insurance License.

(c)           Copies of the Certificate of Incorporation and Bylaws of HGI have been made available to Nationwide Mutual, and copies of the certificate of incorporation and bylaws (and other comparable organizational documents, if any) of each of the Subsidiaries of HGI have been made available to Nationwide Mutual, and such copies are true and complete as of the date of this Agreement.

(d)           HGI and each of its Subsidiaries do not, directly or indirectly, beneficially own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association, or entity that, directly or indirectly, conducts any activity which is material to HGI or each of its Subsidiaries, other than (i) as disclosed in Section 5.1(d) of the HGI Disclosure Schedule, and (ii) investments in publicly-traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity.

(e)           The minute books of HGI and of each of the Subsidiaries of HGI have been made available to Nationwide Mutual.  Such minute books contain a complete summary of all meetings of directors and meetings of shareholders and reflect all of the material actions taken by each of their respective boards of directors (including each committee thereof) and shareholders since January 1, 2007.  No Subsidiary of HGI is a limited liability company.

(f)            None of the insurance company Subsidiaries of HGI are “commercially domiciled” in any jurisdiction, or otherwise treated as domiciled in a jurisdiction, other than their respective states of domicile.

Section 5.2             Capitalization of HGI and its Subsidiaries.

(a)           The authorized capital stock of HGI consists of (i) 80,000,000 shares of common stock with a par value of $1.00 per share and (ii) 1,000,000 shares of Series Preferred Stock with a par value of $1.00 per share.  As of the close of business on September 26, 2011, (i) 35,114,111 shares of common stock of HGI were issued; (ii) 27,171,123 shares of common stock of HGI were outstanding, of which Harleysville Mutual is the record and beneficial holder of 14,526,445 of such shares; (iii) Options to purchase a total of 1,946,422 shares of common stock of HGI (of which Options to purchase a total of 1,262,936 shares of common stock were currently exercisable) were outstanding; (iv) 7,942,993 shares of common stock of HGI were held by HGI in its treasury; and (v) none of the shares of Series Preferred Stock of HGI were issued and outstanding.  All of the issued and outstanding shares of the capital stock of HGI have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or subscription rights.  Except as set forth in Section 5.2(a) of the HGI Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities, obligations to make capital contributions or advances, or voting trust arrangements, shareholders’ agreements, or other agreements, commitments or undertakings of any character to which HGI is a party or by which it is bound relating to the issued or unissued capital stock of HGI or securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock, which obligates HGI to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any such capital stock or other securities or obligating HGI to issue, grant, extend, or enter into any such subscription, option, warrant, call, right, security, contribution, advance, arrangement, agreement, commitment, or undertaking.

(b)           All of the outstanding shares of capital stock (or of any other form of equity interest in the case of a Subsidiary of HGI that is not a corporation) of each of the Subsidiaries of  HGI have been validly issued and are fully paid.  Section 5.2(b) of the HGI Disclosure Schedule sets forth a true and complete statement of the capitalization of each of the Subsidiaries of HGI, and all of the outstanding shares of capital stock of each of the Subsidiaries of HGI are beneficially owned by either HGI or another of the Subsidiaries of HGI, free and clear of all Liens.  Except as set forth in Section 5.2(b) of the HGI Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities, obligations to make capital contributions or advances, or voting trust arrangements, shareholders’ agreements, or other agreements, commitments or undertakings of any character to which HGI or any Subsidiary of HGI is a party or by which any of them is bound relating to the issued or unissued capital stock (or of any other form of equity interest in the case of a Subsidiary of HGI that is not a corporation) of any of the Subsidiaries of HGI or securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock (or of any other form of equity interest in the case of a Subsidiary of HGI that is not a corporation), which obligates HGI or any such Subsidiary of HGI to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any such capital stock (or any such other form of equity interest in the case of a Subsidiary of HGI that is not a corporation) or other securities or obligating HGI or any of the Subsidiaries of HGI to issue, grant, extend, or enter into any such subscription, option, warrant, call, right, security, contribution, advance, arrangement, agreement, commitment, or undertaking.  The name and percentage (if less than 100%) of outstanding capital stock (or of any other form of equity interest in the case of a Subsidiary of HGI that is not a corporation) owned, directly or indirectly, by HGI are set forth in Section 5.2(b) of the HGI Disclosure Schedule with respect to each Subsidiary of HGI.

Section 5.3             Authority Relative to this Agreement.

(a)           HGI has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the stockholders of HGI, to consummate the Transactions and carry out its obligations under the Transaction Documents to which it is or will be a party.  The execution and delivery of this Agreement by HGI and the consummation by HGI of the Transactions have been duly approved and authorized by the Board of Directors of HGI.  Except for the approval and adoption of this Agreement by the stockholders of HGI, no other corporate proceedings on the part of HGI are necessary to authorize this Agreement and the Transactions.

(b)           This Agreement has been duly and validly executed and delivered by HGI and (assuming this Agreement is a valid and binding obligation of the Nationwide Parties) constitutes a valid and binding agreement of HGI enforceable against HGI in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(c)           The Board of Directors of HGI has received the written opinion of HGI’s financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that the Merger Consideration is fair, from a financial point of view, to holders of the shares of common stock of HGI receiving the Merger Consideration.

(d)           The Board of Directors of HGI has also received the advice of Credit Suisse Securities (USA) LLC.

Section 5.4             No Violation; Governmental Filings.

(a)           The execution, delivery, and performance of this Agreement by HGI and the consummation by HGI of the Transactions will not (i) constitute a breach or violation of or default under the Certificate of Incorporation or the Bylaws (or similar organizational documents) of HGI or of any of the Subsidiaries of HGI, (ii) except as set forth in Section 5.4(a)(ii) of the HGI Disclosure Schedule, violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Assets of HGI or of any of the Subsidiaries of HGI under, any of the terms, conditions, or provisions of any Contract to which HGI or any Subsidiary of HGI is a party or to which it or any of its Assets may be subject, or (iii) except as set forth in Section 5.4(a)(iii) of the HGI Disclosure Schedule, constitute a breach or violation of or default under any Environmental Permit, Law, Order or License to which HGI or any of the Subsidiaries of HGI is subject, except, in the case of clauses (ii) and (iii) of this Section 5.4(a), to the extent such violation, conflict, breach, default, Lien or requirement would not, individually or in the aggregate, have a Material Adverse Effect on the Harleysville Parties, taken as a whole, or prevent or render impracticable the consummation by HGI of the Transactions.

(b)           No Consent of or Filing with any Person is required with respect to HGI or any Subsidiary of HGI in connection with the execution and delivery of this Agreement by HGI and the consummation of the Transactions except for (i) the Core Governmental Approvals; (ii) the Governmental Approvals set forth in Section 5.4(b) of the HGI Disclosure Schedule; (iii) the approval of this Agreement by the stockholders of HGI, as contemplated by Section 8.2(a); (iv) the filings pursuant to Section 2.5(b); (v) any Consent or Filing that is disclosed in Section 5.4(b) of the HGI Disclosure Schedule or that would not otherwise be required to be disclosed pursuant to Section 5.4(a); (v) such Consents and Filings as may be required by any applicable state securities or blue sky Laws; and (vi) other such Consents or Filings, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to prevent or be a material impediment to the consummation of the Transactions or be reasonably likely to have a Material Adverse Effect on HGI and the Subsidiaries of HGI taken as a whole, or prevent or render impracticable the consummation of the Transactions by HGI.

Section 5.5             HGI Financial Statements.

(a)           HGI has made available to the Nationwide Parties true and complete copies of (i) the audited consolidated balance sheets of HGI and each of its Subsidiaries as of December 31, 2008, 2009, and 2010, and the related audited consolidated statements of income, stockholders’ equity, and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “HGI Financial Statements”), and (ii) the unaudited consolidated balance sheet of HGI and each of its Subsidiaries as of March 31, 2011, and June 30, 2011, and the related unaudited consolidated statements of income, stockholders’ equity, and cash flows for the three (3) month period then ended (the “HGI Interim Financial Statements”).

(b)           The HGI Financial Statements present fairly, in all material respects, the financial position, results of operations, stockholders’ equity, and cash flows of HGI and each of its Subsidiaries at the dates and for the time periods indicated and have been prepared and reviewed by the management of HGI in accordance with GAAP.  The HGI Interim Financial Statements present fairly, in all material respects, the financial position, results of operations, stockholders’ equity, and cash flows of HGI and each of its Subsidiaries at the date and for the period indicated and have been prepared and reviewed by the management of HGI in accordance with GAAP, consistent with the HGI Financial Statements, except for the absence of footnote disclosure and the customary year-end adjustments set forth in Section 5.5(b) of the HGI Disclosure Schedule.  The HGI Financial Statements and the HGI Interim Financial Statements were derived from the books and records of HGI and each of its Subsidiaries.

Section 5.6             Reserves.  The aggregate actuarial reserves and other actuarial amounts held in respect of Liabilities with respect to Insurance Contracts of each of the Insurance Subsidiaries of HGI as established or reflected in its HGI Financial Statements or HGI Interim Financial Statements:  (a)(i) were determined in accordance with generally accepted actuarial standards consistently applied, (ii) were fairly stated, in all material respects, in accordance with sound actuarial principles, and (iii) were based on actuarial assumptions that are in accordance with or are more conservative than those specified in the related Insurance Contracts; and (b) complied with, in all material respects, the requirements of the domiciliary state of each such Subsidiary and all other applicable Laws.  Each Subsidiary of HGI owns Assets that qualify as admitted assets under applicable insurance Laws in an amount at least equal to the sum of its statutory reserves and other similar amounts.  HGI has made available to Nationwide Mutual a true and complete copy of each Harleysville Actuarial Analysis.

Section 5.7             Absence of Certain Changes or Events.  Except as set forth in Section 5.7 of the HGI Disclosure Schedule or as disclosed in the HGI Financial Statements or HGI Interim Financial Statements, since December 31, 2010, HGI and each of its Subsidiaries has conducted its Business only in the Ordinary Course of Business, consistent with past practice, and there has not occurred: (a) a Material Adverse Effect, or any event or events which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Harleysville Parties taken as a whole; (b) except as required by applicable Law, any material change by HGI or any of its Subsidiaries in its accounting principles, practices, or methods; (c) any material addition or, to the Knowledge of HGI, any development involving a prospective material addition to the consolidated reserves of the Subsidiaries of HGI for future policy benefits or other policy claims and benefits other than as a result of activities and events in the Ordinary Course of Business; or (d) except as required by GAAP, SAP, or applicable Law, any change in the accounting, actuarial, investment, reserving, underwriting, or claims administration policies, practices, procedures, methods, assumptions, or principles of HGI or any of its Subsidiaries, as applicable, that has or would reasonably be expected to have an effect or impact, in any material respect, on the Business, Assets, Liabilities, results of operations or condition (financial or otherwise) of the Harleysville Parties taken as a whole.  Except as set forth in Section 5.7 or Section 7.1(f) of the HGI Disclosure Schedule, since December 31, 2010, there has not been any increase in the compensation payable or that could become payable by HGI or any of the Subsidiaries of HGI to officers or key employees or any amendment of any of the compensation and benefit plans other than: (x) previously announced or communicated to affected employees prior to December 31,

2010, (y) made in the Ordinary Course of Business consistent with past practice or (z) as required by the terms of agreements or plans in effect as of December 31, 2010.

Section 5.8             No Undisclosed Liabilities.  Except as disclosed in the HGI Financial Statements, HGI Interim Financial Statements, or as set forth in Section 5.8 of the HGI Disclosure Schedule, neither HGI nor any of the Subsidiaries of HGI has any Liabilities required by GAAP to be set forth on a balance sheet of HGI, other than (a) Liabilities arising since the date of the applicable HGI Financial Statement or HGI Interim Financial Statement in the Ordinary Course of Business consistent with past practice, (b) arising under or incurred in connection with this Agreement or the Transactions, or (c) that, individually or in the aggregate, are not material.

Section 5.9             Litigation.  Except (a) as set forth in Section 5.9 of the HGI Disclosure Schedule or as disclosed in the HGI Financial Statements or HGI Interim Financial Statements, and (b) for any Proceeding which is not reasonably likely to give rise to a Liability in excess of $250,000, there are no Proceedings pending or, to the Knowledge of HGI, threatened against HGI or any Subsidiary of HGI before any Governmental Entity or arbitrator, and no such Proceedings described in clauses (a) or (b) above would give any Person the right to enjoin or rescind the Transactions or otherwise prevent HGI or any of its Subsidiaries from complying with the terms of this Agreement.

Section 5.10           Compliance with Law.

(a)           Except as set forth in Section 5.10(a) of the HGI Disclosure Schedule, since January 1, 2007, neither HGI nor any Subsidiary of HGI has been in violation (or, with notice or lapse of time or both, would be in violation) of any term or provision of any Law (including any applicable data security or privacy Laws) applicable to it or any of its Assets, which violation, individually or in the aggregate, could result in any material Liability to HGI or its Subsidiaries.  HGI has made available to Nationwide Mutual all reports (including draft reports) of examinations of the affairs of HGI (including market conduct examinations) and each Subsidiary of HGI issued by insurance Governmental Entities for any period ending on a date on or after January 1, 2007.  Except as set forth in Section 5.10(a) or Section 5.18(l) of the HGI Disclosure Schedule, all material deficiencies or violations in such reports have been resolved.  Except as set forth in Section 5.10(a) or Section 5.18(l) of the HGI Disclosure Schedule, HGI has not received any written notice in the past five (5) years from any Governmental Entity regarding any actual or alleged material violation of, or failure to comply with, or material Liability under any applicable Law (including any applicable data security or privacy laws).  Except as set forth in Section 5.10(a) of the HGI Disclosure Schedule, all outstanding Insurance Contracts issued or assumed by each Subsidiary of HGI are, to the extent required by applicable Law, on forms and at rates approved by the insurance Governmental Entities of the jurisdictions where issued or have been filed with and not objected to by such Governmental Entities within the periods provided for objection, except where the failure to file would not, individually or in the aggregate, reasonably be expected to result in any material Liability to HGI or any Subsidiary of HGI.

(b)           Except as set forth in Section 5.10(b) of the HGI Disclosure Schedule, neither HGI nor any Subsidiary of HGI is a party to any Contract with or other undertaking to, or is subject to any Order by, or is a recipient of any supervisory letter or other written communication of any kind from, any Governmental Entity which: (i) is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Harleysville Parties taken as a whole, or (ii) has been received since January 1, 2007, and relates to its reserve adequacy or its marketing, sales, trade, or underwriting practices or policies and which is reasonably likely to be materially adverse to HGI or any of the Subsidiaries of HGI, nor has HGI or any of the Subsidiaries of HGI been notified in writing by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, Contract, undertaking, letter, or other written communication.

(c)           HGI and each of the Subsidiaries of HGI has implemented procedures and programs which are designed to provide reasonable assurance that HGI and each of the Subsidiaries of HGI and their employees and Producers are in compliance in all material respects with all applicable Laws, including advertising, licensing, data security, privacy and sales Laws.

Section 5.11           Assets.  Except as set forth in Section 5.11 of the HGI Disclosure Schedule and except for Assets disposed of since December 31, 2010 in the Ordinary Course of Business consistent with past practice:  (a) HGI and each of the Subsidiaries of HGI own all Assets that are disclosed or otherwise reflected in its most recent HGI Financial Statement and all Assets acquired thereafter, and all such Assets are owned by such Persons, free and clear of all Liens other than Permitted Liens; and (b) (i) HGI and each Subsidiary of HGI own good and indefeasible, marketable fee simple title to, or has a valid leasehold interest in, all real property used in the conduct of its Business or of a type which would be required to be specifically disclosed by any Subsidiary of HGI in Schedule A of its Annual Statement, free and clear of all Liens other than Permitted Liens; (ii) in the aggregate, all real property, other than unimproved land, is, in all material respects, suitable for its current uses; (iii) HGI and each Subsidiary of HGI own, or have a valid leasehold interest in or a valid right under Contract to use, all personal property that is presently used in and is material to the conduct of their Business, free and clear of all Liens other than Permitted Liens; (iv) HGI and each Subsidiary of HGI own, free and clear of all Liens other than Permitted Liens, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property that is material to the conduct of their Business; and (v) neither HGI nor any Subsidiary of HGI is in conflict with or violation or infringement of, nor has HGI or any Subsidiary of HGI received any written notice of any such conflict with or violation or infringement of, any asserted rights of any other Person with respect to any Intellectual Property.

Section 5.12           Environmental Matters.

(a)           Except as set forth in Section 5.12(a) of the HGI Disclosure Schedule, each of HGI and the Subsidiaries of HGI and all HGI Real Property (including all owners or operators thereof) are in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession of all material Environmental Permits required under Environmental Laws and compliance in all material respects with the terms and conditions thereof.  Except as set forth in Section 5.12(a) of the HGI Disclosure Schedule, neither HGI nor any Subsidiary of HGI has received any written communication, whether from a Governmental Entity, citizens’ group, employee, or otherwise, that remains pending and alleges that HGI or any Subsidiary of HGI or any HGI Real Property (including any owner or operator thereof) is not in such compliance.  Neither HGI nor any Subsidiary of HGI has been notified in a writing that remains pending by any Governmental Entity that any such Environmental Permit will be modified, suspended or revoked or cannot be renewed or transferred in the Ordinary Course of Business consistent with past practice or in connection with the Subsidiary Merger.

(b)           Except as set forth in Section 5.12(b) of the HGI Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of HGI or its Subsidiaries, threatened against HGI, any Subsidiary of HGI, any HGI Real Property (including any owner or operator thereof), or any Person whose Liability for any Environmental Claims HGI or any Subsidiary of HGI has retained or assumed either contractually or by operation of Law.

(c)           There have been no releases, spills, leaks, or discharges of Hazardous Substances at, from, or to any HGI Real Property or, to the Knowledge of HGI or its Subsidiaries, at any other property, in each case, which is reasonably likely to require HGI or any Subsidiary of HGI to undertake investigation, abatement, removal, remedial, corrective, or other response action pursuant to applicable Environmental Laws.  None of the HGI Real Property (i) is listed or proposed for listing on any list maintained by any Governmental Entity of sites that may require investigation (to the Knowledge of HGI) or any Subsidiary of HGI, abatement, removal, remedial, corrective, or other response action pursuant to applicable Environmental Laws, including the CERCLIS or the NPL, or (ii) is the subject of any abatement, removal, remedial, corrective, or other response action pursuant to applicable Environmental Laws or, to the Knowledge of HGI, is subject to any investigation with respect thereto.

(d)           Except as set forth in Section 5.12(d) of the HGI Disclosure Schedule, to the Knowledge of HGI or any Subsidiary of HGI, no Hazardous Substances were manufactured, generated, stored, treated, transported from, or otherwise managed at any HGI Real Property, except in all material respects in compliance with all applicable Environmental Laws and except as has not created any material Liability with respect to any HGI Real Property, nor were Hazardous Substances from any HGI Real Property disposed of by HGI or any Subsidiary of HGI at any other property in a manner which, to the Knowledge of HGI or any Subsidiary of HGI, could result in a material Liability under applicable Environmental Laws.

Section 5.13           Contracts.  HGI has made available to Nationwide Mutual true and complete copies of the following Contracts, which are currently in force, to which HGI or any Subsidiary of HGI is a party or by which any Assets of HGI or any Subsidiary of HGI are or may be bound, as such Contracts may have been amended to the date of this Agreement:

(a)           all employment, consultation, retirement, termination, sign-on, buy-out, or other Contracts with any present or former officer, director, trustee, employee, agent, Producer, broker, or independent contractor of HGI or any Subsidiary of HGI (including loans or advances to any such Person or any Affiliate of such Person) providing for annual compensation of $100,000 or more, or for compensation over the term of the Contract, and any renewal thereof, of $500,000 or more (including base salary, bonus and incentive payments, and other payments or fees, whether or not any portion thereof is deferred);

(b)           all Contracts with any Person including any Governmental Entity, containing any provision or covenant: (i) limiting the ability of HGI or any Subsidiary of HGI to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person, or (ii) limiting the ability of any Person to compete with or obtain products or services from HGI or any Subsidiary of HGI;

(c)           all Contracts relating to the borrowing of money in excess of $1,000,000 by HGI or any Subsidiary of HGI or the direct or indirect guarantee by HGI or any Subsidiary of HGI of any obligation of any Person for borrowed money or other financial obligation of any Person in excess of $1,000,000, or any other Liability of HGI or any Subsidiary of HGI in respect of indebtedness for borrowed money or other financial obligation of any Person in excess of $1,000,000, including any Contract relating to or containing provisions with respect to: (i) the maintenance of compensating balances that are not terminable by HGI or any Subsidiary of HGI without penalty upon not more than ninety (90) days’ notice, (ii) any lines of credit or similar facilities, (iii) the payment for property, products, or services of any other Person even if such property, products, or services are not conveyed, delivered or rendered, or (iv) any obligation to satisfy any financial obligation or covenants, including take-or-pay, keep-well, make-whole or maintenance of working capital, capital, or earnings levels or financial ratios or to satisfy similar requirements;

(d)           all Contracts (other than Insurance Contracts and other Contracts entered into in the Ordinary Course of Business) with any Person containing any provision or covenant relating to the indemnification or holding harmless by HGI or any Subsidiary of HGI of any Person could under any circumstance result in a Liability to HGI or any of the Subsidiaries of HGI of $250,000 or more;

(e)           all leases or subleases of real property used in the conduct of the Business of HGI or any Subsidiary of HGI and all other leases, subleases or rental or use Contracts providing for annual rental payments to be paid by or on behalf of HGI or any Subsidiary of HGI, involving, in the case of each of the foregoing, annual payments in excess of $100,000;

(f)            all Contracts relating to the future disposition (including restrictions on transfer or rights of first refusal) or future acquisition of any interest in any business enterprise, and all Contracts relating to the future disposition of a material portion of the Assets of HGI or any Subsidiary of HGI other than in each case any Investment Asset or interest in any business enterprise or Assets to be acquired or disposed of in the Ordinary Course of Business or involving consideration of less than $1,000,000;

(g)           all Insurance Contracts (including (i) any Contract pursuant to which any Subsidiary of HGI receives or has received surplus relief, and (ii) with respect to each such Contract, the ceding and assuming Person, the business reinsured, and the amount of the Liability reinsured), other than insurance policies with policyholders of the Subsidiaries of HGI issued in the Ordinary Course of Business;

(h)           all other Contracts (other than (i) Insurance Contracts, (ii) Contracts relating to Investment Assets entered into in the Ordinary Course of Business, (iii) employment Contracts that are not otherwise required to be set forth in Section 5.13(h) of the HGI Disclosure Schedule, (iv) Contracts solely between HGI or any Subsidiary of HGI, on the one hand, and any Subsidiary of HGI, on the other hand, and (v) other Contracts which are expressly excluded under any other subsection of this Section 5.13 that involve or are reasonably likely to involve the payment pursuant to the terms of such Contracts by or to HGI or any Subsidiary of HGI of $250,000 or more, other than Contracts with Producers;

(i)            (i) all Contracts or arrangements (including those relating to allocations of expenses, personnel, services or facilities) between or among HGI and any Subsidiary or Affiliate of HGI, Harleysville Mutual, or Harleysville Mutual Subsidiary, and (ii) all Contracts or arrangements between or among HGI, or any Subsidiary of HGI, on the one hand and any employee or agent, on the other, involving the lending or borrowing of money;

(j)            all outstanding proxies (other than routine proxies in connection with annual meetings), powers of attorney, or similar delegations of authority of HGI or any Subsidiary of HGI to an unrelated Person, other than those entered into in the Ordinary Course of Business consistent with past practice in connection with Investment Assets; and

(k)           all Contracts the terms of which provide or contemplate that the Subsidiary Merger will give rise to any form of severance, compensation, or other Liability for HGI, any Subsidiary of HGI, or the Surviving Subsidiary.

Each of the Contracts made available pursuant to this Section 5.13 is in full force and effect, constitutes a legal, valid and binding obligation of HGI and each of the Subsidiaries of HGI to the extent that it is a party thereto, and is enforceable in accordance with its terms.  Except as set forth in Section 5.13 of the HGI Disclosure Schedule, neither HGI nor any Subsidiary of HGI is in violation, breach or default, or has failed to perform any obligation, under any such Contract or, with or without notice or lapse of time or both, would be in violation, breach or default, or would fail to perform any obligation, under any such Contract except for violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to result in any obligation or Liability of HGI or any Subsidiary of HGI in excess of $250,000.

Section 5.14           Insurance Issued by the Insurance Subsidiaries of HGI.  Except as set forth in Section 5.14 of the HGI Disclosure Schedule:

(a)           All material Contracts to which any of the Insurance Subsidiaries of HGI is a party with respect to reinsurance applicable to insurance in force on the date of this Agreement, and all material Contracts under which any of the Subsidiaries of HGI  has any obligation to cede insurance, are valid, binding and in full force and effect in accordance with their terms.  None of the Subsidiaries of HGI  is in material default of any such material Contract;

(b)           Each Insurance Contract or certificate form, as well as any related application form, written advertising material, and rates or rules currently marketed by any of the Subsidiaries of HGI, the use or issuance of which requires filing or approval, has been appropriately filed, and if required by applicable Law, approved or not objected to by the insurance Governmental Entities of any state in which such Insurance Contracts, and forms, applications, advertising materials, rates or rules, are required to be filed.  All such Insurance Contracts and certificates, forms, applications, advertising materials, and rates or rules are in material compliance with all applicable Laws;

(c)                                  Since January 1, 2007, all claims and benefits claimed by any Person under any Insurance Contract of any Insurance Subsidiary of HGI have been paid (or provision for payment thereof has been made) in accordance with the terms of the Insurance Contracts under which they arose, and such payments were paid without fines or penalties, except for any such claims or claim for benefits of less than $2,000,000 for which such Subsidiary of HGI reasonably believes there is a reasonable basis to contest payment and is taking (or is preparing to take) such action or as set forth in Section 5.9 of the HGI Disclosure Schedule;

(d)                                 Except as set forth in the HGI Financial Statements or HGI Interim Financial Statements referred to in Section 5.5 and except as provided by applicable Law, no provision in any Insurance Contract in force gives policyholders the right to receive dividends or distributions on their Insurance Contracts (other than accruals of interest on cash values or as claim benefits) or otherwise share in the benefits, revenue, or profits of any Subsidiary of HGI, nor have HGI or any Subsidiary of HGI marketed any of their respective products in such a manner as could reasonably be expected to create an expectation on the part of a policyholder to receive any such dividends or distributions.  Except as incurred in the Ordinary Course of Business consistent with past practice, none of the Subsidiaries of HGI is liable to pay commissions upon the renewal of any Insurance Contract nor are any of them party to any agreement providing for the collection of insurance premiums payable to any Subsidiary of HGI by any other Person;

(e)                                  HGI has made available to Nationwide Mutual a copy of all written investment policies and procedures for any Subsidiary of HGI.  HGI and each Subsidiary of HGI have at all times complied with such investment policies and procedures in all material respects except with respect to Insurance Management Resources, L.P. and Harleysville, Ltd. which have no such policies or procedures;

(f)                                    No Subsidiary of HGI is engaged in any activity that would require registration by any Subsidiary of HGI as an investment company, broker-dealer, investment advisor, or fund administrator under any applicable state or federal Law, including the Exchange Act, the Investment Company Act and the Investment Advisers Act.  No Subsidiary of HGI  maintains or manages any open-end management investment company or portfolio;

(g)                                 No Subsidiary of HGI is engaged in the business of serving as a custodian or transfer agent;

(h)                                 Since January 1, 2008, each Subsidiary of HGI has duly and validly filed or caused to be filed all reports, statements, documents, registrations, filings, or submissions that were required by applicable insurance Laws to be filed; all such filings complied with all applicable Laws when filed, and no material deficiencies have been asserted with respect to any such filings which have not been satisfied in all material respects, except to the extent that the failure to make any such filing or submission would not, individually or in the aggregate, result in any Liability to HGI or any Subsidiary of HGI in excess of $250,000;

(i)                                     HGI has made available to Nationwide Mutual correct and complete copies of all of the HGI Reinsurance Treaties and all such HGI Reinsurance Treaties are in full force and effect, and the consummation of the Transactions will not result in a violation or bleach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or result in the loss of any benefit) under, any of the terms, conditions or provisions of any of the HGI Reinsurance Treaties.  HGI has reasonably concluded that all reinsurance, coinsurance or similar recoverable amounts reflected in the HGI Statements are collectible, and HGI has no Knowledge of any material adverse change in the financial condition of its reinsurers that might raise concern regarding their ability to honor their reinsurance, coinsurance or similar commitments.  No party to any of the HGI Reinsurance Treaties has given notice to HGI or any Subsidiary of HGI that such party intends to terminate, cancel or alter the pricing of any of the HGI Reinsurance Treaties as a result of or following consummation of the Transactions.  With respect to each HGI Reinsurance Treaty, there is no material default or claim of any material default thereunder by HGI or any Subsidiary of HGI that is a party thereto or, to the Knowledge of HGI, by any other party thereto, and no event has occurred that, with the passage of time or the giving of notice or both would constitute a material default thereunder by  HGI or any Subsidiary of HGI that is a party thereto or, to the Knowledge of HGI, by any other party thereto, or would permit material modification, acceleration or termination thereof.  No HGI Reinsurance Treaty contains any provision providing that the other party thereto may terminate or alter the pricing of the same by reason of the Transactions, or contains any other provision which would be altered or otherwise become applicable by reason of the Transactions.  Since December 31, 2010, no HGI Reinsurance Treaty has been cancelled.  Since December 31, 2010, there have been no disputes under any HGI Reinsurance Treaty other than disputes in the Ordinary Course of Business for which adequate loss reserves have been established.  Any adjustment to any Tax that results in a Tax Liability to HGI caused by an agreed or otherwise determined adjustment to the allocations made in reinsurance treaties or agreements involving HGI or any Subsidiary of HGI shall not constitute a breach of any representation or warranty made in this Agreement with respect to Tax matters;

(j)                                     (i) To HGI’s Knowledge, each Producer, at the time such Producer wrote, sold or produced business for any Subsidiary of HGI, was duly licensed under applicable Law for the type of business written, sold or produced by such Producer in the particular jurisdiction in which such Producer wrote, sold or produced such business for such Subsidiary of HGI, and was duly appointed, if applicable, by such Subsidiary of HGI; (ii) to HGI’s Knowledge, no such Producer violated (or with notice or lapse of time or both would have violated) any term or provision of any Law or Order applicable to any aspect (including the marketing, writing, sale or production) of the Business of such Subsidiary of HGI; and (iii) there are no material disputes between a Subsidiary of HGI on the one hand and any such Producer on the other; and

(k)                                  There are no claims or assessments against HGI or any of its Subsidiaries by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.  To the Knowledge of HGI, no such claim or assessment is pending.

Section 5.15                                Cancellations.  Except as set forth in Section 5.15 of the HGI Disclosure Schedule, between December 31, 2010, and the date of this Agreement, no Person or group of Persons acting in concert writing, selling, or producing insurance business, which in the aggregate accounted for 2% or more of the gross premium income of any Subsidiary of HGI, taken as a whole, for the year ended December 31, 2010, has terminated or substantially reduced, or, to the Knowledge of HGI, threatened in writing to terminate or substantially reduce, its relationship with such Subsidiary of HGI.

Section 5.16                                Operations Insurance.  HGI has made available to Nationwide Mutual copies of all liability, property, workers compensation, directors and officers liability, and other similar Insurance Contracts that insure the Business or properties of HGI and any Subsidiary of HGI or affect or relate to the ownership, use, or operations of any Assets of HGI and any Subsidiary of HGI and that have been issued to HGI and any Subsidiary of HGI.  All such Insurance Contracts are in full force and effect and are with financially sound and reputable insurers, and all premiums due and payable thereon have been paid in full on a timely basis.  All notices of reportable incidents with respect to such insurance occurring during the last five years have been given in writing to appropriate carriers on a basis sufficiently timely to preserve the right of recovery of such insurance, and a copy of all such notices has been made available to Nationwide Mutual.  Except as set forth in Section 5.16 of the HGI Disclosure Schedule, no party to any Insurance Contract has stated an intent or, to the Knowledge of HGI or any of its Subsidiaries, threatened to terminate or materially increase the premium in respect of any such Insurance Contract.

Section 5.17                                Taxes and Tax Returns.  Except as set forth in Section 5.17 of the HGI Disclosure Schedule with respect to HGI and any Person that is a Subsidiary of HGI on or after the date hereof:

(a)                                  All income Tax Returns and all other material Tax Returns required under applicable Law to be filed with or provided to any Person by HGI or any Subsidiary of HGI have been (and, as to Tax Returns not filed as of the date of this Agreement, will be) timely filed (within any applicable extension periods) and such Tax Returns were true, complete, and correct in all material respects;

(b)                                 HGI and each Subsidiary of HGI have within the time and in the manner prescribed by Law paid all Taxes due and payable except for those Taxes that are being contested in good faith and for which adequate reserves have been taken.  To the Knowledge of HGI, no claim has ever been made by an authority in a jurisdiction where HGI or any Subsidiary of HGI does not file Tax Returns that HGI or any Subsidiary of HGI may be subject to taxation by that jurisdiction;

(c)                                  HGI and each Subsidiary of HGI have established (and until the Effective Time will maintain) on their books and records: (i) reserves adequate to pay all Taxes not yet due and payable and all deficiencies asserted, proposed or, to the Knowledge of HGI, threatened against HGI or any Subsidiary of HGI, and (ii) reserves for deferred Taxes, in each case, in accordance with SAP or GAAP, as the case may be;

(d)                                 Neither HGI nor any Subsidiary of HGI has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

(e)                                  Neither HGI nor any Subsidiary of HGI has executed any waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns, which waivers, extensions or comparable consents remain in effect;

(f)                                    To the Knowledge of HGI, no outstanding deficiencies, assessments, or written proposals for the assessment of any Taxes that are individually or collectively material in amount have been proposed, asserted, or assessed in writing against HGI or any of the Subsidiaries of HGI by any taxing authority;

(g)                                 No Proceedings are presently pending with regard to any Taxes or Tax Returns of HGI or any Subsidiary of HGI.  HGI has no Knowledge of any threatened Proceeding with respect to any such Taxes or Tax Returns.

(h)                                 No power of attorney currently in force has been granted by HGI or any Subsidiary of HGI with respect to any matter relating to Taxes;

(i)                                     Neither HGI nor any Subsidiary of HGI has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Effective Time of the Subsidiary Merger;

(j)                                     HGI and the Subsidiaries of HGI have made available to Nationwide Mutual complete and accurate copies of: (i) all federal and state income Tax Returns, and any amendments thereto, filed by or on behalf of HGI and each Subsidiary of HGI for all taxable years since 2007, and (ii) all audit reports received from any taxing authority relating to any Tax Return filed by HGI or any Subsidiary of HGI;

(k)                                  Neither HGI nor any Subsidiary of HGI is a party to any Tax allocation or sharing agreement with any Person.  Neither HGI nor any Subsidiary of HGI has any Liability for Taxes of any Person other than HGI or a Subsidiary of HGI under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise; and

(l)                                     Neither HGI nor any Subsidiary of HGI has entered into a records retention agreement with any taxing authority.

Section 5.18                                Benefit Plans.

(a)                                  Section 5.18(a) of the HGI Disclosure Schedule sets forth a list of any pension, retirement, profit-sharing, deferred compensation, bonus, employment agreement, severance agreement, change-in-control agreement or other incentive plan, any other employee program, arrangement, agreement or understanding, any medical, vision, dental or other health plan, any life insurance plan, severance plan, HGI Stock Plan or any other employee benefit plan (the “Benefit Plans”), to which HGI or any Subsidiary of HGI sponsors, maintains, contributes or is required to contribute to, or under which present or former Persons who perform or who have performed services for HGI or any Subsidiary of HGI are eligible to participate or derive a benefit.  In addition to the Benefit Plans, Section 5.18(a) of the HGI Disclosure Schedule indicates the type of plan maintained.  HGI and the Subsidiaries of HGI have made available the following documents in effect as of the date of this Agreement: true, correct, and complete copies of any Benefit Plan and, in the case of any unwritten Benefit Plan or statutory Benefit Plan, descriptions thereof, all agreements, including insurance Contracts, all amendments thereto and, with respect to any such plans or plan amendments, and if applicable, the most recent determination letter issued by the IRS with respect to each Benefit Plan subject to Section 401(a) of the Code, and, to the extent applicable, the most recent financial statements, annual reports, summary plan descriptions, and summaries of material modifications with respect to the Benefit Plans.

(b)                                 Except as set forth in Section 5.18(b) of the HGI Disclosure Schedule, as of the date of this Agreement, the Benefit Plans each comply in all material respects with all applicable state and federal Laws, including COBRA and ERISA, and have been operated in material compliance with such requirements.

(c)                                  Except as set forth in Section 5.18(c) of the HGI Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of HGI, threatened against or affecting any Benefit Plan other than routine claims for benefits.

(d)                                 Except as set forth in Section 5.18(d) of the HGI Disclosure Schedule, all required reports, notices, disclosures, and descriptions (including Form 5500 Annual Reports, PBGC-1s, and Summary Plan Descriptions) have been filed or distributed.

(e)                                  Except as set forth in Section 5.18(e) of the HGI Disclosure Schedule, all contributions (including salary reduction contributions) have been paid when due to each Benefit Plan on a timely basis in material compliance with governmental requirements, or if not paid, accrued on the financial statements or records of HGI.

(f)                                    Except as set forth in Section 5.18(f) of the HGI Disclosure Schedule, each Benefit Plan that is a pension plan (as defined in Section 3(2) of ERISA) and is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Benefit Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, or has requested such a letter, and no such letter has been revoked nor, to the Knowledge of HGI, has revocation been threatened, and no Benefit Plan has been amended since the date of its most recent determination letter or application therefor, which is reasonably likely to adversely affect qualification of such Benefit Plan.

(g)                                 With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under each insurance policy have been paid.  Except as set forth in Section 5.18(g) of the HGI Disclosure Schedule, there is no Liability of HGI or any Subsidiary of HGI under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent Liability.

(h)                                 Except as set forth on Section 5.18(h) of the HGI Disclosure Schedule, neither the execution and delivery of this Agreement, the consummation of the Transactions or the obtaining of the approval of the stockholders of HGI will (either alone or in conjunction with any other event) (i) result in any material payment becoming due to any director or officer of HGI or any Subsidiaries of HGI under any Benefit Plan; (ii) accelerate the time of payment or vesting or materially increase the amount of any benefits otherwise payable to any director or officer of HGI or any Subsidiaries of HGI under any Benefit Plan; (iii) require the funding of any benefit under any Benefit Plan or trust related thereto; or (iv) limit or restrict the right of HGI or any Subsidiaries of HGI to merge, amend or terminate any of the Benefit Plans.  Section 5.18(h)(i) of the HGI Disclosure Schedule contains a report that sets forth HGI’s good faith estimate, as of the date of such report, of (x) the amount to be paid (subject to the exceptions described in such report and based upon the assumptions described in such report) to the current officers of HGI under all Benefit Plans (or the amount by which any of their benefits may be accelerated or increased) as a result of (i) the execution of this Agreement, (ii) the consummation of the Transactions, (iii) the obtaining of the approval of the stockholders of HGI or (iv) the termination or constructive termination of the employment of such officers following one of the events set forth in clauses (i), (ii) or (iii) above and (y) the ramifications of such payments under Sections 280G and 4999 of the Code.  Except as set forth in Section 5.18(h) of the HGI Disclosure Schedule, no Benefit Plan provides for any gross-up or additional payment by reason of the Tax required by Section 409A or 4999 of the Code being imposed on such individual.

(i)                                     Except as set forth in Section 5.18(i) of the HGI Disclosure Schedule, no Benefit Plan provides benefits, including death or medical benefits (whether or not insured) with respect to current or former Persons providing services for HGI or any Subsidiary of HGI beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death benefits under any Benefit Plan, (iii) retirement benefits under any Benefit Plan, or (iv) deferred compensation benefits reflected on the books of HGI or any Subsidiary of HGI.

(j)                                     Except as set forth in Section 5.18(j) of the HGI Disclosure Schedule, none of HGI, any Subsidiary of HGI, or any member of the ERISA Controlled Group contributes to or has ever had an obligation to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA with respect to Persons who perform services for HGI or any Subsidiary of HGI.

(k)                                  Except as set forth in Section 5.18(k) of the HGI Disclosure Schedule, with respect to any Benefit Plan subject to Section 406 of ERISA or Section 4975 of the Code, to the Knowledge of HGI, there has been no non-exempt prohibited transaction within the meaning of the Code or ERISA, and, no act, omission, or transaction has occurred that would result in the imposition of (i) breach of fiduciary duty Liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsections (c), (i), or (1) of Section 502 of ERISA, or (iii) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(l)                                     Except as set forth in Section 5.18(l) of the HGI Disclosure Schedule, with respect to any Benefit Plan subject to the jurisdiction of the IRS, the United States Department of Labor, or the Pension Benefit Guaranty Corporation, there is no audit, investigation, inquiry or similar Proceeding pending (other than routine qualification determination filings) with respect to any of the Benefit Plans before the IRS, the United States Department of Labor, or the Pension Benefit Guaranty Corporation.

(m)                               Except as set forth on Section 5.18(m) of the HGI Disclosure Schedule with respect to each Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, no such Benefit Plan is currently, or is reasonably expected to be, in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA.

(n)                                 Since the last valuation date of any Benefit Plan that is a pension plan, no circumstance exists that would increase the amount of any accrued benefits due under the Benefit Plan.

(o)                                 Each Benefit Plan’s applicable trust is exempt from federal income tax and no event has occurred which is reasonably likely to give rise to disqualification or loss of tax-exempt status with respect to any of the Benefits Plans or applicable trusts.

(p)                                 No amount or asset of any Benefit Plan or trust is or may be subject to unrelated business income tax.

(q)                                 There are no stock incentive plans or stock award plans other than the HGI Stock Plans.

Section 5.19                                Labor and Employment Matters.

(a)                                  Except as specified in Section 5.19(a) of the HGI Disclosure Schedule, (i) neither HGI nor any Subsidiary of HGI is a party to or bound by any union Contract, collective bargaining agreement, employment Contract, independent contractor agreement, consulting agreement or other similar Contract; (ii) neither HGI nor any Subsidiary of HGI has agreed to recognize any union or other collective bargaining representative; (iii) no union or collective bargaining representative has been certified as representing the employees of HGI or any Subsidiary of HGI; and (iv)  to HGI’s Knowledge, no labor union or collective bargaining representative has made any attempt or threatened to organize any employees of HGI or any Subsidiary of HGI.  Neither HGI nor any Subsidiary of HGI has experienced any labor strike, dispute, slowdown or stoppage, or any other material labor difficulty during the past five (5) years, and, to HGI’s Knowledge, there are no facts or circumstances that might lead to any such labor dispute.  HGI and the Subsidiaries of HGI have provided Nationwide Mutual true and complete copies of all agreements listed in Section 5.19(a) of the HGI Disclosure Schedule.

(b)                                 HGI and the Subsidiaries of HGI have provided Nationwide Mutual with a complete list of all employees, and independent contractors of HGI and each of the Subsidiaries of HGI, their respective positions, locations, exempt or non-exempt status, applicable independent contractor agreements, information on the basis for concluding that any such Person qualifies as an independent contractor rather than an employee of such Party, and salary grades and the rates of all regular and additional compensation and commissions payable to each such Person in any and all capacities and any regular or special compensation or commissions that will be payable to each such Person in any and all capacities as of the Closing Date other than the then-current accrual of regular payroll compensation.

(c)                                  Except as set forth in Section 5.19(b) of the HGI Disclosure Schedule, the employees of HGI and the Subsidiaries of HGI are “at will” under applicable Law, and neither HGI nor any Subsidiary of HGI employs or engages any employee or independent contractor who, subject to compliance with applicable Law, cannot be dismissed immediately, whether currently or immediately after the Effective Time, without notice and without further liability to such Party.  With respect to the employees of HGI and the Subsidiaries of HGI, during the last year, there has been no mass layoff, plant closing, or shutdown that triggers application of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.

(d)                                 As of the date of this Agreement, HGI and each Subsidiary of HGI have completed and retained to the extent required by IRCA the employment verification paperwork,

in compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA, relating to all current employees.  Further, to HGI’s Knowledge, at all times prior to the date of this Agreement, HGI and each of the Subsidiaries of HGI was or came to be in compliance with such requirements as to all present and former employees.

(e)                                  Neither HGI nor any Subsidiary of HGI is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security, or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business consistently with past practice).  Except as set forth in Section 5.19(e) of the HGI Disclosure Schedule, there are no pending claims against HGI or any Subsidiary of HGI under any workers’ compensation plan or policy or for long-term disability.

(f)                                    To HGI’s Knowledge, no employee of HGI or any Subsidiary of HGI is in violation of any term of any employment agreement, nondisclosure agreement, common Law nondisclosure obligation, fiduciary duty, noncompetition agreement, or restrictive covenant to a former employer.

(g)                                 Except as set forth in Section 5.19(g) of the HGI Disclosure Schedule, neither HGI nor any Subsidiary of HGI is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.  Neither HGI nor any Subsidiary of HGI, including the officers thereof, has received within the past five (5) years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation relating to HGI or any of the Subsidiaries of HGI, and no such investigation is in progress.  No director, officer or employee of HGI or of any Subsidiary of HGI has been convicted of any criminal felony involving dishonesty, a breach of trust or an offense described in 18 U.S.C. § 1033.

(h)                                 Except as set forth in Section 5.19(h) of the HGI Disclosure Schedule, the execution and delivery of this Agreement, the consummation of the Transactions, and any termination of employment or service in connection therewith at or prior to the Closing Date will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any Person, (ii) increase any benefits otherwise payable by HGI or any Subsidiary of HGI, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by HGI or any Subsidiary of HGI  to any Person.

(i)                                     To HGI’s Knowledge, no current director, officer, employee, manager, or independent contractor of HGI or any Subsidiary of HGI is a party to or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such director, officer, employee, manager, or independent contractor, and any other Person that in any way adversely affects (i) the performance of his or her duties as a director, officer, employee, manager, or independent contractor of HGI or any Subsidiary of HGI, or (ii) the ability of HGI or any Subsidiary of HGI to conduct its Business as it is currently conducted and proposed to be conducted.

(j)                                     To HGI’s Knowledge, there are no facts which would reasonably give rise to a claim which if asserted would be required to be disclosed by Section 5.9 of this Agreement, that HGI or any Subsidiary of HGI is not in compliance with all applicable Laws applicable to its respective employment and employment practices, including all applicable Laws regarding terms and conditions of employment, health and safety, wages and hours, employee and independent contractor classifications, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, and unemployment insurance.  Neither HGI nor any Subsidiary of HGI is delinquent in any material payments to any employee for any services or any material amounts required to be reimbursed or otherwise paid.

Section 5.20                                Intellectual Property.

(a)                                  Section 5.20(a) of the HGI Disclosure Schedule sets forth a list of all Intellectual Property owned by HGI and each Subsidiary of HGI other than unregistered copyrights and trade secrets.  Such Intellectual Property is subsisting and is valid and enforceable.  Except as set forth in Section 5.20(a) of the HGI Disclosure Schedule, (i) HGI or a Subsidiary of HGI owns, free and clear of all Liens, (except for Permitted Liens), or has a license or other right to use all Intellectual Property to the extent necessary for the conduct of its Business as currently conducted; (ii) there is no claim or Proceeding pending against HGI or any Subsidiary of HGI, to the Knowledge of HGI or any Subsidiary of HGI, threatened against HGI or any Subsidiary of HGI that has been made in the past three (3) years alleging that HGI or any Subsidiary of HGI is infringing any Intellectual Property rights of any third party; and (iii) neither HGI nor any Subsidiary of HGI has made any claim against any third party that remains pending alleging the infringement of any Intellectual Property right of HGI or any Subsidiary of HGI.  Each of HGI and the Subsidiaries of HGI has taken commercially reasonable efforts to maintain the secrecy of the material trade secrets owned by HGI and the Subsidiaries of HGI.  The Computer Systems and Computer Software owned or used by HGI or any Subsidiary of HGI in the conduct of its Business are sufficient in all material respects for the immediate needs of the Business of HGI and the Subsidiaries of HGI, other than upgrades in the Ordinary Course of Business.  In the last twelve (12) months, there has been no crash, failure, breakdown, or continued substandard performance affecting any such Computer Systems or Computer Software that has adversely affected the Business, results of operation or condition (financial or otherwise) of HGI or any Subsidiary of HGI.

(b)                                 Except as set forth in Section 5.20(b) of the HGI Disclosure Schedule, in the past three (3) years, Computer Software owned by HGI or any Subsidiary of HGI has not been disclosed, delivered, or made available to any Person that is not an employee or consultant of HGI or any Subsidiary of HGI, and neither HGI nor any Subsidiary of HGI has agreed to provide such Computer Software to any such Person (including as part of the escrow arrangement).  Except as set forth in Section 5.20(b) of the HGI Disclosure Schedule, the Computer Software owned by HGI or any Subsidiary of HGI operates in all material respects in accordance with its documentation and specifications and has no material problems or defects.

Section 5.21                                Rating Agencies.  Except as disclosed in Section 5.21 of the HGI Disclosure Schedule, since December 31, 2010, none of the Rating Agencies has, other than as a result of the announcement of the Subsidiary Merger or the Transactions (a) imposed conditions

(financial or otherwise) on retaining any currently held rating assigned to HGI or any Subsidiary of HGI, or (b) indicated to HGI or any Subsidiary of HGI that it is considering the downgrade of any rating assigned to HGI or any Subsidiary of HGI.

Section 5.22                                Investment Company.  None of the Subsidiaries of HGI maintains any separate accounts.  Neither HGI nor any of the Subsidiaries of HGI conducts activities of or is otherwise deemed under applicable Law to control an “investment adviser” as such term is defined in Section 2(a)(20) of the Investment Company Act, whether or not registered under the Investment Advisers Act.  Neither HGI nor any of the Subsidiaries of HGI is an “investment company” as defined under the Investment Company Act, and neither HGI nor any Subsidiaries of HGI sponsors any Person that is such an investment company.

Section 5.23                                Brokers or Finders.  No broker, investment banker, financial advisor or other Person other than HGI’s financial advisors, (i) Credit Suisse Securities (USA) LLC (whose fees and expenses shall be paid 50% by HGI and 50% by Harleysville Mutual in accordance with the Harleysville Parties’ agreement with such firm) and (ii) Keefe, Bruyette & Woods, Inc. (whose fees and expenses shall be paid by HGI in accordance with HGI’s agreement with such firm), is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of HGI and Harleysville Mutual as applicable.  HGI has furnished to Nationwide Mutual complete and correct copies of all existing agreements between (i) HGI and Credit Suisse Securities (USA) LLC, and (ii) HGI and Keefe, Bruyette & Woods, Inc., pursuant to which such firms would be entitled to any payment relating to the Transactions.

Section 5.24                                HGI’s SEC Documents and Listing.

(a)                                  (i) HGI has made available to Nationwide Mutual and has timely filed or furnished (subject to all applicable extensions), as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by HGI with the SEC since December 31, 2008, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (ii) HGI will file prior to the Effective Time all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to such time. No executive officer of HGI has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Documents filed since December 31, 2008.  None of HGI’s SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained (or will contain when filed) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to HGI’s SEC Documents. None of the Subsidiaries of HGI is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)                                 HGI and its Subsidiaries have implemented and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. HGI (i) has implemented and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to HGI and its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of HGI by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to HGI’s outside auditors and the audit committee of the board of directors of HGI (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect HGI’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HGI’s internal controls over financial reporting. To the Knowledge of HGI, as of the date of this Agreement, HGI’s Chief Executive Officer and Chief Financial Officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.

(c)                                  Since December 31, 2008, to the Knowledge of HGI, (i) none of HGI, any of its Subsidiaries or any director, officer, or auditor of HGI or any of its Subsidiaries has received, or otherwise had or obtained knowledge of, any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or internal auditing practices, procedures, methodologies or methods of HGI or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that HGI or any of its Subsidiaries has engaged in questionable accounting or internal auditing practices and (ii) no attorney representing HGI or any of its Subsidiaries, whether or not employed by HGI or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by HGI or any of its officers, directors, employees or agents to the board of directors of HGI or any committee thereof or to any director or officer of HGI.

(d)                                 As of the date of this Agreement, there are no transactions, agreements, arrangements or understandings involving HGI or its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that have not been filed with or furnished to the SEC.

(e)                                  Neither HGI nor any of its Subsidiaries is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among HGI or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, HGI’s or any of its Subsidiaries’ audited financial statements or other SEC Documents.

(f)                                    Since December 31, 2008, HGI has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 5.25                                Absence of Indemnifiable Claims.  As of the date of this Agreement, there are no pending claims that would entitle any director or officer of HGI or its Subsidiaries to indemnification by HGI or its Subsidiaries under applicable Law, HGI’s Certificate of Incorporation or Bylaws, or the certificate of incorporation or bylaws or other organizational or governance documents of any of the Subsidiaries of HGI or the Harleysville Mutual Subsidiaries, any insurance policy maintained by Harleysville Mutual, HGI or any of their Subsidiaries or any indemnity agreements of Harleysville Mutual or similar agreements to which Harleysville Mutual, HGI or any of their Subsidiaries is a party or by which any of its Assets is or may be bound.

Section 5.26                                State Anti-takeover.  HGI has taken all action necessary so that the restrictions on “business combinations” otherwise applicable under Section 203 of the DGCL do not apply to this Agreement, the Mergers, the Voting Agreement and the other Transactions, and, accordingly, no such restrictions nor other anti-takeover or similar statute or regulation applies or purports to apply to the Transactions.  No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws enacted under any federal or state Laws apply to this Agreement or the Transactions.

Section 5.27                                Risk-Based Capital.  HGI has made available to Nationwide Mutual true and complete copies of all Risk-Based Capital Reports.  The Risk-Based Capital Reports are true, accurate and complete in all material respects.  None of HGI or any of its Subsidiaries has suffered a decrease in its Risk-Based Capital to “Company Action Level.”

Section 5.28                                Derivatives; Structured Products.  Neither HGI nor any Subsidiary of HGI, nor any of their respective Affiliates, (i) is engaged in any Derivative Transactions; (ii) has any Liability, contingent or otherwise, in connection with any Derivative Transaction; (iii) has issued, sponsored, organized, or otherwise originated any Structured Products; or (iv) has any Liability, whether accrued, absolute, contingent, or otherwise, in connection with any Structured Products.

Section 5.29                                No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, none of HGI, the Subsidiaries of HGI or any other Person on behalf of HGI or the Subsidiaries of HGI makes any other express or implied representation or warranty with respect to HGI, any of the Subsidiaries of HGI or any information provided to Parent or Merger Sub with respect to HGI or any of the Subsidiaries of HGI.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF NATIONWIDE MUTUAL AND MERGER SUB

As an inducement to the Harleysville Parties to enter into this Agreement, Nationwide Mutual hereby represents and warrants to the Harleysville Parties that, except as set forth in the items set forth in the Nationwide Mutual Disclosure Schedule (it being acknowledged and agreed by the Harleysville Parties that any matter set forth in any section or subsection of the Nationwide Mutual Disclosure Schedule will be deemed to be disclosed for all purposes of this Agreement and all other sections and subsections of the Nationwide Mutual Disclosure Schedule to which it is readily apparent that the matters so disclosed are applicable, but will expressly not be deemed to constitute an admission by Nationwide Mutual, or otherwise to imply, that any such matter rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the Nationwide Mutual Disclosure Schedule):

Section 6.1                                      Representations and Warranties of Nationwide Mutual.

(a)                                  Organization and Qualification.  Nationwide Mutual is a mutual insurance company duly organized, validly existing, and in good standing under the Laws of the State of Ohio and has the requisite corporate power and authority to conduct its Business as it is currently being conducted.  Nationwide Mutual is duly qualified to do business, and is in good standing, in the jurisdictions where the character of its Assets owned or leased or the nature of its Business makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.  Nationwide Mutual possesses an Insurance License in Ohio and in each other jurisdiction in which Nationwide Mutual is required to possess an Insurance License.  All such Insurance Licenses, including authorizations to transact reinsurance, are in full force and effect without amendment, limitation or restriction, and Nationwide Mutual does not have Knowledge of any event, inquiry or Proceeding which is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Insurance License.

(b)                                 Authority Relative to this Agreement.

(i)                                     Nationwide Mutual has all requisite power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the Members of Nationwide Mutual, to consummate the Transactions and carry out its obligations under the Transaction Documents to which it is or will be a party.  The execution and delivery of this Agreement and the consummation by Nationwide Mutual of the Transactions have been duly approved and authorized by the Board of Directors of Nationwide Mutual.  Except for the approval and adoption of this Agreement by the Members of Nationwide Mutual, no other corporate proceedings on the part of Nationwide Mutual are necessary to authorize this Agreement and the Transactions.  The affirmative vote of at least two-thirds of the Members of Nationwide Mutual voting, in person or by properly executed proxy, at the meeting called pursuant to Section 8.1 is the only vote of Members of Nationwide Mutual necessary to approve and adopt this Agreement and the Transactions.

(ii)                                  This Agreement has been duly and validly executed and delivered by Nationwide Mutual and (assuming this Agreement is a valid and binding obligation of the Harleysville Parties) constitutes a valid and binding agreement of Nationwide Mutual enforceable against Nationwide Mutual in accordance with its terms, except that: (A) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (B) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(iii)                               The Board of Directors of Nationwide Mutual has received the opinion of Nationwide Mutual’s financial advisor, Bank of America Merrill Lynch, to the effect that the Parent Merger is fair to the policyholders of Nationwide Mutual, taken as a group, from a financial point of view.

(c)                                  No Violation; Government Filings.

(i)                                     The execution, delivery and performance of this Agreement by Nationwide Mutual and the consummation by Nationwide Mutual of the Transactions will not: (A) constitute a breach or violation of or default under the Articles of Incorporation or the Code of Regulations (or similar organizational documents) of Nationwide Mutual, (B) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the Assets of Nationwide Mutual under, any of the terms, conditions, or provisions of any Contract to which Nationwide Mutual is a party or to which it or any of its Assets may be subject, or (C) constitute a breach or violation of or default under any Environmental Permit, Law, Order or License to which Nationwide Mutual is subject other than, in the case of clauses (B) and (C), for any such breaches, violations, conflicts, terminations, defaults, accelerations, or Liens that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(ii)                                  No Consent or Filing of or with any Person is required with respect to Nationwide Mutual in connection with the execution and delivery of this Agreement by Nationwide Mutual and the consummation by Nationwide Mutual of the Transactions except for: (A) the approval of the Meeting Notice by the Ohio Superintendent as contemplated by Section 8.1(b), (B) the approval of this Agreement by the Board of Directors of Nationwide Mutual as contemplated by Section 8.1(a), (C) the approval and adoption of this Agreement by the Members of Nationwide Mutual as contemplated by Section 8.1, (D) the filing of this Agreement with and the approval of such by the Ohio Superintendent under the Ohio Insurance Law and the Pennsylvania Commissioner and the Pennsylvania Attorney General under the Pennsylvania Insurance Law and such other applications, registrations, declarations, filings, authorizations, Orders, consents, and approvals as may be required under the Laws of other jurisdictions, (E) the filings required under the HSR Act and the expiration or earlier termination of any waiting period applicable to the Parent Merger under such Act, (F) the filings pursuant to Section 2.5(a), (G) the filing of appropriate documents with and such consents as may be required under the Investment Company Act and the Investment Advisers Act, (H) such Consents and Filings as may be required by any applicable state securities or blue sky Laws, and (I) such other such Consents or Filings, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to prevent or be a material impediment to the consummation of the Transactions or be reasonably likely to have a Material Adverse Effect.

(d)                                 SAP Statements.  Each Nationwide Mutual SAP Statement complied (and, as to SAP Statements filed after the date of this Agreement, will comply) in all material respects with all applicable Laws when so filed, and all material deficiencies with respect to any such Nationwide Mutual SAP Statement, of which Nationwide Mutual has Knowledge, have been cured or corrected.  Each Nationwide Mutual SAP Statement (and the notes related thereto) referred to in Sections 6.1(d)(i), (d)(ii), and (d)(iv) was prepared (and, as to SAP Statements filed after the date of this Agreement, will be prepared) in accordance with SAP and presents (and, as to SAP Statements filed after the date of this Agreement, will present) fairly, in all material respects, the financial position of Nationwide Mutual as of the respective dates thereof and the related summaries of operations and changes in capital and surplus and cash flow of Nationwide Mutual for the respective periods covered thereby.  To the Knowledge of Nationwide Mutual, each Nationwide Mutual SAP Statement (including the notes related thereto) referred to in Section 6.1(d)(iii) was prepared (or, in the case of similar SAP Statements filed after the date of this Agreement, will be prepared) in accordance with the statutory accounting practices required by the insurance Governmental Entity in the jurisdiction in which such statement was (or will be) filed.  Nationwide Mutual has previously made available to the Harleysville Parties true and complete copies of the Nationwide Mutual SAP Statements.  For purposes of this Agreement, the “Nationwide Mutual SAP Statements” include the following:

(i)                                     the Annual Statements for Nationwide Mutual as of and for the years ended December 31, 2008, 2009, and 2010;

(ii)                                  the Quarterly Statements for Nationwide Mutual as of and for the calendar quarters ended March 31, 2011, and June 30, 2011;

(iii)                               any supplemental or separate statutory annual statements or quarterly statements for Nationwide Mutual for any of the periods ended December 31, 2008, 2009, and 2010, or March 31, 2011, or June 30, 2011, that are filed with any insurance Governmental Entity and that differ from the Annual Statements or the Quarterly Statements described in Section 6.1(d)(i) or (d)(ii) hereto; and

(iv)                              the audited SAP balance sheets of Nationwide Mutual as of December 31, 2008, 2009, and 2010, and the related audited summary of operations and statements of change in capital and surplus and cash flow of Nationwide Mutual for each such year, together with the notes related thereto and the reports thereon of KPMG, LLP.

(e)                                  Absence of Certain Changes or Events.  Except as disclosed in the Nationwide Mutual SAP Statements, since December 31, 2010, Nationwide Mutual has conducted its Business only in the Ordinary Course of Business, consistent with past practice, and there has not occurred: (i) a Material Adverse Effect, or any event or events which, individually or, in the aggregate, are reasonably likely to have a Material Adverse Effect; (ii) except as required by SAP, GAAP, or applicable Law, any material change by Nationwide Mutual in its accounting principles, practices, or methods; or (iii) except as required by SAP, GAAP, or applicable Law, any material change in the accounting, actuarial, investment, reserving, underwriting, or claims administration policies, practices, procedures, methods, assumptions, or principles of Nationwide Mutual.

(f)                                    No Undisclosed Liabilities.  Except as disclosed in the Nationwide Mutual SAP Statements, Nationwide Mutual does not have any Liabilities required by SAP or GAAP to be set forth on a balance sheet of Nationwide Mutual, other than Liabilities arising since the date of the applicable Financial Statement in the Ordinary Course of Business consistent with past practice that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(g)                                 Litigation.  Except as disclosed in the Nationwide Mutual SAP Statements, there are no Proceedings pending or, to the Knowledge of Nationwide Mutual, threatened against Nationwide Mutual before any Governmental Entity or arbitrator which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

(h)                                 Compliance with Law.

(i)                                     Nationwide Mutual is not in violation (or, with notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to it or any of its Assets, the violation of which is, individually or in the aggregate with all other such violations, reasonably likely to have a Material Adverse Effect.  Nationwide Mutual has made available to Harleysville Mutual a list of all reports (including draft reports) of examinations of the affairs of Nationwide Mutual (including market conduct examinations) issued by insurance Governmental Entities for any period ending on a date on or after January 1, 2007, and all material deficiencies or violations in such reports for any prior period have been resolved.  All outstanding Insurance Contracts issued or assumed by Nationwide Mutual are, to the extent required by Law, on forms and at rates approved by the insurance Governmental Entities of the jurisdictions where issued or have been filed with and not objected to by such authorities within the periods provided for objection.

(ii)                                  Nationwide Mutual is not a party to any Contract with or other undertaking to, or is subject to any Order by, or is a recipient of any supervisory letter or other written communication of any kind from, any Governmental Entity which: (A) is reasonably likely to have a Material Adverse Effect, or (B) has been received since January 1, 2007 and relates to its reserve adequacy or its marketing, sales, trade, or underwriting practices or policies which is materially adverse to Nationwide Mutual, nor has Nationwide Mutual been notified by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, Contract, undertaking, letter or other written communication.

(iii)                               Nationwide Mutual has implemented procedures and programs which are designed to provide reasonable assurance that Nationwide Mutual and its agents and employees are in compliance in all material respects with all applicable Laws, including advertising, licensing and sales Laws.

(i)                                     Producer Licenses.  Substantially all of the Producers, at the time such Producers wrote, sold or produced business for Nationwide Mutual, were duly licensed as Producers (for the type of business written, sold or produced by such Producers) in the particular jurisdiction in which such Producers wrote, sold or produced such business for Nationwide Mutual, except as would not have, individually or in the aggregate, a Material Adverse Effect.

(j)                                     Capitalization of Nationwide Mutual Subsidiaries.  All of the outstanding shares of capital stock (or of any other form of equity interest in the case of a Nationwide Mutual Subsidiary that is not a corporation) of each of the Nationwide Mutual Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights and, except as set forth in Section 6.1(j) of the Nationwide Mutual Disclosure Schedule, are owned by either Nationwide Mutual or another of the Nationwide Mutual Subsidiaries, free and clear of all Liens.  There are no outstanding subscriptions, options, warrants, calls, rights, convertible securities, or rights to acquire any equity interest in any of the Nationwide Mutual Subsidiaries.

(k)                                  Reserves.  The aggregate actuarial reserves and other actuarial amounts held in respect of Liabilities with respect to Insurance Contracts of Nationwide Mutual and each Nationwide Mutual Subsidiary as established or reflected in their December 31, 2010 Annual Statements, March 31, 2011 Quarterly Statements, or June 30, 2011 Quarterly Statements:  (a) (i) were determined in accordance with generally accepted actuarial standards consistently applied, (ii) were fairly stated, in all material respects, in accordance with sound actuarial principles, and (iii) were based on actuarial assumptions that are in accordance with or are more conservative than those specified in the related Insurance Contracts; and (b) complied with, in all material respects, the requirements of the Ohio Insurance Law and all other applicable Laws.  Nationwide Mutual and each Nationwide Mutual Subsidiary own Assets that qualify as admitted assets under applicable insurance Laws in an amount at least equal to the sum of their statutory reserves and other similar amounts.  Nationwide Mutual has made available to the Harleysville Parties a true and complete copy of each Nationwide Mutual Actuarial Analysis.

(l)                                     Taxes and Tax Returns.  Except as set forth in Section 6.1(l) of the Nationwide Mutual Disclosure Schedule:

(i)                                     All income Tax Returns and all other material Tax Returns required under applicable Law to be filed with or provided to any Person by Nationwide Mutual or any Nationwide Mutual Subsidiary have been (and, as to Tax Returns not filed as of the date of this Agreement, will be) timely filed (within any applicable extension periods) and such Tax Returns were true, complete and correct in all material respects;

(ii)                                  Nationwide Mutual and each Nationwide Mutual Subsidiary have within the time and in the manner prescribed by Law paid all Taxes due and payable except for those contested in good faith and for which adequate reserves have been taken.  To the Knowledge of Nationwide Mutual, no claim has ever been made by an authority in a jurisdiction where Nationwide Mutual or any Nationwide Mutual Subsidiary does not file Tax Returns that Nationwide Mutual or any Nationwide Mutual Subsidiary may be subject to taxation by that jurisdiction;

(iii)                               Nationwide Mutual and each Nationwide Mutual Subsidiary have established (and until the Effective Time will maintain) on their books and records: (i) reserves adequate to pay all Taxes not yet due and payable and all deficiencies asserted, proposed or threatened, in writing, against Nationwide Mutual or any Nationwide Mutual Subsidiary, and (ii) reserves for deferred Taxes, in each case, in accordance with SAP or GAAP, as the case may be;

(iv)                              Neither Nationwide Mutual nor any Nationwide Mutual Subsidiary has executed any waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns;

(v)                                 To the Knowledge of Nationwide Mutual, no outstanding deficiencies, assessments, or written proposals for the assessment of any Taxes that are individually or collectively material have been proposed, asserted or assessed in writing against Nationwide Mutual or any of the Nationwide Mutual Subsidiaries by any taxing authority, except for Taxes that are being contested in good faith and for which adequate reserves have been taken;

(vi)                              No Proceedings are presently pending with regard to any Taxes or Tax Returns of Nationwide Mutual or any Nationwide Mutual Subsidiary, except for Taxes that are being contested in good faith and for which adequate reserves have been taken.  Nationwide Mutual has no Knowledge of any Proceeding threatened in writing with respect to any such Taxes or Tax Returns.

(vii)                           Neither Nationwide Mutual nor any Nationwide Mutual Subsidiary has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Effective Time of the Parent Merger;

(viii)                        Nationwide Mutual and the Nationwide Mutual Subsidiaries have made available to the Harleysville Parties complete and accurate copies of: (i) all federal and state income Tax Returns, and any amendments thereto, filed by or on behalf of Nationwide Mutual and each Nationwide Mutual Subsidiary for all taxable years since 2007, and (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Nationwide Mutual or any Nationwide Mutual Subsidiary;

(ix)                                Neither Nationwide Mutual nor any Nationwide Mutual Subsidiary is a party to any Tax allocation or sharing agreement with any Person.  Neither Nationwide Mutual or any Nationwide Mutual Subsidiary has any liability for Taxes of any Person other than Nationwide Mutual or a Nationwide Mutual Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise; and

(x)                                   Neither Nationwide Mutual nor any Nationwide Mutual Subsidiary has taken any action or has any Knowledge of any fact or circumstance relating to Nationwide Mutual or any Nationwide Mutual Subsidiary that is reasonably likely to adversely affect the status of the Parent Merger as a reorganization under Section 368 of the Code.

(m)                               Rating Agencies.  Except as disclosed in Section 6.1(m) of the Nationwide Mutual Disclosure Schedule, since December 31, 2010, none of the Rating Agencies has, other than as a result of the announcement of the Parent Merger or the Transactions (i) imposed conditions (financial or otherwise) on retaining any currently held rating assigned to Nationwide Mutual or any Nationwide Mutual Subsidiary, or (ii) indicated to Nationwide Mutual or any

Nationwide Mutual Subsidiary that it is considering the downgrade of any rating assigned to Nationwide Mutual or such Nationwide Mutual Subsidiary.

(n)                                 Benefit Plans.

(i)                                     Except as would not result in a Material Adverse Effect, each benefit plan (within the meaning of Section 3(3) of ERISA) maintained by Nationwide Mutual (“Nationwide Benefit Plan”) is in compliance with state and federal laws, including COBRA and ERISA.

(ii)                                  Each Nationwide Benefit Plan that is a pension plan (as defined in Section 3(2) of ERISA) and is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such benefit plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, or has requested such a letter, and no such letter has been revoked nor, to the Knowledge of Nationwide Mutual, has revocation been threatened, and no such benefit plan has been amended since the date of its most recent determination letter or application therefor, which is reasonably likely to materially adversely affect qualification of such benefit plan.

(o)                                 Brokers or Finders.  No broker, investment banker, financial advisor or other Person other than Nationwide Mutual’s financial advisor, Bank of America Merrill Lynch, whose fees and expenses shall be paid by Nationwide Mutual in accordance with Nationwide Mutual’s agreement with such firm, is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Nationwide Mutual or any of the Nationwide Mutual Subsidiaries.  Nationwide Mutual has furnished to the Harleysville Parties a complete and correct copy of all existing agreements between Nationwide Mutual and Bank of America Merrill Lynch pursuant to which such firm would be entitled to any payment relating to the Transactions.

(p)                                 Insurance Issued by Nationwide Mutual Insurers.  Since January 1, 2009, all claims and benefits asserted by any Person under any Nationwide Mutual Insurance Contract have been or are in the process of being adjusted and or litigated in a timely and appropriate manner in good faith in compliance with all Laws, except as would not reasonably be expected to have a Material Adverse Effect.  All claims asserted by any Person under any Nationwide Mutual Insurance Contract are being, and since January 1, 2009 have been, adjusted, paid, denied, or contested in good faith based upon a reasonable evaluation of the facts, the Insurance Contract, and applicable Laws, except as would not reasonably be expected to have a Material Adverse Effect.

(q)                                 Articles of Incorporation and Code of Regulations.  Copies of the Articles of Incorporation and Code of Regulations of Nationwide Mutual have heretofore been made available to the Harleysville Parties, and such copies are accurate and complete as of the date hereof.  Nationwide Mutual is not in violation of any of the provisions of its Articles of Incorporation or its Code of Regulations, except as would not reasonably be expected to have a Material Adverse Effect.

(r)                                    Available Funds.  Nationwide Mutual and its Subsidiaries, taken as a whole, have, and at the Effective Time will have, sufficient funds to permit Merger Sub to consummate the Subsidiary Merger, to pay the aggregate Merger Consideration and the other amounts required to be paid by Nationwide Mutual and Merger Sub under this Agreement, and to perform the other obligations of Nationwide Mutual and Merger Sub hereunder.

Section 6.2                                      Representations and Warranties of Merger Sub.  Merger Sub and Nationwide Mutual, jointly and severally, hereby represent and warrant to the Harleysville Parties as follows:

(a)                                  Organization.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and no articles of dissolution have been filed in the office of the Delaware Secretary of State.  Merger Sub has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its Assets and to carry on its Business as now being and proposed to be conducted.

(b)                                 Authorization; Validity of Agreement; Necessary Action.  Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions have been duly approved and authorized by the Board of Directors of Merger Sub and by Nationwide Mutual the sole stockholder of Merger Sub, and no other corporate action on the part of Merger Sub is necessary to authorize this Agreement and the Transactions.  This Agreement has been duly executed and delivered by Merger Sub and (assuming this Agreement is a valid and binding obligation of the Harleysville Parties) is a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights generally and to general principles of equity.

(c)                                  Ownership.  Merger Sub is a wholly-owned Subsidiary of Nationwide Mutual.

(d)                                 Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of, applicable Insurance Laws, the Exchange Act, the HSR Act, and state securities or state blue sky Laws, none of the execution, delivery, or performance of this Agreement by Merger Sub, the consummation by Merger Sub of the Transactions, or compliance by Merger Sub with any of the provisions hereof will: (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Merger Sub, (ii) require any Consent or Filing with any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Merger Sub is a party or by which it or any of its Assets may be bound, or (iv) violate any Order or other Law applicable to Merger Sub or any of its Assets.

(e)                                  Formation of Merger Sub; No Prior Activities.  Merger Sub was formed solely for the purpose of engaging in the Transactions and consummating the Subsidiary Merger.  As of the date of this Agreement and as of the Effective Time, except for: (i) obligations or Liabilities incurred in connection with its incorporation and the Transactions, and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the Transactions, Merger Sub has not incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.  Copies of the Certificate of Incorporation and Bylaws of Merger Sub have been made available to HGI, and such copies are true and complete as of the date of this Agreement.

(f)            Legal Proceedings.  Except insofar as do not, and as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Subsidiary Merger, or otherwise prevent Merger Sub from performing its obligations under this Agreement, there are no Proceedings pending or, to the Knowledge of Nationwide Mutual, threatened, against Merger Sub.

(g)           Brokers or Finders.  No broker, investment banker, financial advisor or other Person other than Merger Sub’s financial advisor, Bank of America Merrill Lynch, whose fees and expenses shall be paid by Merger Sub in accordance with Merger Sub’s agreement with such firm, is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Merger Sub.  Merger Sub has furnished to Nationwide Mutual a complete and correct copy of all existing agreements between Merger Sub and Bank of America Merrill Lynch pursuant to which such firm would be entitled to any payment relating to the Transactions.

Section 6.3             No Other Representations or Warranties.  Each of the Nationwide Parties acknowledges that, except for the representations and warranties contained in Articles IV and V, neither HGI nor Harleysville Mutual, respectively, makes additional representations or warranties, and each of HGI and Harleysville Mutual hereby disclaims any other representations or warranties, whether made by HGI or Harleysville Mutual or any of their respective officers, directors, employees, agents or Representatives, with respect to the execution and delivery of this Agreement or any document entered into pursuant to the terms and conditions of this Agreement, or the Transactions, notwithstanding the delivery or disclosure to Nationwide Mutual, Merger Sub or their Representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE VII

COVENANTS

Section 7.1             Harleysville Parties Conduct of Business Pending the Mergers.  Each of the Harleysville Parties covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, unless Nationwide Mutual shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise expressly permitted or contemplated by this Agreement:

(a)           Except as set forth in Section 7.1(a) of the Harleysville Mutual Disclosure Schedule or in Section 7.1(a) of the HGI Disclosure Schedule, each of the Harleysville Parties shall, and shall cause each of its Subsidiaries to, use reasonable efforts to conduct its Business only in the Ordinary Course of Business and in substantially the same manner as heretofore conducted since December 31, 2010, and each Harleysville Party and its Subsidiaries shall use reasonable efforts to preserve (i) its present business organization, (ii) the services of executive officers, key employees, and consultants, and (iii) its regular services to, and maintain its relationships with, policyholders, insurers, Producers, sales and distribution organizations, underwriters, investment customers, suppliers and all others having business dealings with it;

(b)           Except as set forth in Section 7.1(b) of the Harleysville Mutual Disclosure Schedule or in Section 7.1(b) of the HGI Disclosure Schedule or as required by Law or any existing Insurance Contract, each of the Harleysville Parties shall not, and shall not permit any of its Subsidiaries to (i) declare or pay any dividend to policyholders or (ii) make or propose to make any change in its dividend practices or policies or in its underwriting, pricing, claims, risk retention, investment, reinsurance practices, or policies in any material respect; and each of the Harleysville Parties agrees that it will notify Nationwide Mutual and provide Nationwide Mutual with information in reasonable detail regarding any material transactions (excluding investment transactions in the Ordinary Course of Business consistent with past practice, but including transactions involving the securitization of Assets of the Harleysville Parties or their Subsidiaries, and transactions involving derivative securities), whether involving a purchase or sale, that it or any Subsidiary is considering;

(c)           Neither of the Harleysville Parties nor any of their Subsidiaries shall make any material change in accounting methods or practices, including any change with respect to establishment of reserves for unearned premiums, losses (including incurred but not reported losses), and loss adjustment expenses, or any change in depreciation or amortization policies or rates adopted by it, except as required by Law, GAAP, or SAP;

(d)           Except as set forth in Section 7.1(d) of the Harleysville Mutual Disclosure Schedule or in Section 7.1(d) of the HGI Disclosure Schedule, each of the Harleysville Parties shall not, and shall not permit any Subsidiary to, (i) amend its articles of incorporation or bylaws (unless contemplated hereby), (ii) incur any individual Liability or series of related Liabilities in excess of $1,000,000 other than in the Ordinary Course of Business consistent with past practice, (iii) incur any indebtedness for money borrowed for all of the Harleysville Parties and their Subsidiaries, in excess of $5,000,000 in the aggregate for any such indebtedness having a maturity of ninety (90) days or less, or $10,000,000 in the aggregate for any such indebtedness having a maturity of more than ninety (90) days, (iv) agree to any merger, consolidation, affiliation, demutualization, acquisition, redomestication, sale of all or a substantial portion of its Assets, bulk or assumption reinsurance arrangement, or other similar reorganization, arrangement, or business combination, (v) enter into any material partnership, joint venture, or profit sharing Contract, (vi) enter into any Contract limiting the ability of any of the Harleysville Parties or their Subsidiaries to engage in any Business, to compete with any Person, to do business with any Person or in any location or to employ any Person, or limiting the ability of any Person to compete with such Party or any of its Subsidiaries, (vii) enter into any Contract relating to the direct or indirect guarantee of any obligation of any Person in respect of indebtedness for borrowed money or other financial obligation of any Person other than in the

Ordinary Course of Business consistent with past practice, (viii) enter into any Contract that could materially and adversely affect the consummation of the Transactions, (ix) violate any of its covenants under the Transaction Documents, or (x) modify any Contract with respect to the subject of any of the foregoing clauses;

(e)           Neither of the Harleysville Parties shall, nor shall they permit any of their Subsidiaries to, issue, sell, agree, or commit to issue, any shares of or interests in, or rights of any kind to acquire any shares of or interests in, or to receive any payment based on the value of, the capital stock of or other equity interests in or any securities convertible into shares of any capital stock of or other equity interests, unless such issuance is pursuant to: (i) an equity incentive plan already in effect as of the date of this Agreement, and (ii) an award already made as of the date of this Agreement;

(f)            Except (x) as set forth in Section 7.1(f) of the Harleysville Mutual Disclosure Schedule or in Section 7.1(f) of the HGI Disclosure Schedule, (y) with respect to employees who are not officers or directors, provided that such change is made in the Ordinary Course of Business consistent with past practice and would not result in an aggregate increase in cost to HGI or any Subsidiary of HGI of more than $2,000,000 per year, or (z) as required by the terms of agreements or plans already in effect and set forth in Section 5.18(a) of the HGI Disclosure Schedule or applicable Law, neither of the Harleysville Parties shall, nor shall they permit any Subsidiary to (i) adopt or implement, or commit to adopt or implement, or materially amend, any HGI Benefit Plan (other than amendments to broad-based HGI Benefit Plans that apply to all participants in such plan), collective bargaining, compensation, employment, consulting, pension, profit sharing, bonus, incentive, group insurance, termination, retirement, or other employee benefit Contract, plan, or policy, (ii) enter into or materially amend any severance Contract, (iii) increase in any manner the compensation of, or enter into any Contract relating to the borrowing of money by, its directors, officers, or other employees who have an annual base salary of $100,000 or more, (iv) increase by more than 1% the aggregate number of its employees (excluding employees who are officers) plus open positions from that as of September 30, 2011, (v) pay or agree to pay any pension, retirement allowance, or other employee benefit, (vi) voluntarily recognize, or involuntarily become subject to, any labor organization or any other Person as a collective bargaining representative of one or more bargaining units, or (vii) other than obligations that arise by operation of Law or under the bylaws of a Party as they exist on the date of this Agreement, or as contemplated by this Agreement, enter into, adopt or increase any indemnification or hold harmless arrangements with any directors, officers, or other employees or agents of such Party or any of its Subsidiaries or any other Person;

(g)           Other than as contemplated by the Harleysville budget for 2011 and 2012, neither of the Harleysville Parties shall, nor shall they permit any Subsidiary to, make any capital expenditures or expenditures or commitments for expenditures for the purchase or lease of any products or services or group of products or services (other than with respect to Investment Assets) which, in one or a series of related transactions, exceed $250,000, or which, in the aggregate for either Harleysville Party and its Subsidiaries taken as a whole exceed $250,000, except for expenditures relating to this Agreement and the consummation of the Transactions, and expenditures required to be made pursuant to existing Contracts to which either of the Harleysville Parties or any Subsidiary is a party;

(h)           Other than in the Ordinary Course of Business consistent with past practice or in connection with the redemption of outstanding guaranteed investment Contracts in the exercise of reasonable judgment of either of the Harleysville Parties, neither of the Harleysville Parties shall, nor shall they permit any Subsidiary to, waive any rights with a value in excess of $250,000 or any other rights which are material to any Contract or make any payment, direct or indirect, of any Liability in excess of $250,000 before the same comes due in accordance with its terms, in each case, including any provision of any Insurance Contract to permit a cash-out thereof;

(i)            Except as set forth in Section 7.1(i) of the Harleysville Mutual Disclosure Schedule or in Section 7.1(i) of the HGI Disclosure Schedule, neither of the Harleysville Parties shall, nor shall they permit any Subsidiary to, (i) sell, lease, mortgage, encumber, or otherwise grant any interest in or dispose of any of its Assets other than the sale of Investment Assets in the Ordinary Course of Business consistent with existing investment strategies which, individually or in the aggregate, are material to the financial condition of either of the Harleysville Parties or its Subsidiaries, taken as a whole, and, in addition, in the case of Liens, for Permitted Liens and Liens not individually in excess of $250,000 and not aggregating in excess of $1,000,000, (ii) increase the percentage of Investment Assets consisting of equity interests; or (iii) restructure, amend, modify, or otherwise affect any Investment Asset or any Contract relating thereto which is material to the financial condition of either of the Harleysville Parties or its Subsidiaries, taken as a whole, and, in either case described in clauses (i) and (ii), only in accordance with the statement of investment policy that has been made available to Nationwide Mutual; and the Harleysville Parties shall furnish to Nationwide Mutual a monthly report, in detail reasonably acceptable to Nationwide Mutual, of all such transactions or other changes (other than changes in market values or changes made in the Ordinary Course of Business, such as interest payments, maturities, etc.) affecting Investment Assets of the Harleysville Parties or any Subsidiary which took place since the last such report;

(j)            Neither of the Harleysville Parties shall, nor shall they permit any Subsidiary to, other than pursuant to the operation of separate accounts involved in real estate in the Ordinary Course of Business, consistent with existing strategies, make any equity real estate investments (other than through restructuring or foreclosure or pursuant to commitments existing at the date of this Agreement or to protect the value of existing investments in the exercise of reasonable business judgment), and none of the Harleysville Parties or their Subsidiaries shall take any action, other than in the exercise of reasonable business judgment and following discussion with Nationwide Mutual, which results, individually or in the aggregate, in (i) the realization of any gross capital loss or losses in an amount of $10,000,000 or more, or (ii) an adverse impact on the surplus of either of the Harleysville Parties or a Subsidiary in an amount of $10,000,000 or more;

(k)           Other than in the Ordinary Course of Business consistent with past practice, neither of the Harleysville Parties shall, nor shall they permit any Subsidiary to, enter into any material Contract or amend or waive any material provision of any material Contract which would involve the payment by either of the Harleysville Parties  or any Subsidiary of $250,000 or more;

(l)            Other than in the Ordinary Course of Business consistent with past practice, neither of the Harleysville Parties shall, nor shall they permit any Subsidiary to, settle or compromise any claim in any Proceeding which could result in an expenditure for the Harleysville Parties and their Subsidiaries in excess of $500,000;

(m)          Neither of the Harleysville Parties shall, nor shall they permit any Subsidiary to, purchase or otherwise acquire, except pursuant to a Contract in effect on the date of this Agreement, (i) any controlling equity interest in any Person (other than Investment Assets, subject to the restriction provided in Section 7.1(i)(ii)), (ii) any non-publicly traded securities in excess of $250,000 per transaction or $1,000,000 per issuer or credit, (iii) any investments in fixed income securities rated in NAIC Class 4, 5, or 6, non-publicly traded equity securities or Assets required to be shown on Schedule BA of a Person’s Annual Statement in excess of $50,000 per transaction or $100,000 per issuer or credit, (iv) any real property or mortgage investments except in the Ordinary Course of Business with respect to managing the existing portfolio of real property and mortgage investments, including foreclosing purchase money mortgages, extensions, and refinancing, or (v) any shares or debt securities of HGI or any other interest in HGI convertible into or exchangeable or exercisable for any equity or similar interest in HGI, directly or indirectly;

(n)           Neither of the Harleysville Parties shall, nor shall they permit any Subsidiary to, (i) assume any Liability or obligation with respect to, enter into any new, or materially amend any existing assumed reinsurance Contracts or arrangements provided, however, that the Harleysville Parties shall be permitted to amend any such assumed reinsurance Contract if such amendment reduces the obligations or Liability of such Harleysville Party or Harleysville Parties thereunder, or (ii) assume any Liability or obligation with respect to, enter into any new, or materially amend or terminate any existing ceded reinsurance Contracts other than, with respect to clause (ii), in the Ordinary Course of Business;

(o)           The Harleysville Parties shall, and shall cause each Subsidiary to, maintain uninterrupted its existing insurance coverage of all types in effect or procure substantially similar substitute insurance policies with financially, sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies if such coverage is available;

(p)           The Harleysville Parties each shall deliver to Nationwide Mutual as promptly as practicable after preparation thereof, unaudited or audited, as the case may be, (i) SAP Statements filed by or on behalf of the Harleysville Parties after the date of this Agreement and copies of material correspondence relating to any such SAP Statement; (ii) GAAP Financial Statements prepared by or on behalf of the Harleysville Parties after the date of this Agreement; and (iii) any financial statements, reports, plans or budgets prepared for or used by the management of the Harleysville Parties in the conduct, management or operation of the business of the Harleysville Parties and any of their Subsidiaries;

(q)           Neither of the Harleysville Parties shall, nor shall they permit any Subsidiary to, take any actions that would be reasonably likely to adversely affect the status of the Parent Merger as a reorganization under Section 368 of the Code;

(r)            None of the Harleysville Parties or their Subsidiaries shall (i) make or rescind any material express or deemed election relating to Taxes, (ii) make a request for a Tax Ruling or enter into a Closing Agreement, settlement or compromise with respect to any material Tax matter, or (iii) with respect to any material Tax matter, change any of its methods of reporting income or deductions for federal or state income Tax purposes from those employed in the preparation of its federal or state income Tax Return for the Taxable year ending December 31, 2010, except as may be required by Law;

(s)           Except as set forth in Section 7.1(s) of the HGI Disclosure Schedule, none of HGI, any Subsidiary of HGI nor any Harleysville Mutual Subsidiary shall declare, set aside, or pay any dividends or distributions (whether in cash, stock, or property) in respect of its capital stock or redeem, purchase, or otherwise acquire any such capital stock;

(t)            Neither of the Harleysville Parties shall, nor shall any Subsidiary settle any pending or threatened Proceeding in an amount exceeding $250,000, other than settlement of any pending or threatened Proceeding with respect to claims arising under Insurance Contracts underwritten, ceded, or assumed by any Harleysville Mutual Subsidiary or any Subsidiary of HGI;

(u)           Other than with respect to Nationwide Mutual, Merger Sub, the Mergers and the Voting Agreement, HGI shall not waive application of Section 203 (Business Combinations with Interested Stockholders) of the DGCL with respect to any Person or Transaction;

(v)           Other than in the Ordinary Course of Business consistent with past practice, the Harleysville Parties shall not, with respect to any Insurance Contract, reduce rates, fail to implement actuarially based rate increases, extend existing policy terms, accelerate renewals, or take any other action similar to the foregoing;

(w)          Neither of the Harleysville Parties shall, nor shall they permit any Subsidiary to, enter into any new, or materially amend or terminate any existing, Contract with respect to the lease of real property; and

(x)            Neither of the Harleysville Parties shall, nor shall any Subsidiary agree, in writing or otherwise, to take any of the actions prohibited by the foregoing clauses (a) through (w)

Section 7.2             No Solicitation by the Harleysville Parties.

(a)           Alternative Transaction.

(i)            The Harleysville Parties shall not, and shall cause their Subsidiaries not to, and shall not authorize or permit the directors, officers, employees, and Representatives of the Harleysville Parties or any of their Subsidiaries to, directly or indirectly, (A) solicit, initiate, or knowingly facilitate, induce, or encourage any inquiries or the making of any proposal or offer that constitutes an Alternative Transaction Proposal, or (B) subject to Section 7.2(b), enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would lead to, any Alternative Transaction Proposal.  Without limiting the foregoing, any violation of the restrictions set forth in this Section 7.2(a) by either of the Harleysville Parties or any of their Subsidiaries or their respective directors, officers, employees, or Representatives shall be deemed to be a breach of this Section 7.2(a) by Harleysville Mutual and HGI and shall be cause for termination of this Agreement by the Nationwide Parties.

(ii)           The Harleysville Parties will, and will cause each of their Subsidiaries and each of the directors, officers, employees, and Representatives of the Harleysville Parties and their Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions, or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal and will not authorize or permit any of their Representatives to engage in any activities, discussions, or negotiations with any Person with respect to any Alternative Transaction Proposal.  The Harleysville Parties will, and will cause each of their Subsidiaries to, enforce, and, except where the Harleysville Party determines, after consultation with its outside legal counsel and its financial advisors, that failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties under applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which either of the Harleysville Parties or any of their Subsidiaries is a party relating to any such Alternative Transaction Proposal.  Harleysville Mutual or HGI, as applicable, will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Transaction Proposal to return or destroy all Confidential Information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of such Harleysville Party or any of its Subsidiaries. The Harleysville Parties agree that they will take the necessary steps to promptly inform their directors, officers, employees, and Representatives of the obligations undertaken in this Section 7.2.

(b)           Superior Proposal.  Notwithstanding anything to the contrary contained in Section 7.2(a) or elsewhere in this Agreement, in the event that HGI receives after the date of this Agreement and prior to obtaining the approval of the stockholders contemplated by Section 8.2 an unsolicited, bona fide written Alternative Transaction Proposal which the Board of Directors of HGI reasonably determines (after consultation with its outside legal counsel and its financial advisor) to be a Superior Proposal, HGI may then take the following actions:

(i)            Furnish any information with respect to HGI, Harleysville Mutual and their Subsidiaries to the Person or group (and their respective Representatives) making such Alternative Transaction Proposal; provided, that (A) prior to furnishing any such information, it receives from such Person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of March 21, 2011, among the Parties (the “Confidentiality Agreement”), and (B) contemporaneously with furnishing any such information to such Person or group, it furnishes such information to Nationwide Mutual; and

(ii)           Engage in discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Transaction Proposal.

Nothing contained herein shall prevent HGI from disclosing to the stockholders of HGI a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Transaction Proposal if HGI determines, after consultation with its outside legal counsel, that failure to disclose such position would be reasonably likely to be inconsistent with applicable Law.

(c)           Notification.  In addition to the obligations of the Harleysville Parties set forth in Sections 7.2(a), (b), and (d), as promptly as practicable (and in any event within one (1) Business Day) after receipt of any Alternative Transaction Proposal, any request for nonpublic information, or any inquiry relating in any way to, or that would reasonably be expected to lead to, any Alternative Transaction Proposal, HGI and Harleysville Mutual shall provide Nationwide Mutual with written notice of the material terms and conditions of such Alternative Transaction Proposal, request, or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request, or inquiry, and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request, or inquiry. In addition, HGI and Harleysville Mutual shall provide Nationwide Mutual as promptly as practicable (and in any event within one (1) Business Day) with all information as is reasonably necessary to keep Nationwide Mutual fully informed of all material written communications regarding, and the status and changes to the economic or other material terms of, any such Alternative Transaction Proposal, request, or inquiry, and shall provide, as promptly as reasonably practicable, to Nationwide Mutual a copy of all material written materials (including material written materials provided by email or otherwise in electronic format) provided by or to HGI, its, or any of its Representatives or to Harleysville Mutual in connection with such Alternative Transaction Proposal, request, or inquiry. Each of HGI and Harleysville Mutual shall provide Nationwide Mutual with three (3) days’ prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Transaction Proposal.

(d)           Changes of Recommendation; Termination.  Neither of the Boards of Directors of HGI or Harleysville Mutual nor any committee thereof shall, directly, or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Nationwide Mutual) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Nationwide Mutual), the approval, recommendation, or declaration of advisability by such Board of Directors or any committee thereof of this Agreement, the Mergers, or the other Transactions, or (B) recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve, any Alternative Transaction Proposal, or (ii) approve or recommend, or publicly propose to approve or recommend, or allow HGI or Harleysville Mutual, any of their Subsidiaries, or any of their Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement or understanding (A) constituting, or relating to, any Alternative Transaction Proposal, or (B) requiring it (or that would require it) to abandon, terminate, or fail to consummate any of the Mergers or any other Transaction (any of the foregoing actions being referred to herein as an “Adverse Recommendation Change”).  Notwithstanding anything to the contrary set forth in this Section 7.2(d) or in any other provision of this Agreement, the Board of Directors of HGI may, solely in response to a Superior Proposal, terminate this Agreement pursuant to Section 10.1(h) and concurrently enter into a definitive agreement with respect to such Superior Proposal and make an Adverse Recommendation Change to its stockholders, if, and only if, all of the following conditions in clauses (i) through (vi) are met:

(i)            such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii)           the approval of this Agreement and the Transactions by the stockholders of HGI has not been obtained;

(iii)          HGI has (A) provided to Nationwide Mutual five (5) Business Days’ prior written notice that states (1) HGI has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Proposal) and copies of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five (5) Business Day period), and (3) it intends to terminate this Agreement, and the manner in which it intends to do so, and (B) prior to terminating this Agreement, to the extent requested by Nationwide Mutual, engaged in good faith negotiations with Nationwide Mutual to amend this Agreement in such a manner that the Alternative Transaction Proposal ceases to constitute a Superior Proposal;

(iv)          the Board of Directors of HGI has determined in good faith after consultation with its outside legal counsel and its financial advisers, that, in light of such Superior Proposal and taking into account any revised terms offered by Nationwide Mutual, the failure to terminate this Agreement and accept the Superior Proposal would reasonably be likely to constitute a breach of its fiduciary duties under applicable Law;

(v)           HGI and Harleysville Mutual shall have complied with Section 7.2(a) and shall not have breached any of the other provisions set forth in this Section 7.2 in any material respect; and

(vi)          HGI pays all fees and expenses as required pursuant to Section 10.3.

Section 7.3             Reasonable Efforts.  Upon the terms and subject to the conditions herein provided, each of the Parties hereto agrees to use all reasonable best efforts to promptly take, or cause to be taken, all action to do, or cause to be done, and to assist and cooperate with each of the other Parties hereto in doing or causing to be done, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the actions set forth in Article VIII, (ii) the obtaining of all Governmental Approvals, and all other necessary actions or nonactions, waivers, consents, and approvals from all appropriate Governmental Entities and other Persons and the making of all necessary registrations and filings, (iii) the resolution of all organizational and human resources issues relating to the Transactions, (iv) the obtaining or making of all Consents or Filings, Environmental Permits, or Licenses necessary or desirable to ensure that the Business of the

Surviving Company and the Surviving Subsidiary may be conducted without disruption consistent with the past practice of each of the Parties, (v) the defending of any Proceedings challenging this Agreement or the consummation of the Transactions, the defense of which shall, at the request of any of the Parties, be conducted jointly by the Nationwide Parties and the Harleysville Parties on a basis that is reasonably satisfactory to each Party, (vi) the delisting of the shares of common stock of HGI from NASDAQ and terminating its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Subsidiary Merger, (vii) subject to applicable Law, the developing of a joint plan with respect to the retention of the Harleysville Parties’, and their respective Subsidiaries’, customers, policyholders, Producers and employees, (viii) the amendment, modification, or termination of any reinsurance, pooling, cost or Tax allocation, services, management or other Contracts between the Harleysville Parties and/or their respective Subsidiaries and Affiliates effective as of the Effective Time, (ix) the response to inquiries of, and presentations to, rating agencies, and (x) developing integration plans; and each of the Parties hereto further agrees to refrain from taking any action that would be reasonably likely to cause the Core Governmental Approvals or the Transactions to be substantially conditioned or delayed.  Nothing set forth in this Section 7.3 shall limit or affect actions permitted to be taken pursuant to Section 7.2.

Section 7.4             Access and Information.

(a)           Subject to the terms of Section 7.4(b), each of the Harleysville Parties shall, and shall cause each of its Subsidiaries to, (i) afford to Nationwide Mutual and its Representatives reasonable access during normal business hours for the period commencing on the date of this Agreement and continuing until immediately prior to the Effective Time to all of its and its Subsidiaries’ offices, Assets, books and records, Tax Returns, Contracts, Intellectual Property, and Representatives, and (ii) during such period, each of the Harleysville Parties shall, and shall cause each of its Subsidiaries to, furnish promptly to Nationwide Mutual all such data and other information concerning its Business, Assets and personnel or those of any of its Affiliates as Nationwide Mutual may reasonably request.

(b)           Unless otherwise agreed in writing by the Parties, each of the Parties agrees (i) except as required by Law, to keep all Confidential Information confidential and not to disclose or reveal any Confidential Information to any Person other than those Persons employed by it or on its behalf who are actively and directly participating in the planning, negotiation, and implementation of the Transactions or who otherwise need to know the Confidential Information and to cause those persons to observe the terms of this Section 7.4(b), and (ii) not to use the Confidential Information for any purpose other than in connection with the planning, negotiation, and implementation of the Transactions.  In the event of the termination of this Agreement for any reason, each of the Parties agrees to return, and cause its Representatives to return, to each of the other Parties all copies of written Confidential Information relating to another Party and to destroy all memoranda, notes, and other writings prepared based upon or including Confidential Information supplied by another Party, and none of the Parties shall use Confidential Information supplied by any of the other Parties for any purpose.

(c)           No investigation or examination pursuant to Section 7.4(a) shall affect any representation or warranty given by any of the Harleysville Parties in this Agreement or any condition to the obligations of any of the Nationwide Parties.

Section 7.5             Notice of Proceedings.  Each of the Parties shall promptly notify the others of, and provide to the others all information relating to, any Proceedings or investigations commenced or, to the best of its Knowledge, threatened that relate to the execution of this Agreement or the consummation of the Transactions.

Section 7.6             Notification of Certain Other Matters.  Each of the Parties shall provide prompt written notice to the others of any of the following events should any such events occur subsequent to the date of this Agreement:

(a)           the receipt or delivery of any written notice from any Person alleging that the consent of such Person is or may be required in connection with the execution of this Agreement or the consummation of the Transactions;

(b)           the breach, in any material respect, of any of its covenants, representations or warranties contained in this Agreement, which such written notice shall include a detailed description of such breach, the date that the breach first occurred, and the date that such breach was discovered by such Party; and

(c)           the receipt by such Party of any written notice from or to any Governmental Entity in connection with this Agreement or the Transactions.

In furtherance of the foregoing, to the fullest extent permitted under applicable Law, each Party shall make available to the others with copies (or, to the extent written materials are not involved, oral notice) of proposed notices, applications, or any other communications to any Governmental Entity or rating agency in connection with this Agreement or the Transactions, including in respect of the Governmental Approvals, in each case at least three (3) Business Days prior to dispatch of written materials (or, to the extent written materials are not involved, prior to initiation) and none of the Parties will dispatch (or, to the extent written materials are not involved, initiate) such notice, application, or communication without the prior consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

Section 7.7             Indemnification.

(a)           Each of the Nationwide Parties agrees that all rights to indemnification now existing in favor of any of the current or former employees, directors, agents, or officers of the Harleysville Parties or any of the Harleysville Mutual Subsidiaries or the Subsidiaries of HGI (the “Indemnitees”), with respect to any Losses (including Losses arising out of any litigation or threatened litigation) based on, arising, in whole or in part, out of, or otherwise in respect of, any action which is taken, or matter existing or, occurring on or prior to the Effective Time, as provided in the Harleysville Parties’ certificate of incorporation or bylaws or any indemnification agreements by and between any of the Indemnitees and the Harleysville Parties or otherwise existing to the fullest extent under Law on the date of this Agreement shall survive the Mergers.

(b)           Nationwide Mutual shall purchase “tail” directors’ and officers’ liability insurance coverage for a period of six (6) years after the Effective Time, covering those persons who are currently covered by the Harleysville Parties’ directors’ and officers’ liability insurance, policy on terms (including the amounts of coverage and the amounts of deductibles, if any) that are comparable to the terms now applicable to directors and officers of Nationwide Mutual, or, if more favorable to the Harleysville Parties’ directors and officers, the terms now applicable to them under the Harleysville Parties’ current policies; provided, however, that in no event shall Nationwide Mutual be required to expend in excess of the greater of 300% of the annual premium currently paid by the Harleysville Parties for such coverage, as set forth in Section 7.7(b) of the Harleysville Mutual Disclosure Schedule, and the annual premium paid by Nationwide Mutual for its current directors’ and officers’ liability insurance coverage (the “Maximum Premium”); and provided further, that if the premium for such coverage exceeds the Maximum Premium, Nationwide Mutual shall purchase a policy with the greatest coverage available for the Maximum Premium.

(c)           In the event that Nationwide Mutual or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its Assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Nationwide Mutual assume the obligations set forth in this Section 7.7.

(d)           The provisions of this Section 7.7 shall survive the consummation of the Mergers at the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have under the articles of incorporation or bylaws of each of the Surviving Company or the Surviving Subsidiary or any of its Subsidiaries, under any Contract, under applicable Law or otherwise.

Section 7.8             HSR Act.  The Parties shall take all actions necessary to file as soon as practicable (but in no event more than thirty (30) days) after the date of this Agreement, all notifications, filings, and other documents required under the HSR Act, and to respond as soon as practicable to any inquiries received from the FTC, the Antitrust Division, and any other Governmental Entity for additional information or documentation, and to respond as soon as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection therewith.

Section 7.9             Tax Treatment.  The Parties intend the Parent Merger to qualify as a reorganization under Section 368(a) of the Code; each Party and its Affiliates shall use its reasonable best efforts to cause the Parent Merger to so qualify.  Each of the Parties agrees that neither it nor any of its Affiliates shall take any action, including any transfer or other disposition of Assets or any interest in the Harleysville Parties after the Closing, that would cause the Parent Merger not to qualify as a reorganization under Section 368(a) of the Code.  The Nationwide Parties shall report the Parent Merger for income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and any comparable state or local Tax statute.  The Parties intend that the Subsidiary Merger qualify as a sale to Nationwide Mutual of the issued and outstanding shares of common stock of HGI that are not owned by Harleysville Mutual.  Each of the Parties agrees that neither it nor any of its Affiliates shall take any action that would cause the Subsidiary Merger to be treated other than as a sale to Nationwide Mutual of the issued and outstanding shares of common stock of HGI that are not owned by Harleysville Mutual.

Section 7.10           Post Closing Commitments.  During the two-year period following the Closing Date, Nationwide Mutual agrees, to the extent permitted by applicable Law, that (i) it will not, and will cause its Subsidiaries and Affiliates not to, make major operational changes in Harleysville East to the core business functions of the property and casualty business of the Harleysville Parties set forth in Section 7.10(i) of the Nationwide Mutual Disclosure Schedule; (ii) in Harleysville East it will continue to utilize the Harleysville brand with respect to the lines of property and casualty insurance and insurance products, either independently or in conjunction with one or more brands of Nationwide Mutual or one of its Affiliates, as more particularly described in Section 7.10(ii) of the Nationwide Mutual Disclosure Schedule, (iii) it will substantially maintain or exceed the overall number of employees, as of the date hereof, at HGI’s headquarters located in Harleysville, Pennsylvania and will not cause a reduction in force to occur at the Worcester, Massachusetts, location; (iv) it will substantially maintain or improve the philanthropic and charitable contributions and activities described in Section 7.10(iv) of the Harleysville Mutual Disclosure Schedule consistent with the historical practices of Harleysville Mutual and HGI since September 30, 2010; and (v) it will (a) migrate each employee of HGI (a “Continuing Employee”) to the Benefit Plans of Nationwide Mutual or its Affiliates no later than January 1, 2013, or at such earlier time as determined by Nationwide Mutual or one of its Affiliates in its sole discretion; (b) give each Continuing Employee credit under the Benefit Plans of the Nationwide Parties or its Affiliates towards applicable deductibles, co-payments and annual out-of-pocket limits for expenses incurred under the Benefit Plans of HGI or any Subsidiary of HGI during the plan year in which the Closing Date occurs; (c) cause any pre-existing conditions or limitations, evidence of insurability, exclusions and waiting periods with respect to participation and coverage requirements under any of the Benefit Plans of the Nationwide Parties or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the same extent such limitations are waived under any comparable plan of HGI; and (d) give each Continuing Employee service credit based upon such Continuing Employee’s service credit with HGI, Subsidiaries of HGI, Harleysville Mutual, and Harleysville Mutual Subsidiaries for purposes of eligibility to participate and vesting credit under each applicable Benefit Plan of the Nationwide Parties or its Affiliates (but, for avoidance of doubt, excluding benefit accrual under any defined benefit pension plan, cash-balance plan, or retiree medical) and entitlement to benefits under each severance or vacation plan of the Nationwide Parties or its Affiliates, in each case, as if such service had been performed with the Nationwide Parties or its Affiliates.  Without limiting the generality of Section 11.7, this Section 7.10 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in it, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever and, specifically but without limiting the generality of the foregoing, nothing in it will create any third party beneficiary rights in any current or former employee, director or individual independent contractor of the Harleysville Parties or any of their Subsidiaries in respect of continued employment (or resumed employment) or service or any other matter.

Section 7.11           Payment of 2011 Incentive Compensation.  Unless previously paid by any of the Harleysville Parties or their Affiliates, not later than sixty (60) days after the Closing Date, Nationwide Mutual will make, or cause to be made, incentive compensation payments, to each employee eligible therefor and who is an employee on the date such payment is made, in an amount equal to the difference between (i) the 2011 target incentive compensation for such employee as set forth in HGI’s Senior Executive Compensation Plan and any other HGI incentive compensation plan set forth in Section 5.18 of the HGI Disclosure Schedule, which target compensation does not exceed, in the aggregate, $11,750,000, and (ii) the amount of incentive compensation previously paid to such employee with respect to 2011 by any of the Harleysville Parties or their Affiliates pursuant to any such plan.  Notwithstanding the foregoing, if an eligible employee is an employee of HGI on the Closing Date but is terminated without cause by Nationwide Mutual or any of its Affiliates (including, for this purpose, HGI) after the Closing Date but before this Section 7.11 payment date, such eligible employee shall receive the payment contemplated by this Section 7.11 on the earlier of the payment date or such termination date.

Section 7.12           Retention of Executive Officers.  Between the date hereof and the Closing, Nationwide Mutual will offer retention bonus arrangements to the executive officers of HGI listed in, and on principal terms consistent with, Section 7.12 of the Nationwide Mutual Disclosure Schedule.

Section 7.13           Agreement to Defend; Stockholder and Policyholder Litigation.  In the event any claim or Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto.  The Harleysville Parties shall give Nationwide Mutual reasonable opportunity to participate in the defense or settlement of any policyholder or stockholder litigation against either of the Harleysville Parties or their Subsidiaries and their respective directors relating to any Transaction; provided, that no such settlement shall be agreed to without Nationwide Mutual’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

MEMBER AND STOCKHOLDER APPROVAL

Section 8.1             Member Approvals.

(a)           Each of Nationwide Mutual and Harleysville Mutual shall take all actions necessary in accordance with applicable Law and its Articles of Incorporation and Bylaws or Code of Regulations, as the case may be, to convene a meeting of its Members as soon as practicable to consider and vote upon this Agreement and the Transactions, taken as a whole.  Nationwide Mutual and Harleysville Mutual shall jointly determine a mutually satisfactory means of satisfying the notice, meeting, and other Member approval requirements of applicable Law.  Each of the Boards of Directors of Nationwide Mutual and Harleysville Mutual shall recommend that the Members of its respective company vote in favor of this Agreement and the Transactions and each of Nationwide Mutual and Harleysville Mutual shall use its reasonable best efforts to solicit proxies or ballots, as the case may be, from its Members in favor of this

Agreement and the Transactions and shall take all other actions reasonably necessary or advisable to secure the votes of its Members which are required in order to approve this Agreement and the Transactions.  The Board of Directors of Harleysville Mutual shall not withdraw, modify, or change its recommendation that its Members vote in favor of this Agreement and the Transactions.  The Board of Directors of Nationwide Mutual shall not withdraw, modify, or change its recommendation that its Members vote in favor of this Agreement and the Transactions.

(b)           As soon as practicable after the date of this Agreement, Nationwide Mutual and Harleysville Mutual shall each prepare, and each of Nationwide Mutual and Harleysville Mutual shall use its reasonable best efforts to have the Ohio Superintendent and the Pennsylvania Commissioner approve, their respective notices of meetings (the “Meeting Notices”) setting forth the time, place and purpose of the Members’ meetings called for the purpose of approving the Parent Merger, which Meeting Notices shall include a copy of this Agreement and a summary thereof, if required.  Promptly after receipt of approval by the Ohio Superintendent and the Pennsylvania Commissioner of the applicable Meeting Notice, (i) Nationwide Mutual shall comply with the provisions of Section 3941.37 of the Ohio Insurance Law, (ii) Harleysville Mutual shall comply with the provisions of Sections 1923 and 1924 of the Pennsylvania BCL, and (iii) both Parties shall promptly comply with all other applicable Laws with respect to the publication or mailing to their respective Members of the applicable Meeting Notice.

(c)           As soon as practicable after the date of this Agreement, Harleysville Mutual shall prepare a proxy or information statement (together with all amendments, schedules, and exhibits thereto, the “Harleysville Mutual Policyholder Information Statement”) relating to the solicitation of its Members’ approval of the Parent Merger.  Harleysville Mutual shall give the Nationwide Parties and their Representatives the opportunity to review and comment upon the Harleysville Mutual Policyholder Information Statement prior to its being mailed or otherwise made available to the Members of Harleysville Mutual.  Harleysville Mutual, after consultation with the Nationwide Parties and their Representatives, shall use its reasonable best efforts to respond promptly to any comments made by any Governmental Entity with respect to the Harleysville Mutual Policyholder Information Statement and to cause the Harleysville Mutual Policyholder Information Statement to be mailed or otherwise made available to its Members as required by Law or any Governmental Entity.

(d)           As soon as practicable after the date of this Agreement, Nationwide Mutual shall prepare a proxy or information statement (together with all amendments, schedules, and exhibits thereto, the “Nationwide Mutual Policyholder Information Statement”) relating to the solicitation of its Members’ approval of the Parent Merger.  Nationwide Mutual shall give Harleysville Mutual and its Representatives the opportunity to review and comment upon the Nationwide Mutual Policyholder Information Statement prior to its being mailed or otherwise made available to the Members of Nationwide Mutual.  Nationwide Mutual, after consultation with Harleysville Mutual and its Representatives, shall use its reasonable best efforts to respond promptly to any comments made by any Governmental Entity with respect to the Nationwide Mutual Policyholder Information Statement and to cause the Nationwide Mutual Policyholder Information Statement to be mailed or otherwise made available to its Members as required by Law or any Governmental Entity.  The Harleysville Mutual Policyholder Information Statement

and the Nationwide Mutual Policyholder Information Statement are collectively referred to herein as the “Information Statements”.

(e)           Each of Nationwide Mutual and Harleysville Mutual shall furnish all information concerning it as is required to be included in the Meeting Notices and the Information Statements.  Each of Harleysville Mutual and Nationwide Mutual agrees that the written information provided by it specifically for inclusion in any Meeting Notice or the Information Statements will not, at the time such Meeting Notice and/or the Information Statements are published, mailed, or otherwise made available to the Members of each of Harleysville Mutual and Nationwide Mutual and on the date of the meeting relating thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 8.2             Stockholder Meeting and Approval.

(a)           HGI, acting through its Board of Directors, shall, in accordance with applicable Law:

(i)            Duly call, give notice of, convene, and hold a special meeting of its stockholders as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement and the Transactions;

(ii)           Together with the Nationwide Parties and their Representatives, prepare and file with the SEC a preliminary proxy statement relating to this Agreement and the Transactions, and use its reasonable best efforts to (A) obtain and furnish the information required to be included by the SEC in a definitive proxy statement (such proxy statement together with, as the context dictates, any ancillary documents to be sent to such stockholders of HGI, each as supplemented or amended, being referred to herein as the “Proxy Statement”) and, after consultation with the Nationwide Parties and their Representatives, respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed and otherwise made available to its stockholders; (B) obtain the necessary approval of this Agreement and the Transactions by its stockholders; and (C) include in the Proxy Statement the recommendation of the Board of Directors of HGI that the stockholders of HGI vote in favor of the approval of this Agreement and the Transactions and the written opinion of Keefe, Bruyette & Woods, Inc. that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the stockholders of HGI (other than Harleysville Mutual).

(b)           The Nationwide Parties shall furnish all information about themselves, their Business, operations, and their owners and all financial information to HGI as may be reasonably necessary in connection with the preparation of the Proxy Statement.  HGI shall give the Nationwide Parties and their Representatives the opportunity to review and comment upon, prior to their being filed with, or sent to the SEC, (i) the Proxy Statement, (ii) all amendments and supplements to the Proxy Statement, and (iii) all responses to requests for additional information and replies to comments. Each of HGI, on the one hand, and the Nationwide Parties, on the other hand, agree to correct promptly any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and HGI further agrees to take all necessary steps to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the stockholders of HGI, in each case, to the extent required by applicable Laws.  HGI shall notify the Nationwide Parties of the receipt of any comments of the SEC with respect to the preliminary Proxy Statement.

(c)           None of the information supplied by HGI specifically for inclusion or incorporation by reference in (i) the Proxy Statement, or (ii) other filings under the Exchange Act, the HSR Act, or other applicable federal, state, or local Laws, will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, as of the date it or any amendment or supplement thereto is mailed to stockholders of HGI and at the time of any meeting of stockholders of HGI to be held in connection with the Subsidiary Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement, insofar as it relates to HGI or other information supplied by HGI for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. HGI makes no representation, warranty, or covenant with respect to information concerning the Nationwide Parties or their Affiliates included in the Proxy Statement or information supplied by the Nationwide Parties or their Affiliates for inclusion in the Proxy Statement.

(d)           None of the information supplied by the Nationwide Parties or their Affiliates specifically for inclusion or incorporation by reference in (i) the Proxy Statement, or (ii) other filings under the Exchange Act, the HSR Act, or other applicable federal, state, or local Laws, will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, as of the date it or any amendment or supplement thereto is mailed to stockholders of HGI and at the time of any meeting of stockholders of HGI to be held in connection with the Subsidiary Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement, insofar as it relates to the Nationwide Parties or their Affiliates or other information supplied by the Nationwide Parties or their Affiliates for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  The Nationwide Parties make no representations, warranties, or covenants with respect to information concerning HGI included in the Proxy Statement or information supplied by HGI for inclusion in the Proxy Statement.

ARTICLE IX

CONDITIONS

Section 9.1             Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of each Party to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           this Agreement and the Parent Merger shall have been approved and adopted by the requisite votes of the respective Members of Nationwide Mutual and Harleysville Mutual at a special meeting of the Members of Nationwide Mutual and Harleysville Mutual, respectively, called for such purpose;

(b)           this Agreement and the Subsidiary Merger shall have been approved and adopted by the requisite vote of the stockholders of HGI at a special meeting of the stockholders of HGI called for such purpose;

(c)           the waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been earlier terminated and, other than the filings provided for in clauses (i) and (ii) of Section 2.5(a) and in Section 2.5(b), all Governmental Approvals and other Consents or Filings which are required to be obtained prior to the Effective Time (other than those Governmental Approvals for which the failure to obtain would not be reasonably likely to have a Material Adverse Effect on the Surviving Company and its Subsidiaries taken as a whole) shall have been obtained and not rescinded or adversely modified or limited or, if merely required to be filed, such filings shall have been made and accepted, and all waiting periods prescribed by applicable Law shall have expired or been terminated in accordance with applicable Law; provided that no such Governmental Approval or other Consent or Filing shall contain any conditions or limitations that impose or seek to impose any limitation on the ability of the Surviving Company and its Subsidiaries or the Surviving Subsidiary and its Subsidiaries, in each case taken as a whole, to conduct its Business or own its Assets after the Effective Time in substantially the same manner as the Parties and their respective Subsidiaries presently conduct their Business or own their Assets and which conditions and limitations would have a Material Adverse Effect on the Surviving Company and its Subsidiaries or the Surviving Subsidiary and its Subsidiaries, in each case taken as a whole;

(d)           no Order entered or Law promulgated or enacted by any Governmental Entity shall be in effect which would prevent the consummation of the Mergers, and no Proceeding brought by a Governmental Entity shall have been commenced and be pending which seeks to restrain, enjoin, prevent, or materially delay or restructure the Mergers; and

(e)           Nationwide Surplus is greater than $11,100,000,000.

Section 9.2             Conditions to Obligation of Harleysville Parties to Effect the Mergers.  The obligations of the Harleysville Parties to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by each of the Harleysville Parties, but only to the extent permitted by Law and subject to Section 11.3:

(a)           The representations and warranties of the applicable Nationwide Parties contained in the first sentence of Section 6.1(a), and Sections 6.1(b)(i) and (ii), 6.1(e)(i), and 6.2(a) and (b) (collectively, the “Nationwide Parties’ Specific Representations”) shall be true and correct in all respects on the date of this Agreement and on and as of the Closing Date as though made on the Closing Date.  The representations and warranties of each of the Nationwide Parties contained in this Agreement, except the Nationwide Parties’ Specific Representations, that are qualified by materiality or reference to “Material Adverse Effect” shall be true and correct in all respects on the date of this Agreement and on and as of the Closing Date as though made on the Closing Date, and those, except the Nationwide Parties’ Specific Representations, that are not so qualified shall be true and correct in all material respects, on the date of this Agreement and on and as of the Closing Date as though made on the Closing Date (other than those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period);

(b)           Each of the Nationwide Parties shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing Date;

(c)           The Harleysville Parties shall have received a certificate of an executive officer of each of the Nationwide Parties as to the satisfaction of the conditions set forth in Sections 9.2(a) and (b); and

(d)           Notwithstanding any disclosure thereof pursuant to the provisions of this Agreement, between the date of this Agreement and the Effective Time, no Material Adverse Effect has occurred with respect to Nationwide Mutual, Merger Sub, and their Subsidiaries, taken as a whole, and no material adverse change has occurred with respect to Nationwide Mutual.

Section 9.3             Conditions to Obligation of Nationwide Parties to Effect the Mergers.  The obligations of the Nationwide Parties to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by each of the Nationwide Parties, but only to the extent permitted by Law and subject to Section 11.3:

(a)           The representations and warranties of the applicable Harleysville Parties contained in Sections 4.1, 4.2, 4.3, 5.1, 5.2, 5.3, and 5.26 (collectively, the “Harleysville Parties’ Specific Representations”) shall be true and correct in all respects on the date of this Agreement and on and as of the Closing Date as though made on the Closing Date other than de minimis inaccuracies contained in Section 4.2 or Section 5.2.  The representations and warranties of each of the Harleysville Parties contained in this Agreement, except for the Harleysville Parties’ Specific Representations, that are qualified by materiality or reference to “Material Adverse Effect” shall be true and correct in all respects on the date of this Agreement and on and as of the Closing Date as though made on the Closing Date, and those, except for the Harleysville Parties’ Specific Representations, that are not so qualified shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date as though made on the Closing Date (other than those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period);

(b)           Each of the Harleysville Parties shall have performed and complied in all material respects with all obligations, covenants, and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing Date;

(c)           The Nationwide Parties shall have received a certificate of an executive officer of each of the Harleysville Parties as to the satisfaction of the conditions set forth in Sections 9.3(a) and (b);

(d)           Notwithstanding any disclosure thereof pursuant to the provisions of this Agreement, between the date of this Agreement and the Effective Time, no Material Adverse Effect has occurred with respect to Harleysville Mutual, HGI, or their Subsidiaries, taken as a whole, and no Harleysville Material Adverse Change has occurred;

(e)           Michael Browne shall have entered into a retention bonus agreement with Nationwide Mutual on terms no less favorable than those set forth in Section 7.12 of the Nationwide Mutual Disclosure Schedule;

(f)            Harleysville Consolidated Surplus is greater than $900,000,000; and

(g)           Harleysville Consolidated Surplus less Harleysville Decrease In Statutory Net Unrealized Losses is greater than $1,000,000,000.  For the avoidance of doubt, the resulting calculation must be equal to or greater than Harleysville Consolidated Surplus.

Section 9.4             Frustration of Closing Conditions.  Harleysville Mutual, HGI, Nationwide Mutual, and Merger Sub may not rely on the failure of any condition set forth in Sections 9.1, 9.2, and 9.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate the Mergers and the other Transactions.

ARTICLE X

TERMINATION

Section 10.1           Termination.  This Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a)           by the mutual written agreement of the Parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors; or

(b)           by any of the Harleysville Parties or the Nationwide Parties if the Mergers shall not have occurred on or before the date that is one year following the date hereof (the “Outside Date”); provided that the Outside Date may be extended for a period not to exceed one hundred eighty (180) days by any of the Nationwide Parties by written notice to the Harleysville Parties if the Mergers shall not have been consummated as a result of the condition set forth in Section 9.1(c) failing to have been satisfied, but (i) the extending Party reasonably believes that the relevant approvals will be obtained during such extension period and (ii) each of the other conditions to the consummation of the Mergers set forth in Article IX has been satisfied or waived or remains reasonably capable of satisfaction; provided, further, that the Outside Date shall, without any action on the part of any of the Parties, be extended day-by-day for each day during which any Party shall at any time after the date of this Agreement be subject to a non-final or appealable Order that has the effect of making either of the Mergers or the acquisition of shares of common stock of HGI by Merger Sub or any Affiliate thereof illegal or otherwise preventing or prohibiting the consummation of the Transactions; provided, further, that the right to terminate this Agreement pursuant to this clause (b) shall not be available to the Party seeking to terminate this Agreement if such Party’s breach of this Agreement has been the cause of the failure of the Effective Time to occur; or

(c)                                  by any of the Harleysville Parties or the Nationwide Parties if the number of votes in favor of this Agreement cast by the Members of Nationwide Mutual required for the consummation of the Parent Merger shall not have been obtained at the meeting of its Members or at any adjournment thereof duly held for such purpose; or

(d)                                 by any of the Harleysville Parties or the Nationwide Parties if the number of votes in favor of this Agreement cast by the Members of Harleysville Mutual required for the consummation of the Parent Merger shall not have been obtained at the meeting of its Members or at any adjournment thereof duly held for such purpose; or

(e)                                  by any of the Harleysville Parties or the Nationwide Parties if the number of votes in favor of this Agreement cast by the stockholders of HGI required for the consummation of the Subsidiary Merger shall not have been obtained at the meeting of the stockholders of HGI or at any adjournment thereof duly held for such purpose; or

(f)                                    by either Harleysville Party if either Nationwide Party (i) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein, or (ii) breaches its representations and warranties in any material respect and such breach would have, or is reasonably likely to have, a Material Adverse Effect, in each case such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied; provided, however, that if any such breach is curable by the Outside Date (as may be extended hereunder) by the Nationwide Parties through the exercise of their reasonable best efforts and for so long as the Nationwide Parties shall be so using their reasonable best efforts to cure such breach, the Harleysville Parties may not terminate this Agreement pursuant to this Section 10.1(f); or

(g)                                 by either Nationwide Party if either Harleysville Party (i) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein, or (ii) breaches its representations and warranties in any material respect and such breach would have, or is reasonably likely to have, a Material Adverse Effect on the Harleysville Parties and their Subsidiaries taken as a whole, in each case such that the conditions set forth in Section 9.1 or Section 9.3 would not be satisfied; provided, however, that if any such breach is curable by the Outside Date (as may be extended hereunder) by the Harleysville Parties through the exercise of their reasonable best efforts and for so long as the Harleysville Parties shall be so using their reasonable best efforts to cure such breach, the Nationwide Parties may not terminate this Agreement pursuant to this Section 10.1(g); or

(h)                                 by the Board of Directors of HGI if all of the conditions set forth in Section 7.2(d)(i) through (vi) have been met;

(i)                                     by either Nationwide Party upon the occurrence of (i) a Harleysville Material Adverse Change or (ii) a Material Adverse Effect with respect to the Harleysville Parties taken as a whole; or

(j)                                     by either Nationwide Party upon a knowing and intentional breach, in any material respect, of Section 7.2(a)(i) by either of the Harleysville Parties.

Section 10.2                                Effect of Termination.

In the event of the termination of this Agreement by any Party as provided in Section 10.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, this Agreement shall thereafter become void and, subject to Section 10.3, there shall be no Liability on the part of any Party hereto against any other Party hereto, or on the part of their directors, officers, employees, policyholders, stockholders, or agents (or those of any of their Subsidiaries or Affiliates), except that (a) any such termination shall be without prejudice to the rights of any Party hereto (or any of its Subsidiaries or Affiliates) arising out of the willful and material breach by any other Party of any covenant or agreement contained in this Agreement, (b) the obligations pursuant to this Section 10.2, Section 10.3, Section 7.6(b), and Article XI, and (c) the Confidentiality Agreement shall survive termination.

Section 10.3                                Payments.

(a)                                  Termination Fee and Expense Reimbursement. In the event that:

(i)                                     the Board of Directors of HGI terminates this Agreement pursuant to Section 10.1(h);

(ii)                                  (A) this Agreement is terminated pursuant to Section 10.1(b), (d), (e), or (g), as applicable, (B) prior to such termination, an Alternative Transaction Proposal has been publicly announced, and (C) within twelve (12) months of such termination, HGI enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction; or

(iii)                               this Agreement is terminated pursuant to Section 10.1(j),

then HGI shall pay Nationwide Mutual a one-time fee equal to $29,588,535 (the “Termination Fee”) and shall reimburse Nationwide Mutual for its Expenses in accordance with Section 10.3(c). Any Termination Fee and Expenses due under this Section 10.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Nationwide Mutual to HGI (A) in the case of termination pursuant to clause (i) above, on the date of termination of this Agreement, or (B) in the case of termination pursuant to clause (ii) above, within two (2) Business Days of the date of the first to occur of (x) the execution of a definitive agreement relating to an Alternative Transaction Proposal, and (y) the consummation of a transaction relating to an Alternative Transaction.

(b)                                 Interest and Costs; Other Remedies.  Each of the Parties acknowledges that the agreements contained in this Section 10.3 are an integral part of the Transactions and that, without these agreements, none of the Parties would have entered into this Agreement.  Accordingly, in the event that HGI shall fail to pay the Termination Fee and Expenses when due, and in order to obtain such payment, Nationwide Mutual commences a suit which results in a judgment against HGI for such fee, then HGI shall pay to Nationwide Mutual its costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus 2% per annum from the date such amounts were required to be paid until the date actually received by Nationwide Mutual.

(c)                                  Expenses.  Except as otherwise specifically provided herein, each Party shall bear its own Expenses in connection with this Agreement and the Transactions, except that the Nationwide Parties and the Harleysville Parties each shall bear and pay one-half of the filing fee paid to the FTC pursuant to the HSR Act or to any foreign antitrust or competition Law.  Furthermore, in the event that (A) the Harleysville Parties terminate this Agreement pursuant to Section 10.1(f), then the Nationwide Parties shall reimburse the Harleysville Parties for all of their Expenses, (B) the Nationwide Parties terminate this Agreement pursuant to Section 10.1(g), then the Harleysville Parties shall reimburse the Nationwide Parties for all of their Expenses, or (C) this Agreement is terminated pursuant to Section 10.1(h), then HGI, in addition to any Termination Fee that HGI may be required to make to Nationwide Mutual pursuant to Section 10.3(a) in respect of such termination, shall reimburse the Nationwide Parties for all of the Nationwide Parties’ Expenses.

For the purposes of this Section 10.3, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, performance, approval by any Person, and enforcement of this Agreement and the Transactions, including the preparation, printing, filing and mailing of the respective Information Statements, the Proxy Statement, and the solicitation of Member and stockholder approvals and all other matters related to the Transactions.

ARTICLE XI

MISCELLANEOUS

Section 11.1                                Notices.  All notices, consents, requests, approvals, authorizations and other communications (collectively, “Notices”) required or permitted to be given hereunder by one Party to another shall only be effective if in writing.  All Notices shall be sent (a) by registered or certified mail (with return receipt requested), postage prepaid, or (b) by Federal Express, United States Post Office Express Mail, Airborne, UPS, or similar overnight courier which delivers, if requested, only upon signed receipt of the addressee (with such signed receipt being requested), or (c) by facsimile transmission, and addressed or transmitted as follows or at such other address or facsimile number, and to the attention of such other Person, as the Parties shall give notice as herein provided:

If to a Nationwide Party, to:

Nationwide Mutual Insurance Company
One Nationwide Plaza 1-34-04
Columbus, Ohio  43215

Attention:  Stephen S. Rasmussen
Facsimile No.:  (614) 249-6848

with a copy to:

Nationwide Mutual Insurance Company
One Nationwide Plaza 1-37-08
Columbus, Ohio  43215
Attention:  Particia R. Hatler
Facsimile No.:  (614) 677-5128

with a copy to:

Jones Day
325 John H. McConnell Blvd., Suite 600
Columbus, Ohio  43215
Attention:  Randall M. Walters, Esq.
Facsimile No.:  (614) 461-4198

If to Harleysville Mutual, to:

Harleysville Mutual Insurance Company
355 Maple Avenue
Harleysville, Pennsylvania  19438
Attention:  Michael L. Browne
Facsimile No.:  (215) 256-5008

with a copy to:

Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania  19103
Attention:  Justin P. Klein, Esq.
Facsimile No.:  (215) 864-8999

If to HGI, to:

Harleysville Group Inc.
355 Maple Avenue
Harleysville, Pennsylvania  19438
Attention:  Michael L. Browne
Facsimile No.:  (215) 256-5008

with a copy to:

Fox Rothschild LLP
2000 Market Street, 20th Floor
Philadelphia, Pennsylvania  19103
Attention:  Peter J. Tucci, Esq.
Facsimile No.:  (215) 345-7507

A Notice shall be effective upon receipt and shall be deemed to be received, if sent by registered or certified mail, United States Post Office Express Mail, Federal Express, Airborne, UPS, or similar overnight courier, on the date of receipt by the recipient as shown on the return receipt card, or if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a Notice is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. on any Business Day at the addressee’s location, such Notice shall be deemed to be received by the recipient at 9:00 a.m. on the first (1st) Business Day thereafter.  Rejection or other refusal to accept or the inability to deliver because of a changed address of which no Notice was given shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

Section 11.2                                Amendments.  Subject to applicable Law, this Agreement may be amended by the Parties hereto at any time before or after the approval of this Agreement by the Members of Nationwide Mutual or of Harleysville Mutual and the stockholders of Merger Sub or of HGI, but after such approval, no amendment or modification shall be made which materially adversely affects the rights of such Members or stockholders without the further approval of such Members and stockholders.  This Agreement may not be amended, modified, or supplemented except by written agreement of the Parties hereto.

Section 11.3                                Extension; Waiver.  At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) except as provided by Article IX, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Nothing contained in this Agreement shall cause the failure of any of the Parties to insist upon strict compliance with any covenant, obligation, condition, or agreement contained herein to operate as a waiver of, or estoppel with respect to, any such covenant, obligation, condition, or agreement by the Party entitled to the benefit thereof.

Section 11.4                                Publicity.  So long as this Agreement is in effect, each of the Parties hereto (a) shall not, and shall cause its Affiliates not to, issue or cause the publication of any press release or other announcement to any Person with respect to this Agreement or the Transactions without the consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing contained in this Agreement shall (i) limit the right of each of the Parties hereto and their Affiliates to make a filing or communication required by applicable Law, provided that such Party shall allow the other Parties a reasonable opportunity to comment on such filing or communication in advance thereof; (ii) prohibit any of the Parties hereto (or its Affiliates) from initiating communications with, and making presentations to, any rating agency or Governmental Entity relating to the Transactions if such Party gives prior written notice thereof to the other Parties hereto, or (iii) prohibit any Party or any of their respective Affiliates from communicating to any third party information in any way relating to the Mergers that has been made known to the general public, other than in violation of this Agreement, prior to the time of such communication, (b) shall cooperate fully with the other Parties hereto with respect to issuing or publishing any press release, or other announcement or other written communication to any non-affiliated Person and preparing written and oral communications to the employees and agents of each Party hereto with the purpose of effectuating the Mergers in the best interests of the respective Members and stockholders of the Parties, and (c) shall promptly notify the other Parties of any communications received from and responses provided to non-affiliated Persons, in either case, with respect to this Agreement or the Transactions.

Section 11.5                                Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.6                                Non-Assignability.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto by operation of Law or otherwise without the prior written consent of the other Parties hereto.

Section 11.7                                Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, and nothing in this Agreement, expressed or implied, is intended to confer upon any other Person (including any policyholder, shareholder, or Representative of any Party or their Subsidiaries) any rights or remedies of any nature under or by reason of this Agreement, except as otherwise expressly provided in this Agreement.

Section 11.8                                Duplicates; Counterparts.  This Agreement shall be executed in duplicate and may be executed in counterparts, each of which shall be deemed to constitute an original and constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic mail via the portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

Section 11.9                                Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict or choice of Laws rules thereof or of any other jurisdiction.

Section 11.10                          Entire Agreement.  This Agreement, including the Voting Agreement and schedules hereto and thereto, constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings, oral or written (except for the Confidentiality Agreement), between the Parties hereto with respect to the subject matter hereof and thereof.

Section 11.11                          Severability.  If any provisions hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area, or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; provided, however, that the Parties shall use reasonable efforts, including the amendment of this Agreement, to ensure that this Agreement shall reflect as closely as practicable the intent of the Parties hereto.

Section 11.12                          Specific Performance.  Each of the Parties hereto acknowledges and agrees that the other Parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties hereto agrees that each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions thereof in any action instituted in any forum specified in Section 11.14, in addition to any other remedy to which any Party may be entitled, at Law, in equity, or pursuant to this Agreement.

Section 11.13                          Counting.  If the due date for any action to be taken under this Agreement (including the delivery of notices) is not a Business Day, then such action shall be considered timely taken if performed on or prior to the next Business Day following such due date.

Section 11.14                          Venue.  Each Party irrevocably agrees that any Proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party or its successors or assigns may be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement and the Transactions (and agrees not to commence any Proceeding relating thereto except in such courts). Each Party further agrees to accept service of process in any manner permitted by such courts. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Law, that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.15                          Joint Preparation.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 11.16                          Interpretation.

(a)                                  When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)                                 Whenever the words “include,” “includes,” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)                                  The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement unless otherwise specified.

(d)                                 The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, Nationwide Mutual, Harleysville Mutual, Merger Sub, and HGI have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NATIONWIDE MUTUAL INSURANCE COMPANY

By:	/s/ Stephen S. Rasmussen
	Name:	Stephen S. Rasmussen
	Title:	Chief Executive Officer

HARLEYSVILLE MUTUAL INSURANCE COMPANY

By:	/s/ Michael L. Browne
	Name:	Michael L. Browne
	Title:	President and CEO

NATIONALS SUB, INC.

By:	/s/ David LaPaul
	Name:	David LaPaul
	Title:	Treasurer

HARLEYSVILLE GROUP INC.

By:	/s/ Michael L. Browne
	Name:	Michael L. Browne
	Title:	President and CEO